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Table of Contents Prospectus Supplement

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November 2, 2009

Preliminary Prospectus Supplement (To Prospectus dated May 27, 2009)	Filed pursuant to Rule 424(b)(5) Registration Nos. 333-159493, 333-159493-01, 333-159493-02, 333-159493-03, 333-159493-04, 333-159493-05, 333-159493-06.

£500,000,000

Virgin Media Finance PLC

$            % Senior Notes due 2019
£            % Senior Notes due 2019

         We are offering senior notes, which we refer to as the notes, in the aggregate principal amount of £500,000,000 in U.S. dollar and sterling denominated tranches. The notes will be issued by Virgin Media Finance PLC and guaranteed on a senior basis by Virgin Media Inc. and the intermediate holding companies of Virgin Media Finance PLC, and on a senior subordinated basis by Virgin Media Investment Holdings Limited.

         Interest payable on                        and                         .

         The notes will mature on                        , 2019. Interest will accrue from                        , 2009, and the first interest payment date will be                        , 2010.

         The issuer may redeem the notes in whole or in part at any time on or after                        , 2014 at the redemption prices set forth in this prospectus supplement. At any time prior to                         , 2014, the issuer may redeem all or a part of the notes by paying a "make-whole" premium. On or before                        , 2012, the issuer may also redeem up to 40% of the principal amount of the notes originally issued at a price equal to par plus the coupon on the notes, together with accrued and unpaid interest, if any, to the redemption date, using the net proceeds of certain equity offerings. In addition, the issuer may redeem all of the notes at a price equal to their principal amount plus accrued and unpaid interest, if any, upon the occurrence of certain changes in applicable tax law.

         See "Risk Factors" beginning on page S-16 for a discussion of certain risks that you should consider in connection with an investment in the notes.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Underwriting Discount		Proceeds to Us, Before Expenses
Price per $ Note		%		%		%
Total	$		$		$
Price per £ Note		%		%		%
Total	£		£		£

(1)
Plus accrued interest from                        , 2009, if any.

         We will make an application to list the notes on the Official List of the Luxembourg Stock Exchange and for the admission of the notes to trading on the Euro MTF market of the Luxembourg Stock Exchange.

         We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company, Euroclear and Clearstream on or about                         , 2009.

Deutsche Bank	BNP PARIBAS

CALYON Crédit Agricole CIB	Goldman, Sachs & Co.	HSBC	J.P. Morgan	RBS

UBS Investment Bank

                        , 2009

Prospectus Supplement

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus we may provide to you. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

        This prospectus supplement is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration process, we are offering to sell the notes using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this note offering. The accompanying prospectus provides more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference herein and therein, and the additional information described under the heading "Where You Can Find More Information" in this prospectus supplement and the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

S-i

Currency Presentation and Exchange Rate Information

        In this prospectus supplement: (i) £, sterling, or pound sterling refer to the lawful currency of the United Kingdom; (ii) $ or U.S. dollar refer to the lawful currency of the United States; and (iii) € or euro refer to the lawful currency of participating member states of the European Union.

        The following table sets forth, for the periods indicated, certain information regarding the noon buying rate in New York City for cable transfers in pound sterling as certified for customs purposes by the Federal Reserve Bank of New York, expressed in U.S. dollars per pound sterling. The rates below may differ from the actual rates used in the preparation of our consolidated financial statements and other financial information appearing in this prospectus supplement. Our inclusion of the exchange rates is not meant to suggest that the pound sterling amounts actually represent such U.S. dollar amounts or that such amounts could have been converted into U.S. dollars at any particular rate, if at all.

Year ended December 31,	Exchange rate at end of period	Average exchange rate during period(1)	Highest exchange rate during period	Lowest exchange rate during period
	(U.S. dollars per pound sterling)
2006	1.9586	1.8582	1.9794	1.7256
2007	1.9843	2.0073	2.1104	1.9235
2008	1.4619	1.8424	2.0311	1.4395

(1)
The average of the noon buying rates in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on the last business day of each month during the applicable period.

Month and Year	Highest exchange rate during the month	Lowest exchange rate during the month
	(U.S. dollars per pound sterling)
January 2009	1.5254	1.3658
February 2009	1.4936	1.4224
March 2009	1.4730	1.3757
April 2009	1.4990	1.4402
May 2009	1.6160	1.4881
June 2009	1.6547	1.5976
July 2009	1.6713	1.6027
August 2009	1.6977	1.6212
September 2009	1.6695	1.5910
October 2009 (through October 23, 2009)	1.6610	1.5878

        On October 23, 2009, the noon buying rate in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York was $1.6351 per £1.00.

 Where You Can Find More Information

        Virgin Media is subject to the information and reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, it files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that Virgin Media files at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the internet website maintained by the SEC at www.sec.gov.

        The SEC allows us to incorporate by reference into this prospectus supplement the information filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. The information in the documents incorporated by reference is considered to be part of this prospectus supplement. Information in documents that we file with the SEC after the date of this prospectus supplement and that are incorporated or deemed to be incorporated by reference into this prospectus supplement will automatically update and, where applicable, supersede information in this prospectus supplement. We incorporate by reference the documents listed below and any future filings Virgin Media may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering.

Virgin Media Inc. Filings	Period and Date Filed
Annual Report on Form 10-K	Year ended December 31, 2008, as filed on February 26, 2009.
Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2009, as filed on May 6, 2009, June 30, 2009, as filed on August 7, 2009, and September 30, 2009, as filed on October 29, 2009.
Current Reports on Form 8-K
Filed on March 4, 2009, April 10, 2009, May 19, 2009, May 27, 2009, June 3, 2009, June 16, 2009, July 7, 2009, July 21, 2009, September 1, 2009, September 18, 2009, September 28, 2009 (other than information furnished pursuant to Item 7.01), October 20, 2009 (other than information furnished pursuant to Item 7.01), October 29, 2009 (other than information furnished pursuant to Item 2.02), and November 2, 2009.

In our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, we (i) reclassified our sit-up reporting unit as assets and liabilities held for sale and discontinued operations, (ii) reported segment results based on a new operating segment structure and (iii) reflected the retroactive application of new guidance issued by the Financial Accounting Standards Board, or FASB, at Accounting Standards Codification, or ASC, 470-20, or ASC 470-20. The new guidance requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer's nonconvertible debt borrowing rate. Our Current Report on Form 8-K filed on May 27, 2009, which is incorporated in this prospectus supplement by reference, revises historical financial and other information included in our Annual Report on Form 10-K for the year ended December 31, 2008 to reflect the sit-up reporting unit as assets and liabilities held for sale and discontinued operations, the revised operating segment structure and retroactive application of ASC 470-20.

        We are not incorporating by reference any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

        You may request a copy of the information incorporated in this prospectus supplement by reference, at no cost, by writing or telephoning Virgin Media's office of Investor Relations:

Virgin Media Inc.
909 Third Avenue, Suite 2863
New York, New York 10022
United States
Attention: Investor Relations
Telephone: +1 (212) 906-8440 or +44 (0) 2072 995479

For general inquiries concerning us please call:
+1 (212) 906-8440

        You may also obtain a copy of these filings from our website at www.virginmedia.com. The investor relations section of our website can be accessed under the heading "About Virgin Media—Investors Information." The information on our website or any other website referenced in this prospectus supplement is not intended to be incorporated by reference and should not be considered a part of this prospectus supplement.

        You should rely only upon the information provided in this prospectus supplement, the accompanying prospectus and any document incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than that on the front cover of the document.

        Virgin Media has filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference in this prospectus supplement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's Internet site, as listed above.

 Forward-Looking Statements

        Various statements contained in this document or incorporated by reference herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy," and similar expressions identify these forward- looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors, among others, include:

  •
  the ability to compete with a range of other communications and content providers;

  •
  the ability to manage customer churn;

  •
  the ability to maintain and upgrade our networks in a cost-effective and timely manner;

  •
  the ability to implement our restructuring plan successfully and realize the anticipated benefits;

  •
  the general deterioration in economic conditions;

  •
  the continued right to use the Virgin name and logo;

  •
  possible losses in revenues due to systems failures;

  •
  the ability to provide attractive programming at a reasonable cost;

  •
  the ability to control unauthorized access to our network;

  •
  the effect of technological changes on our businesses;

  •
  the reliance on single-source suppliers for some equipment, software and services and third party distributors of our mobile services;

  •
  currency and interest rate fluctuations;

  •
  the ability to fund debt service obligations through operating cash flow and refinance our debt obligations;

  •
  the ability to obtain additional financing in the future;

  •
  the ability to comply with restrictive covenants in our indebtedness agreements; and

  •
  the extent to which our future cash flow will be sufficient to cover our fixed charges.

        These and other factors are discussed in more detail under "Risk Factors" and elsewhere in this prospectus supplement and under Item 1A "Risk Factors" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on February 26, 2009 and revised by our Current Report on Form 8-K as filed with the SEC on May 27, 2009, and in our Quarterly Reports on Form 10-Q filed with the SEC on May 6, 2009, August 7, 2009 and October 29, 2009. Each of those reports is incorporated by reference into this prospectus supplement and the accompanying prospectus. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Summary

        This summary highlights information contained elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus carefully, including the section entitled "Risk Factors," and the financial statements and related notes to those financial statements, before making an investment decision. In this prospectus supplement, references to the "issuer" are to Virgin Media Finance PLC; references to the "guarantors" are to Virgin Media Inc., Virgin Media Group LLC, Virgin Media Holdings Inc., Virgin Media (UK) Group, Inc., Virgin Media Communications Limited and Virgin Media Investment Holdings Limited; and references to the "company," "Virgin Media," "we," "us" and "our," and all similar references, are to Virgin Media Inc. and all of its consolidated subsidiaries, unless otherwise stated or the context otherwise requires.

Our Company

        We are a leading U.K. entertainment and communications business providing a "quad-play" offering of broadband, television, mobile telephone, and fixed line telephone services, together with one of the most advanced television on-demand services available in the U.K. market. We are one of the U.K.'s largest residential broadband providers and mobile virtual network operators, and the second largest provider of pay television and fixed line telephone services by number of customers. As of September 30, 2009, we provided service to approximately 4.7 million cable customers on our network. Approximately 59.5% of our customers on our network were "triple-play" customers, receiving broadband internet, television and fixed line telephone services from us. In addition, we provided mobile telephone service to 2.3 million pre-pay mobile customers and 0.9 million contract mobile customers over third party networks. Through our ntl:Telewest Business unit we provide a complete portfolio of voice, data and internet solutions to leading businesses, public sector organizations and service providers in the U.K. We also provide a broad range of programming through Virgin Media Television, or Virgin Media TV, which operates our wholly owned channels, such as Virgin1, Living and Bravo and through UKTV, our joint ventures with BBC Worldwide.

        On April 1, 2009, we sold our sit-up reporting unit. sit-up operated a portfolio of auction-based retail television channels and was formerly included within our Content segment.

        Our previously reported operating segments, Cable, Mobile and Content, were based on the method by which we distributed our services. As a result of the business reorganization initiated in 2008, we have realigned our internal reporting structure and the related financial information used by our chief operating decision maker to assess the performance of our business. Our new operating segments are as follows:

  •
  Consumer:  our Consumer segment, part of which was previously included within our Cable segment, includes the distribution of television programming over our cable network and the provision of broadband and fixed line telephone services to residential consumers, both on our cable network and to a lesser extent off our network. Our new Consumer segment also includes our former Mobile segment which is operated through Virgin Mobile, and consists of our mobile telephony and broadband business;

  •
  Business:  our Business segment, which was previously included within our Cable segment, includes the voice and data telecommunication and internet solutions services we provide through ntl:Telewest Business to businesses, public sector organizations and service providers; and

  •
  Content:  our Content segment includes the operations of our wholly owned television channels, such as Virgin1, Living and Bravo. Although not included in our Content segment revenue, our content management team also oversees our interest in the UKTV television channels through our joint ventures with BBC Worldwide.

        Our revenue by segment for the nine months ended September 30, 2009 and 2008 was as follows (in millions) (unaudited):

	Nine months ended September 30,
	2009		2008
Consumer Segment	£2,287.0	81.0%	£2,269.8	80.3%
Business Segment	435.6	15.4	470.9	16.6
Content Segment	102.3	3.6	87.6	3.1

	£2,824.9	100.0%	£2,828.3	100.0%

Recent Developments

        On October 1, 2009, our common stock was admitted to the Official List of the Financial Services Authority and commenced secondary trading on the main market of the London Stock Exchange under the ticker symbol "VMED." We did not issue any new common shares in connection with our London listing. The primary listing for the shares of our common stock will continue to be the NASDAQ Global Select Market.

        On October 30, 2009, certain amendments to our senior credit facility became effective. Among other things, the amendments provide us with the ability to issue senior secured notes which would rank pari passu with the obligations under our senior credit facility. See "Description of Other Debt—Senior credit facility" for a description of our senior credit facility.

        Virgin Media Finance PLC is a public limited company organized under the laws of England and Wales. Virgin Media Inc. is a Delaware corporation. Our group's principal executive offices are located at 909 Third Avenue, Suite 2863, New York, New York 10022, and our telephone number at that address is +1 (212) 906-8440. Our website is located at www.virginmedia.com. The information on our website is not part of this prospectus supplement.

Corporate structure chart

        The following diagram sets forth our corporate structure and assumes the completion of the note offering. This is a condensed chart and it does not show all of our operating and other intermediate companies.

(1)
Virgin Media Inc. generally will not be subject to the restrictive covenants under the indenture governing the notes. The companies initially subject to the restrictive covenants, referred to as the restricted group, are Virgin Media Group LLC and its subsidiaries.

(2)
The senior guarantees of the notes from Virgin Media Inc. and the intermediate holding companies are full and unconditional guarantees of all amounts payable under the notes and will be senior unsecured obligations of these guarantors, ranking equally in right of payment with all existing and future senior indebtedness of these guarantors. The senior guarantees will be effectively subordinated to any future secured indebtedness of these guarantors to the extent of the value of the assets securing such indebtedness. Virgin Media Inc. and the intermediate holding companies have no significant assets of their own other than investments in their subsidiaries, including intercompany loans and equity holdings.

(3)
Virgin Media Inc. is the issuer of our 6.50% U.S. dollar convertible senior notes due 2016.

(4)
The intermediate holding companies, which guarantee the notes on a senior unsecured basis, are Virgin Media Group LLC, Virgin Media Holdings Inc., Virgin Media (UK) Group, Inc., Virgin Media Communications Limited and any other company that may in the future become a subsidiary of Virgin Media Group LLC and a parent of Virgin Media Finance PLC. These entities, which we refer to collectively as the intermediate holding companies, will be subject to the covenants under the indenture governing the notes.

(5)
The notes offered hereby will be senior unsecured obligations of Virgin Media Finance PLC, ranking equally in right of payment with the existing senior notes and all other existing and future senior unsecured indebtedness of Virgin Media Finance PLC. The notes will be effectively subordinated to all secured indebtedness of Virgin Media Finance PLC to the extent of the value of the assets securing that indebtedness.

(6)
The existing senior notes comprise 8.75% U.S. dollar senior notes due 2014, 9.75% Sterling senior notes due 2014, 8.75% Euro senior notes due 2014, 9.125% U.S. dollar senior notes due 2016, 9.50% U.S. dollar senior notes due 2016 and 9.50% Euro senior notes due 2016 and are senior unsecured obligations of Virgin Media Finance PLC. The existing senior notes benefit from a senior subordinated guarantee from Virgin Media Investment Holdings Limited, or VMIH, and are guaranteed on a senior basis by Virgin Media Inc. and the intermediate holding companies. VMIH is a borrower under our senior secured credit facility.

(7)
Virgin Media Finance PLC is a holding company with no significant assets of its own other than its investments in its subsidiaries. Virgin Media Finance PLC is also a guarantor (on a senior basis) of our senior credit facility.

(8)
The senior subordinated guarantee from VMIH is a guarantee of all amounts payable under the notes offered hereby. This guarantee will rank junior in right of payment to all existing and future senior indebtedness of VMIH, including our senior credit facility, equal in right of payment with any existing and future senior subordinated indebtedness of VMIH, including the guarantees of the existing senior notes, and senior in right of payment to all existing and future subordinated indebtedness of VMIH. The senior subordinated guarantee will be structurally junior to any indebtedness and other obligations, like trade payables, of all subsidiaries of VMIH and any secured indebtedness of VMIH to the extent of the value of assets securing that indebtedness. The terms of the indenture governing the notes offered hereby will permit subsidiaries of VMIH to incur a substantial amount of additional indebtedness and allow VMIH to incur a substantial amount of secured indebtedness. VMIH has no significant assets of its own other than its investments in its subsidiaries. The guarantee may be released by the issuer in connection with any sales of all the shares of VMIH or any of its direct or indirect holding companies or of all or substantially all of the assets of VMIH. See "Description of the Intercreditor Deeds—High yield intercreditor deed—Release of senior subordinated guarantee."

(9)
Our senior credit facility (other than tranche C thereof) has the benefit of a full and unconditional senior secured guarantee from Virgin Media Finance PLC as well as guarantees from and first priority pledges of the shares and assets of substantially all of the operating subsidiaries of Virgin Media Communications Limited and of receivables arising under any intercompany loans to those subsidiaries. The senior secured guarantee is secured by a first priority pledge of the entire capital stock of VMIH and the receivables under any intercompany loans from Virgin Media Finance PLC to VMIH. Tranche C of our senior credit facility also benefits from a guarantee from Virgin Media Finance PLC. That guarantee shares in the security from Virgin Media Finance PLC granted to the senior credit facility, but will receive proceeds only after the other tranches. Tranche C does not benefit from guarantees or security granted by other members of the group. See "Description of Other Debt—Senior credit facility."

The Offering

Issuer	Virgin Media Finance PLC
Notes Offered	$ aggregate principal amount of % Senior Notes due 2019.
£ aggregate principal amount of % Senior Notes due 2019.
Maturity Date	, 2019.
Interest	% per year on the principal amount of the notes. Interest on the notes will be payable semi-annually in arrears in cash on and of each year, beginning , 2010. Interest will accrue from , 2009.
Ranking

The notes will be senior indebtedness of the issuer, will rank equally in right of payment with all existing and future senior indebtedness of the issuer, including our existing senior notes, and will be senior in right of payment to all existing and future subordinated obligations of the issuer. The notes will be effectively subordinated to the indebtedness and other obligations of subsidiaries of the issuer which do not guarantee the notes. Only one subsidiary of the issuer, VMIH, guarantees the notes and such guarantee is on a senior subordinated basis and ranks junior to all senior indebtedness of VMIH, including £3,126.8 million of debt under our senior credit facility based on sterling equivalent amounts on September 30, 2009.

The issuer has no revenue-generating operations of its own. To make payments in respect of the notes, the issuer will depend upon payments from its subsidiaries in the form of loans (including intercompany loans), dividends and other distributions.

Guarantors

The notes will be guaranteed on a senior basis by Virgin Media Inc., Virgin Media Group LLC, Virgin Media Holdings Inc., Virgin Media (UK) Group, Inc., Virgin Media Communications Limited and any other company that may in the future become a subsidiary of Virgin Media Group LLC and a parent of the issuer, and on a senior subordinated basis by VMIH. All of these companies are holding companies without any significant assets other than their investments in their subsidiaries. See "Description of Notes—Parent Guarantee," "Description of Notes—Intermediate Guarantees" and "Description of Notes—Senior Subordinated Subsidiary Guarantee."

Additional Amounts

Subject to limited exceptions, the issuer and each guarantor of the notes will make all payments in respect of the notes, including principal and interest payments, without deduction or withholding for or on account of any present or future taxes or other governmental charges in the United Kingdom, the United States or any other relevant taxing jurisdiction, unless it is obligated by law to deduct or withhold taxes or governmental charges. If the issuer or any guarantor is obligated by law to deduct or withhold taxes or government charges in respect of the notes or the guarantees, subject to various exceptions, the issuer or the relevant guarantor, as applicable, will pay to the holders of the notes additional amounts so that the net amount received by the holders after any deduction or withholding will not be less than the amount the holders would have received if these taxes or government charges had not been withheld or deducted.

Optional Redemption for Tax Reasons

If the issuer becomes obligated to pay any additional amounts as a result of any change in law of any relevant taxing jurisdiction which becomes effective after the date on which the notes are issued, the issuer may redeem the notes at its option in whole, but not in part, at any time at a price equal to 100% of the principal amount of the notes, plus any accrued and unpaid interest and additional amounts to the date of redemption.

Optional Redemption

The issuer may redeem each series of the notes in whole or in part at any time before                        , 2014, at a redemption price equal to the principal amount of the notes to be redeemed, plus the applicable "make-whole" premium described in this prospectus supplement, plus any accrued and unpaid interest and additional amounts to the date of redemption.

The issuer may redeem each series of the notes in whole or in part at any time on or after                        , 2014, at the redemption prices described under the heading "Description of Notes—Optional Redemption," plus any accrued and unpaid interest and additional amounts to the date of redemption.

At any time on or before                        , 2012, the issuer may, on one or more occasions, redeem up to 40% of the aggregate principal amount of each series of the notes using the net cash proceeds from specified equity offerings at a redemption price equal to      % of the principal amount of the dollar denominated notes and      % of the principal amount of the sterling denominated notes plus any accrued and unpaid interest and additional amounts to the date of redemption, so long as at least 60% of the original aggregate principal amount of such series of the notes remains outstanding after the redemption. For more details, see "Description of Notes—Optional Redemption."

Change of Control

If a change of control occurs, as defined in the indenture governing the notes, the issuer will be required to make an offer to repurchase the notes at 101% of their principal amount, plus any accrued and unpaid interest and additional amounts to the date of repurchase. For more details, see "Description of Notes—Repurchase at the Option of the Holders—Change of Control."

Certain Covenants	The indenture governing the notes and the guarantees of the notes will restrict the ability of Virgin Media Group LLC and its subsidiaries to:
• incur or guarantee additional indebtedness;
• pay dividends or make other distributions, or redeem or repurchase equity interests or subordinated obligations;
• make investments;
• sell assets, including the capital stock of subsidiaries;
• create liens;
• enter into agreements that restrict the restricted subsidiaries' ability to pay dividends, transfer assets or make intercompany loans;
• merge or consolidate or transfer all or substantially all of its assets;
• enter into transactions with affiliates; and
• enter into sale/leaseback transactions.

All of these covenants are subject to a number of important qualifications and limitations. Many of the covenants in the indenture will be suspended for as long as the notes are rated investment grade by any two of Fitch, Moody's or Standard & Poor's provided that at such time no default or event of default has occurred and is continuing. For more details, see "Description of Notes—Certain Covenants."

Governing Law for the Notes and Guarantees	The notes and the guarantees of the notes will be governed by the laws of the State of New York.
Trustee	The Bank of New York Mellon.
Principal Paying Agent	The Bank of New York Mellon.
Luxembourg Listing Agent, Paying Agent and Transfer Agent	The Bank of New York Mellon (Luxembourg), S.A.

Form of Notes

The notes will be issued initially in the form of one or more dollar global notes and one or more sterling global notes, which will represent the aggregate principal amount of notes being offered under this prospectus supplement and the accompanying prospectus and will be in fully registered form without coupons. The notes will be deposited with the applicable custodians for the book-entry depositaries. The book-entry depositaries will issue depositary interests in respect of the dollar global notes to The Depository Trust Company, or DTC, and in respect of the sterling global notes to Clearstream Banking S.A., or Clearstream, and/or Euroclear Bank S.A./N.V., or Euroclear, and will then record such interests in their books and records in the name of DTC's, Clearstream's or Euroclear's nominee, as the case may be. Ownership of book-entry interests in the depositary interests will be limited to persons who have accounts with DTC, Clearstream and/or Euroclear or persons who hold interests through these persons. Book-entry interests in the depositary interests will be shown on, and transfers will be effected only through, records maintained in book-entry form by DTC, Clearstream and/or Euroclear and their participants.

No Prior Market

The notes will be new securities for which there is currently no market and will not be fungible with our existing senior notes. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Listing

The issuer will make an application to list the notes on the Official List of the Luxembourg Stock Exchange and for admission of the notes to trading on the Euro MTF market of the Luxembourg Stock Exchange.

Use of Proceeds	We estimate the net proceeds of this offering will be approximately £490.4 million, after deducting the underwriters' discount and estimated offering expenses.
We intend to use the net proceeds of this offering to redeem a portion of our existing senior notes due 2014. See "Use of Proceeds."
Tax Considerations

You are urged to consult your own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of purchasing, owning and disposing of the notes. See "Material United States Federal Income Tax Considerations" and "Material United Kingdom Tax Considerations."

Clearing Information	The CUSIP number assigned to the dollar denominated notes is and the ISIN number is .
The ISIN number assigned to the sterling denominated notes is and the common code is .

 Risk Factors

        An investment in the notes involves a high degree of risk. You should carefully consider the information set forth under "Risk Factors" beginning on page S-16 and all of the information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus before deciding to invest in the notes.

Summary Consolidated Financial Data

        The following tables summarize our consolidated financial data for the periods presented. The summary consolidated financial data as of December 31, 2008 and 2007 and for each of the years ended December 31, 2008, 2007 and 2006 are derived from our audited consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on May 27, 2009 and reflects (i) the reclassification of our sit-up reporting unit as assets and liabilities held for sale and discontinued operations, (ii) our segment results based on a new operating segment structure and (iii) the retroactive application of new guidance issued by the Financial Accounting Standards Board, or FASB, at Accounting Standards Codification, or ASC, 470-20, or ASC 470-20. The new guidance requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer's nonconvertible debt borrowing rate. The summary consolidated financial data as of September 30, 2009 and for the nine months ended September 30, 2009 and 2008 are derived from our unaudited condensed consolidated financial statements. Our unaudited condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of our financial position, results of operations and cash flows. The financial results for the nine months ended September 30, 2009 are not necessarily indicative of results for the full year ending December 31, 2009. Our financial statements are prepared in accordance with generally accepted accounting principles in the United States. The reporting currency of our financial statements is U.K. pounds sterling. See "Currency Presentation and Exchange Rate Information." You should read the following financial information together with the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on May 27, 2009 and our Quarterly Report on Form 10-Q for the three months and nine months ended September 30, 2009 filed with the SEC on October 29, 2009, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Nine months ended September 30,		Year ended December 31,
	2009	2008	2008	2007	2006(1)
	(unaudited)	(unaudited)
	(in millions)
Statement of Operations Data:
Revenue	£2,824.9	£2,828.3	£3,776.8	£3,838.6	£3,413.8
Operating income (loss)(2)	78.4	(276.9)	(271.8)	28.4	20.0
Loss from continuing operations(2)	(240.6)	(664.5)	(853.4)	(452.8)	(499.4)

		As of December 31,
	As of September 30, 2009
		2008	2007
	(unaudited)	(in millions)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	£351.6	£181.6	£321.4
Working capital	(387.7)	(460.1)	(488.4)
Fixed assets	5,098.8	5,342.1	5,649.5
Total assets	9,271.1	9,933.3	10,503.3
Long term obligations	5,972.0	6,170.1	5,958.5
Shareholders' equity	1,660.9	2,016.2	2,810.5

(1)
On July 4, 2006, we acquired 100% of the outstanding shares and options of Virgin Mobile through a U.K. Scheme of Arrangement.

  On March 3, 2006, NTL Incorporated merged with a subsidiary of Telewest Global, Inc., or Telewest, which changed its name to NTL Incorporated and subsequently to Virgin Media Inc. As this transaction was accounted for as a reverse acquisition, the financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus for the period through March 3, 2006 are those of NTL Incorporated, which is now known as Virgin Media Holdings Inc., and for the period since March 3, 2006, these financial statements reflect the reverse acquisition of Telewest.

(2)
The operating loss and loss from continuing operations for the year ended December 31, 2008 and the nine months ended September 30, 2008 include goodwill and intangible asset impairments of £362.2 million.

Risk Factors

        An investment in the notes involves a high degree of risk. You should carefully consider the risks described below before deciding to invest in the notes. In assessing these risks, you should also refer to the other information included in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus, including the financial statements and related notes incorporated by reference. We also incorporate by reference the risk factors listed under Item 1A "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties that are not currently known to us or that we currently consider immaterial could also impair our business, financial condition, results of operations and our ability to make payments on the notes. Various statements in this prospectus supplement, including the following risk factors, constitute forward-looking statements.

Risks relating to the notes and our capital structure

We continue to face amortization pressures under our senior credit facility. We may not be able to refinance our debt obligations or may be able to refinance only on terms that will increase our cost of borrowing.

        As of September 30, 2009, we had amortization payments of £0.2 million and £285.7 million due in 2010 and 2011, respectively. We expect to be able to address those payments through cash flow from operations and, if required, amounts then undrawn on our revolving credit facility. However, if we should need to secure additional funding, we may not be able to obtain financing or sell assets, at all or on favorable terms, or we may be contractually prevented by the terms of our senior notes or our senior credit facility from incurring additional indebtedness or selling assets.

        As of September 30, 2009, we also had amortization payments of £2,540.9 million due in 2012. We do not expect to generate sufficient cash flow from operations to satisfy all of the 2012 payments. We expect to address this shortfall in advance thereof through a comprehensive refinancing of our senior secured debt, which may take place at any time before the amortization payments are due. Our ability to implement such a refinancing successfully is significantly dependent on sustained improvements in the debt markets. Even if the debt markets improve, the size of the amounts outstanding under our senior credit facility may be too large to be refinanced with senior bank debt and we may need to raise additional capital by doing one or more of the following:

  •
  raising additional debt other than senior bank debt, such as secured or unsecured high yield debt, on terms that may increase our cost of borrowing or result in more onerous terms;

  •
  selling or disposing of some of our assets, possibly on unfavorable terms; or

  •
  issuing equity or equity-related instruments that will dilute the equity ownership interest of existing stockholders.

        We cannot be sure that any of, or any combination of, the above actions would be available or sufficient to fund our debt obligations or that we will be able to refinance our debt obligations on favorable terms or at all.

We are a holding company dependent upon cash flow from subsidiaries to meet our obligations.

        Virgin Media Inc., the intermediate holding companies, the issuer and VMIH are holding companies with no independent operations or significant assets other than investments in their subsidiaries. Each of these holding companies depends upon the receipt of sufficient funds from its subsidiaries to meet its obligations.

        The terms of our senior credit facility and other indebtedness limit the payment of dividends, loan repayments and other distributions to or from these companies under many circumstances. Various agreements governing our debt may restrict and, in some cases, may also prohibit the ability of these subsidiaries to move cash within their restricted group. Applicable tax laws may also subject such payments to further taxation.

        Applicable law may also limit the amounts that some of our subsidiaries will be permitted to pay as dividends or distributions on their equity interests, or even prevent such payments.

        The inability to transfer cash among entities within their respective consolidated groups may mean that even though the entities, in aggregate, may have sufficient resources to meet their obligations, they may not be permitted to make the necessary transfers from one entity in their restricted group to another entity in their restricted group in order to make payments to the entity owing the obligations.

Our current leverage is substantial, which may have an adverse effect on our available cash flow, our ability to obtain additional financing if necessary in the future, our flexibility in reacting to competitive and technological changes and our operations. Substantially all of our debt is scheduled to come due prior to the stated maturity of the notes.

        We had consolidated total long term debt, including current portion, of £5,972.0 million as of September 30, 2009. This high degree of leverage could have important consequences, including the following:

  •
  a substantial portion of our cash flow from operations will have to be dedicated to the payment of interest and principal on existing indebtedness, thereby reducing the funds available for other purposes;

  •
  our ability to obtain additional financing in the future for working capital, capital expenditures, product development, acquisitions or general corporate purposes may be impaired;

  •
  our flexibility in reacting to competitive technological and other changes may be limited;

  •
  our substantial degree of leverage could make us more vulnerable in the event of a downturn in general economic conditions or adverse developments in our business; and

  •
  we are exposed to risks inherent in interest rate and foreign exchange rate fluctuations.

        In addition, substantially all of our long term debt, which, among other things, includes our convertible senior notes due 2016 and all our existing senior notes due 2014 and 2016, is scheduled to come due prior to the stated maturity of the notes offered hereby. We may be unable to repay our debt obligations when they come due or to refinance our debt obligations on favorable terms or at all.

The right of noteholders to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors, and any recovery must be shared ratably with holders of our existing notes.

        Holders of the secured obligations of the issuer, including the secured guarantee of the obligations of VMIH under our senior credit facility and any future secured obligations, will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing those other obligations. Specifically, the issuer's senior secured guarantee with respect to our senior credit facility is secured by liens on its shares of VMIH and liens on any receivables that VMIH will owe the issuer under any intercompany loans. In the event of any distribution of the issuer's assets or payment in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy, secured obligations will be paid first, up to the value of assets securing those obligations, and then holders of the notes will participate ratably with all holders of the issuer's unsecured indebtedness that is deemed to be of the same class as the notes in our remaining assets (including holders of the existing senior notes). In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of our secured obligations.

        On October 30, 2009, certain amendments to our senior credit facility became effective which provide us, among other things, with the ability to issue senior secured notes which would rank pari passu with the obligations under our senior credit facility. Any holder of such senior secured notes will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing any such senior secured notes.

You may not be able to enforce the senior subordinated guarantee by VMIH due to the subordination and restrictions on enforcement of that guarantee.

        The guarantee of the notes by VMIH constitutes senior subordinated indebtedness of VMIH and is subordinated to all senior indebtedness of VMIH, including indebtedness under our senior credit facility (£3,126.8 million based on sterling equivalent amounts on September 30, 2009). You will not be able to collect under the senior subordinated guarantee from VMIH until the claims under our senior credit facility and other senior indebtedness, which may include public debt, of that subsidiary designated as senior debt have been satisfied in full. VMIH may not have sufficient funds remaining to pay all amounts owing under its senior subordinated guarantee after satisfying these more senior claims.

        If a payment default occurs under our senior credit facility or other designated senior debt, the senior subordinated guarantee will not become due and the senior subordinated guarantor will not be permitted to make any payments on the notes or under any intercompany debt owed to the issuer unless the payment default has been cured or waived.

        If an event of default, other than a payment default, occurs and is continuing under our senior credit facility or other designated senior debt, VMIH could be blocked from making payments to the issuer to service payments due under the notes pursuant to its senior subordinated guarantee or under any intercompany debt owed to the issuer for a period of up to 179 days following notice of that default.

        If a payment default occurs in respect of the notes, the senior subordinated guarantee of VMIH will not become due and no action to enforce VMIH's obligations under the senior subordinated guarantee or under any intercompany debt owed to the issuer can be taken until 179 days after the payment default occurred, except in the event of:

  •
  full discharge of all amounts outstanding under our senior credit facility;

  •
  insolvency of the senior subordinated guarantor;

  •
  acceleration of the obligations under our senior credit facility or other designated senior debt; or

  •
  an enforcement action with respect to our senior credit facility or other designated senior debt.

        This standstill period benefits the lenders under our senior credit facility or any other designated senior debt. This period may disadvantage the holders of the notes in the event that the issuer is in financial difficulties since it would be advantageous to holders to be able to enforce the senior subordinated guarantee immediately. Before the senior subordinated guarantee becomes due, neither holders of the notes nor the trustee under the indenture may initiate suit, seek other judicial relief, foreclose or otherwise exercise dominion over assets or properties or initiate insolvency proceedings against VMIH.

        The subordinated guarantee is subject to release under some circumstances, including upon any sale or disposition of the capital stock of VMIH, which is pledged to the lenders under our senior credit facility to secure the issuer's guarantee of our senior credit facility.

        See "Description of Notes—Senior Subordinated Subsidiary Guarantee."

Covenants in the agreements governing our outstanding and proposed indebtedness could adversely affect us and increase your credit risk.

        The agreements governing our indebtedness (including the indenture that will govern the notes) contain (or will contain) various covenants and restrictions that limit (or will limit) our ability and/or our subsidiaries' ability to, among other things:

  •
  make funds available for payment of interest or principal under the notes;

  •
  incur or guarantee additional indebtedness;

  •
  pay dividends or make other distributions, or redeem or repurchase equity interests or subordinated obligations;

  •
  make investments;

  •
  sell assets, including the capital stock of subsidiaries;

  •
  enter into sale and leaseback transactions and certain vendor financing arrangements;

  •
  create liens;

  •
  enter into agreements that restrict some of our subsidiaries' ability to pay dividends, transfer assets or make intercompany loans;

  •
  merge or consolidate or transfer all or substantially all of our assets; and

  •
  enter into transactions with affiliates.

        For example, we have the ability to make dividends, distributions, stock and subordinated debt repurchases and investments in an amount, as of September 30, 2009, in excess of £1.1 billion under the indenture governing our existing senior notes due 2014 and £2.8 billion under each of the two indentures governing our existing senior notes due 2016, in addition to other applicable exceptions from the general restrictions under such indentures. The capacity for making restricted payments is substantially similar under both indentures governing our existing senior notes due 2016 and will be reproduced in the indenture governing the notes offered hereby.

        These restrictions could materially adversely affect our ability to finance future operations or capital needs or to engage in other business activities that may be in our best interests. We may also incur other indebtedness in the future that may contain financial or other covenants more restrictive than those applicable under our current indebtedness. We cannot assure you that we will be able to remain in compliance with these covenants in the future, and, if we fail to do so, that we will be able to obtain waivers from the appropriate parties and/or amend the covenants.

Many of the covenants in the indenture will be suspended for as long as the notes are rated investment grade by any two of Fitch, Moody's or Standard & Poor's.

        Many of the covenants in the indenture governing the notes will be suspended during any time that the notes are rated investment grade by any two of Fitch, Moody's or Standard & Poor's, provided that at such time no default or event of default under the indenture governing the notes has occurred and is continuing. Any covenants that cease to apply to us as a result of achieving these ratings will be reinstated if less than two of Fitch, Moody's or Standard & Poor's maintains an investment grade rating on the notes. During any period in which these covenants are suspended, we may engage in certain transactions that would not be permitted if these covenants had been in effect. If the covenants are later reinstated, the actions taken while the covenants were suspended will not result in an event of default under the indenture even if they would constitute an event of default at the time the covenants are reinstated. Accordingly, if these covenants are suspended, holders of the notes will have less credit protection than at the time the notes are issued. See "Description of Notes—Certain Covenants—Covenant Suspension."

English and Scottish insolvency laws may not be as favorable to unsecured creditors as U.S. insolvency laws.

        The issuer and a number of its subsidiaries are incorporated under the laws of England and Wales or Scotland, and insolvency proceedings with respect to each of these companies could be required to proceed under the laws of the jurisdiction in which its "centre of main interests," as defined in the relevant European Union regulation, is situated at the time insolvency proceedings are commenced. Although there is a rebuttable presumption that the "centre of main interests" will be in the jurisdiction of incorporation, this presumption is not conclusive. The procedural and substantive provisions of English insolvency laws generally may be more favorable to secured creditors than comparable provisions of U.S. law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors. If English insolvency law applies in respect of the issuer or its subsidiaries, it will generally not be possible for the issuer or its subsidiaries or unsecured creditors of the subsidiaries to prevent secured creditors from enforcing their security to repay the debts due to them. After the occurrence of an insolvency event, the security trustee under the security documents relating to our senior credit facility has the right to direct the disposition of any security. As a result, under the laws of England and Wales or Scotland, a holder's ability to realize claims against the issuer with respect to that holder's notes if either of the issuer or any of its respective subsidiaries becomes insolvent may be more limited than under U.S. and other laws. Furthermore, under English insolvency law, some of our subsidiaries' debts may be entitled to priority, including amounts owed in respect of various U.K. social security contributions, amounts owed in respect of occupational pension schemes, certain amounts owed to employees and liquidation expenses. Similar laws are in effect in Scotland.

Laws relating to fraudulent preference, fraudulent conveyance and corporate benefit may adversely affect the validity and enforceability of payments under the senior subordinated guarantee of the notes by VMIH.

        The issuer and a number of its subsidiaries are incorporated under the laws of England and Wales or Scotland. Under English insolvency law, the liquidator or administrator of a company may apply to the court to set aside a transaction entered into by that company within two years prior to it entering into relevant insolvency proceedings, if the company was unable to pay its debts, as defined in Section 123 of the U.K. Insolvency Act 1986, at the time of, or becomes unable to pay its debts as a consequence of, that transaction. A transaction might be subject to a challenge if a company received consideration of significantly less value than the benefit given by that company. A court generally will not intervene, however, if a company entered into the transaction in good faith for the purpose of carrying on its business and if at the time it did so there were reasonable grounds for believing the transaction would benefit the company. The issuer cannot assure holders of the notes that in the event of insolvency, the issuance of the guarantee granted by VMIH would not be challenged by a liquidator or administrator or that a court would support our analysis that the guarantee was entered into in good faith for the purposes described above. Similar laws are in effect in Scotland.

        The board of directors of VMIH has passed a resolution confirming that the entry into the guarantee is in its best interests and for its corporate benefit. We can give no assurance, however, that a court would agree with their conclusions in this regard.

        If a court voided any guarantee or any payment under any guarantee of the notes as a result of a fraudulent conveyance or fraudulent preference, or held it unenforceable for any other reason, you would cease to have any claim against VMIH under its guarantee of the notes.

An active trading market may not develop for the notes and the price of the notes may fluctuate.

        We will make an application to list the notes to the Official List of the Luxembourg Stock Exchange and for the admission of the notes to trading on the Euro MTF market of the Luxembourg Stock Exchange, but we cannot assure you that the notes will become or remain listed. The notes will constitute a new issue of securities with no established trading market. If a trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling the notes or may be unable to sell them at all. Accordingly, we cannot assure holders that an active trading market for the notes will develop or, if a market develops, as to the liquidity of the market.

        The liquidity of any market for the notes will depend on the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. If an active trading market does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects and certain other factors.

        Factors including the following may have a significant effect on the market price of the notes:

  •
  actual or anticipated fluctuations in our operating results, including our ability to generate cash flow from operations;

  •
  our perceived business prospects;

  •
  our ability or perceived ability to access capital markets and other sources of financing in the future;

  •
  general economic conditions, including prevailing interest rates; and

  •
  the market for similar securities.

You may face foreign exchange risks by investing in the notes.

        The notes will be denominated and payable in U.S. dollars and pounds sterling. If you measure your investment returns by reference to a currency other than that of the notes you purchase, an investment in the notes entails foreign exchange-related risks, including possible significant changes in the value of U.S. dollars or pounds sterling relative to the currency by reference to which you measure your investment returns because of economic, political and other factors over which we have no control. Depreciation of the U.S. dollar or pound sterling against the currency by reference to which you measure your investment returns could cause a decrease in the effective yield of the notes below their stated coupon rates and could result in a loss to you when the return on the notes is translated into the currency by reference to which you measure your investment returns. There may be tax consequences for you as a result of any foreign exchange gains resulting from any investment in the notes and you should consult with your own tax advisors regarding any such tax consequences.

The notes will initially be held in book-entry form and therefore you must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

        Unless and until definitive notes are issued in exchange for book-entry interest in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, a nominee of DTC will be the sole holder of the dollar denominated notes and the common depositary for Euroclear and Clearstream will be the sole holder of the sterling denominated notes.

        Payments of amounts owing in respect of the global notes (including principal, premium, interest, additional interest and additional amounts) will be made by us to the paying agent. The paying agent will, in turn, make such payments to DTC or its nominee (in respect of the dollar denominated notes) and to the common depositary for Euroclear and Clearstream (in respect of the sterling denominated notes), which will distribute such payments to participants in accordance with their respective procedures.

        Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC, Euroclear and/or Clearstream or, if applicable, from a participant. The issuer cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

        The lack of physical certificates could also:

  •
  result in payment delays on your certificates because the trustee will be sending distributions on the certificates to DTC, Euroclear and/or Clearstream instead of directly to you;

  •
  make it difficult for you to pledge your certificates if physical certificates are required by the party demanding the pledge; and

  •
  hinder your ability to resell your certificates because some investors may be unwilling to buy certificates that are not in physical form.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

        The issuer is a public limited company incorporated under the laws of England and Wales with its registered office and principal place of business in England. Although the issuer's ultimate parent, Virgin Media Inc., is a U.S. entity with its principal executive offices in the United States, substantially all of its assets are located outside the United States. All or substantially all of the assets of the intermediate holding companies, VMIH and their subsidiaries are located outside the United States. As a result, it may not be possible for you to enforce in the United States judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States.

        It is questionable whether an English court would accept jurisdiction and impose civil liability if proceedings were commenced in England predicated solely upon U.S. federal securities laws. See "Enforceability of Civil Liabilities."

Neither the issuer nor any guarantor other than Virgin Media Inc. has any obligation to provide its financial statements to holders of the notes.

        Neither the issuer nor any guarantor other than Virgin Media Inc. has any obligation in connection with the notes to publish or make available its consolidated financial statements. The indenture relating to the notes requires the issuer to provide only financial statements with respect to its parent holding company, Virgin Media Inc. Virgin Media Inc. will not be subject to the covenants in the indenture for the notes. The absence of financial statements for the issuer and the guarantors other than Virgin Media Inc. may make it difficult for holders of the notes to assess the financial condition or results of the issuer and the guarantors or their compliance with the covenants in the indenture for the notes.

Virgin Media Inc. will not be subject to the covenants in the indenture for the notes.

        Our ultimate parent company, Virgin Media Inc., will guarantee the notes but will not be directly subject to the covenants in the indenture governing the notes. As a result, the indenture does not restrict the ability of Virgin Media Inc. to incur additional debt (secured or unsecured), sell, encumber or dispose of assets, pay dividends, make other distributions or enter into transactions with its affiliates. Any such transactions could have a material adverse effect on the ability of Virgin Media Inc. to make payments in respect of its guarantee of the notes.

We may be unable to repurchase, or may be prohibited from repurchasing, the notes and our existing notes upon a change of control, which would result in a default under the indenture for the notes and may result in a default under our other debt or financing agreements.

        If we experience a change of control, as defined in the indentures governing the notes and our existing notes, we will be required to make an offer to repurchase all of the notes and our existing notes at 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase. We cannot assure you that we will have sufficient funds or be able to arrange for additional financing to repurchase the notes and our existing notes following a change of control. In addition, we cannot assure you that a repurchase of the notes and our existing notes following a change of control would be permitted pursuant to our other debt or financing agreements that may be in effect at the time of a change of control, which could cause our other indebtedness to be accelerated. If such other indebtedness were to be accelerated, we may not have sufficient funds to repurchase the notes and our existing notes and repay such other indebtedness.

        In addition, you should note that recent case law suggests that, in the event that incumbent directors are replaced as a result of a contested election, issuers may nevertheless avoid triggering a change of control under a clause similar to clause (2) of the definition of "Change of Control" under the caption "Description of Notes—Repurchase at the Option of the Holders—Change of Control," if the outgoing directors were to approve the new directors for the purpose of such change of control clause.

The indenture for the notes permits us to dispose of our assets and business relating to content activities and our business division.

        The indenture governing the notes permits us to, among other things, sell, transfer or spin off our business or assets relating to content activities. In addition, the indenture governing the notes permits us to sell the assets relating to our ntl:Telewest business division or to contribute them to a joint venture. In each such case, the content-related assets or the business division assets, as the case may be, would no longer be held by an entity that is subject to the covenants contained in the indenture. As a result, we may undertake transactions related to these assets (such as selling them or securing debt on them) which will not be subject to the limitations of the covenants, and we would potentially lose access to all or a portion of the cash flows generated by these assets as well as the value of these assets.

The notes are expected to be issued with original issue discount for U.S. federal income tax purposes.

        We expect that the "stated redemption price at maturity" of each tranche of notes will exceed the "issue price" of such notes (both as defined below under "Material United States Federal Income Tax Considerations—Stated Interest and Original Issue Discount") by an amount that equals or exceeds the statutory de minimis amount and, accordingly, we expect that each tranche of notes will be issued with original issue discount for U.S. federal income tax purposes in an amount equal to such excess. U.S. holders (as defined below under "Material United States Federal Income Tax Considerations") generally will be required to include such original issue discount in their gross income as it accrues, in advance of their receipt of cash attributable to such original issue discount. See "Material United States Federal Income Tax Considerations—Stated Interest and Original Issue Discount."

Use of Proceeds

        We estimate that the net proceeds of this offering will be approximately £490.4 million, after deducting the underwriters' discount and estimated offering expenses.

        We intend to use the net proceeds of this offering to redeem a portion of our existing senior notes due 2014 issued by Virgin Media Finance PLC. Those notes were issued in April 2004, will mature on April 15, 2014 and comprise U.S. dollar denominated 8.75% senior notes due 2014 with a principal amount outstanding of $425 million, sterling denominated 9.75% senior notes due 2014 with a principal amount outstanding of £375 million, and euro denominated 8.75% senior notes due with a principal amount outstanding of €225 million. The current redemption price is 104.375% of the principal amount of the U.S. dollar denominated notes and the euro denominated notes and 104.875% of the principal amount of the sterling denominated notes. We expect to send a notice of redemption to the holders of our senior notes due 2014 shortly after the completion of this offering. We currently expect to repay our remaining outstanding senior notes due 2014 in the future with cash from our balance sheet, supplemented further by cash flow from operations, subject to obtaining consent from our senior lenders.

 Capitalization

        The following table shows the cash and consolidated capitalization of Virgin Media as of September 30, 2009:

  •
  based on our consolidated financial information at such date; and

  •
  as adjusted to give effect to (i) the notes offered hereby and (ii) the redemption of a portion of our existing senior notes due 2014 using the net proceeds of this offering.

        See "Use of Proceeds."

        You should read this table together with the financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2009
	Actual		As adjusted
	(in millions of £'s)	(in millions of $'s)(1)	(in millions of £'s)	(in millions of $'s)(1)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash	351.6	562.7	350.7	561.2

Long term debt:
Notes offered hereby	—	—	500.0	800.2
9.75% Sterling senior notes due 2014(2)	375.0	600.2	167.4	268.0
8.75% Euro senior notes due 2014(2)	205.7	329.2	91.3	146.1
8.75% U.S. Dollar senior notes due 2014(2)	265.6	425.0	117.9	188.6
9.50% Euro senior notes due 2016	157.5	252.1	157.5	252.1
9.50% U.S. Dollar senior notes due 2016	818.5	1,309.9	818.5	1,309.9
9.125% U.S. Dollar senior notes due 2016	343.7	550.0	343.7	550.0
6.50% U.S. Dollar convertible senior notes due 2016(3)	506.8	811.1	506.8	811.1
Senior credit facility(4)	3,126.8	5,004.1	3,126.8	5,004.1
Capital leases and other	172.4	275.9	172.4	275.9

Long term debt, including current portion	5,972.0	9,557.5	6,002.3	9,606.0
Total shareholders' equity	1,660.9	2,658.1	1,660.9	2,658.1

Total capitalization	7,632.9	12,215.6	7,663.2	12,264.1

(1)
We report our financial results in pounds sterling. Solely for your convenience, this column contains translations of sterling amounts into U.S. dollars. We are not making any representation to you regarding those translated amounts. In particular, we are not representing that any sterling or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or sterling, as the case may be, at any particular rate, the rates stated above, or at all. The amounts disclosed in this column are based on the noon buying rate for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York. Such rates were $1.6004 to £1.00 and $1.4630 to €1.00 as of September 30, 2009.

(2)
Assumes that the net proceeds of this offering are used to redeem our existing senior notes due 2014 at the currently applicable redemption price and that the redemption is effected pro rata based on outstanding principal amount of our 9.75% Sterling senior notes due 2014, our 8.75% Euro senior notes due 2014 and our 8.75% U.S. Dollar senior notes due 2014, respectively.

(3)
Includes the impact of new guidance issued by the FASB at ASC 470-20 which we adopted on January 1, 2009. The new guidance requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer's nonconvertible debt borrowing rate. For further details, please refer to our Current Report on Form 8-K filed with the SEC on May 27, 2009.

(4)
In addition, as of September 30, 2009, on an as adjusted basis, we had the ability to borrow an additional £88.4 million under the revolving credit tranche of our senior credit facility after giving effect to outstanding letters of credit.

 Ratio of Earnings to Fixed Charges

        The following table sets forth the historical ratios of earnings to fixed charges of Virgin Media for the periods indicated. For the years ended December 31, 2008, 2007 and 2006, the table reflects historical financial information that has been subsequently revised to reflect the sit-up reporting unit as discontinued operations and retroactive application of ASC 470-20, as included in our Current Report on Form 8-K filed with the SEC on May 27, 2009, which is incorporated in this prospectus supplement and the accompanying prospectus by reference.

		Year ended December 31,
	Nine months ended September 30, 2009
		2008	2007	2006	2005	2004
	(unaudited)
	(in millions)
Fixed charges:
Interest	£331.2	£499.4	£514.1	£457.5	£235.8	£271.0
Interest portion of rental expense	18.9	15.2	20.3	17.4	14.2	14.9

Fixed Charges	£350.1	£514.6	£534.4	£474.9	£250.0	£285.9

Earnings:
Loss from continuing operations	£(247.4)	£(848.9)	£(461.1)	£(520.6)	£(221.9)	£(504.4)
Fixed charges	350.1	514.6	534.4	474.9	250.0	285.9
Less: capitalized interest	—	—	—	—	—	—

(Deficit) earnings	£102.7	£(334.3)	£73.3	£(45.7)	£28.1	£(218.5)

Deficiency(1)	£(247.4)	£(848.9)	£(461.1)	£(520.6)	£(221.9)	£(504.4)

(1)
Earnings for each of the periods shown were inadequate to cover fixed charges by the amounts indicated in this row.

Description of the Intercreditor Deeds

        We have entered into a high yield intercreditor deed with, among others, Deutsche Bank AG, London Branch, as Facility Agent and Security Trustee under our senior credit facility and a group intercreditor deed with, among others, Deutsche Bank AG, London Branch, as Facility Agent and Security Trustee under our senior credit facility. The summaries set forth below do not purport to be complete and are qualified in their entirety by reference to the actual deeds, copies of which have been publicly filed with the SEC and will be made available by us upon request. See "Where You Can Find More Information."

High yield intercreditor deed

        The high yield intercreditor deed governs the relationship of the various lenders under our senior credit facility and other senior creditors, certain hedging counterparties, the trustee under the indentures governing the existing notes, VMIH and the issuer. The high yield intercreditor deed will also govern the relationship of the foregoing with the trustee under the indenture governing the notes offered hereby. The high yield intercreditor deed contains express provisions for the subordination of the senior subordinated guarantee of the notes by VMIH and any intercompany loans made to VMIH by the issuer. We collectively refer to these obligations as subordinated obligations. The high yield intercreditor deed also contains provisions allowing VMIH to afford creditors with respect to specified other senior indebtedness who have acceded as parties to the high yield intercreditor deed the benefits of the subordination arrangements afforded to the lenders under our senior credit facility by the high yield intercreditor deed. If there is a payment default under our senior credit facility or if there is an outstanding payment blockage notice, the high yield intercreditor deed will restrict the ability of each obligor of subordinated obligations:

  •
  to make payments on;

  •
  to grant security for;

  •
  to defease; or

  •
  otherwise to provide financial support in relation to,

the subordinated obligations for so long as indebtedness under our senior credit facility and related hedging obligations remain outstanding.

        In the event of a payment default under our senior credit facility, service of a payment blockage notice is not required to effect the restrictions described above.

Payment blockage

        A payment blockage notice may be served by the facility agent under our senior credit facility on the trustee under the indenture governing the notes and the issuer as subordinated creditor during the continuance of a non-payment event of default under our senior credit facility. While a payment blockage is in effect, each obligor of the subordinated obligations will be prohibited from making any payment with respect to such subordinated obligations. However, a payment blockage notice is only permitted to be served on or before the date falling 45 days after the date on which notice of such event of default has been received by the facility agent under our senior credit facility. A payment blockage notice will remain outstanding, unless cancelled, until the earliest of:

  •
  179 days after the date of such payment blockage notice;

  •
  the date on which the event of default under our senior credit facility is no longer continuing or is remedied or waived;

  •
  cancellation of such payment blockage notice by the facility agent under our senior credit facility which initially served such notice;

  •
  if any standstill period is in effect on the date of the service of such payment blockage notice, the date on which such existing standstill period expired; or

  •
  the date on which all amounts outstanding under our senior credit facility are paid and the lenders no longer have any obligations to make advances under our senior credit facility.

        Only one blockage notice is permitted to be served in respect of a particular event or circumstance, and only one blockage notice is permitted to be served in any consecutive 360-day period relating to an event of default under our senior credit facility which was existing at the time of such payment blockage notice, unless such event of default has been remedied and is no longer continuing for at least 180 days prior to the service of the proposed new payment blockage notice. See "Description of Notes—Senior Subordinated Subsidiary Guarantee—Subordination of the Senior Subordinated Subsidiary Guarantee—Limitations on Paying the Senior Subordinated Subsidiary Guarantee."

Standstill on enforcement

        The trustee under the indentures governing the notes and the holders of notes may bring an action to enforce the obligations of the issuer under the notes and the obligation of VMIH under the senior subordinated subsidiary guarantee. The issuer may also take action to enforce the obligations in respect of any intercompany loans it may make. Enforcement in respect of the notes against the issuer is not restricted by the intercreditor deed. However, enforcement action may not be taken with respect to the intercompany loans, and the senior subordinated subsidiary guarantee by VMIH will not become due, unless:

  •
  all amounts outstanding under our senior credit facility are paid and the lenders no longer have any obligations to make advances under our senior credit facility;

  •
  an insolvency event has occurred in relation to the relevant obligor;

  •
  any obligations under our senior credit facility have been declared due and payable or due and payable on demand, or the lenders under our senior credit facility have taken any action to enforce any security interest or lien granted in connection with such obligations; or

  •
  a default has occurred with respect to the relevant subordinated obligation, the facility agent under our senior credit facility has been notified of such default, a standstill period of 179 days has expired and at the end of such period the default is continuing, unremedied or unwaived.

        See "Description of Notes—Senior Subordinated Subsidiary Guarantee—Subordination of the Senior Subordinated Subsidiary Guarantee—Standstill on Enforcement."

Subordination on insolvency

        In the event of an insolvency of a member of the bank group, the high yield intercreditor deed provides that all obligations in respect of the subordinated obligations will be subordinated to the prior payment in full of all obligations outstanding under our senior credit facility and related hedging obligations. In that event, the security trustee under our senior credit facility may make demands under, or enforce, the subordinated obligations and any amounts so received in respect of any subordinated obligations shall be applied by the security trustee towards all obligations outstanding under our senior credit facility and related hedging obligations until such obligations have been paid in full. See "Description of Notes—Senior Subordinated Subsidiary Guarantee—Subordination of the Senior Subordinated Subsidiary Guarantee—Subordination on Insolvency."

Turnover and application of proceeds

        In the event that, in contravention of the subordination terms described above or at a time when payments are not permitted to be made:

  •
  the issuer receives or recovers a payment or distribution, in cash or in-kind, relating to an intercompany loan made to VMIH by the issuer, or

  •
  the issuer, the trustee under the indentures governing the notes or any holder of a note receives or recovers a payment under the senior subordinated subsidiary guarantee,

such person will turn over such amount to the security trustee for application towards payment of the obligations under our senior credit facility and related hedging obligations until the obligations under our senior credit facility and related hedging obligations are paid in full as described under "—Priority of payments." See "Description of Notes—Senior Subordinated Subsidiary Guarantee—Subordination of the Senior Subordinated Subsidiary Guarantee—Turnover and Application of Proceeds."

Release of senior subordinated guarantee

        The high yield intercreditor deed provides for the automatic and unconditional release and discharge of the senior subordinated subsidiary guarantee concurrently with any sales of all of the shares of VMIH or any of its direct or indirect holding companies or of all or substantially all of the assets of VMIH by the security trustee for our senior credit facility or an administrator appointed under the U.K. Insolvency Act of 1986. In order for the release to be effective:

  •
  the proceeds of such sale must be in cash, or substantially in cash, and must be applied as described below under "—Priority of payments;"

  •
  VMIH must be released from its obligations in respect of any other indebtedness of any member of the restricted group, except for obligations under our senior credit facility and claims by the trustee pursuant to the terms of the indenture governing the notes offered hereby; and

  •
  the sale must be made pursuant to either a public auction or a competitive bid process to obtain the best price reasonably obtainable given the then current condition (financial or otherwise), earnings, business, assets and prospects of VMIH and its subsidiaries, the security trustee or administrator having consulted with an internationally recognized investment bank, including without limitation and to the extent appropriate a lender under our senior credit facility or a relationship bank of the issuer or its subsidiaries, or an internationally recognized accounting firm regarding the appropriate procedures for obtaining the best price for the shares or assets, considered the recommendations of that investment bank or accounting firm and used its reasonable efforts to cause the procedures recommended by that investment bank or accounting firm to be implemented in all material respects in relation to the sale and to permit holders of the notes to participate in the sale process as bidders.

        The high yield intercreditor deed provides that if, notwithstanding the reasonable efforts of the security trustee for our senior credit facility, the procedures referred to above are not implemented by the relevant court or other authority or any other third party required to act in connection with such sale, the security trustee will not be under any further obligation to cause such procedures to be implemented by such authority. See "Description of Notes—Senior Subordinated Subsidiary Guarantee—Release of the Senior Subordinated Subsidiary Guarantee."

Priority of payments

        The postponement, subordination, blockage and prevention of payment of the senior subordinated subsidiary guarantee is not intended to and will not impair the obligation of VMIH to pay the holders of the notes all amounts due and payable under its guarantee as and when it becomes due and payable in accordance with the terms of the high yield intercreditor deed. The liabilities owed to the creditors of VMIH will be paid and discharged in the following order:

  •
  first, towards any liabilities owed to the trustee under the indentures of the existing notes and the notes offered hereby in respect of any costs, charges or expenses incurred by or payable to it in its capacity as trustee under such indentures pari passu with the security trustee under our senior credit facility in respect of any costs, charges or expenses incurred by or payable to it in its capacity as security trustee under our senior credit facility;

  •
  second, towards any fees, costs, commissions or expenses payable to finance parties in relation to senior liabilities;

  •
  third, towards the discharge of any obligations and liabilities owed to the finance parties under or in relation to our senior credit facility;

  •
  fourth, towards any liabilities owed to the holders of the notes in respect of the senior subordinated subsidiary guarantee and similar guarantees in favor of other high yield liabilities (including the senior subordinated guarantees by VMIH of the existing notes); and

  •
  fifth, towards payment of any intercompany liabilities owed to the issuer by VMIH.

        Any additional amounts remaining after discharge of the above listed liabilities will be paid to the relevant obligor or any other person or persons entitled thereto.

Group intercreditor deed

        The group intercreditor deed governs the relationship of various bank lenders under our senior credit facility, potential future senior secured creditors, hedging counterparties and intergroup debtors and creditors. The group intercreditor deed provides that the liabilities of the obligors to the senior lenders and the hedging counterparties rank pari passu in right of payment and also contains provisions for the order of distributions of the proceeds of collateral and other realizations.

Description of Other Debt

        The summaries set forth below do not purport to be complete and are qualified in their entirety by reference to the actual agreements, copies of which have been publicly filed with the SEC and will be made available by us upon request. See "Where You Can Find More Information."

Senior credit facility

        In 2006, we entered into a senior credit facility agreement for the provision of senior facilities in an aggregate principal sterling equivalent amount of £5,275 million, comprising a £3,350 million 5 year amortizing Tranche A term loan facility, a £175 million 5 year amortizing Tranche A1 term loan facility, a £300 million 6 1/2 year bullet Tranche B1 term loan facility, a £351 million 6 1/2 year bullet Tranche B2 term loan facility, a €500 million 6 1/2 year bullet Tranche B3 term loan facility, a $650 million 6 1/2 year bullet Tranche B4 term loan facility, a £300 million 7 year bullet Tranche C term loan facility and a £100 million 5 year multi-currency revolving loan facility. In April 2007, we amended the senior credit facility and borrowed an additional £590 million under a 5 1/2 year bullet Tranche B5 term loan facility and £300 million under a 5 1/2 year bullet Tranche B6 term loan facility and used the net proceeds to repay some of our obligations under the Tranche A and Tranche A1 term loan facilities.

        In November 2008, we further amended the senior credit facility to, among other things (i) defer the remaining principal payments due to consenting lenders under existing Tranche A and Tranche A1 term loan facilities, through the transfer of those lenders' participations to new Tranche A2 and Tranche A3, which mature in June 2012 and have no amortization payments prior to final maturity; (ii) extend the maturity of the existing revolving facility in respect of consenting lenders from March 2011 to June 2012, through the transfer of those lenders' participations to a new revolving facility, (iii) suspend the right of consenting lenders under the B tranches to receive their pro rata share of voluntary and mandatory prepayments until the outstanding amounts under all A tranches and the existing Tranches B1 to B6 are repaid in full, through the transfer of those lenders' participations to new Tranches B7 to B12 which do not have the right to pro rata prepayments and (iv) reset certain financial covenant ratios. Lenders who did not individually consent to transfer their participations to the new A tranches, B tranches and revolving facility remained in the existing A tranches, B tranches and revolving facility. The suspension of prepayment rights for the new B tranches became effective immediately and the changes to the repayment schedule under the new A tranches and new revolving facility and the adjustments to the financial covenant ratios became effective in June 2009.

        On October 30, 2009, we further amended the senior credit facility to, among other things, permit the issuance of an unlimited amount of senior secured notes, provided that 100% of the net proceeds of any issuance of senior secured notes must be applied to repay debt under the senior credit facility. Any senior secured notes would rank pari passu with the debt outstanding under the senior credit facility and the borrowers and guarantors under the senior credit facility are permitted to grant guarantees and security in respect of any senior secured notes. A covenant has been added to the senior credit facility that requires the Company to maintain outstandings and commitments under the senior credit facility in an aggregate principal amount of not less than £1.0 billion.

Principal amortization

        The amortization schedule under our senior credit facility as of September 30, 2009 was (in millions):

Date	Amount
September 30, 2010	£0.2
March 3, 2011	285.7
June 3, 2012	677.5
September 3, 2012	1,863.4
March 3, 2013	300.0

        If we prepay any amounts due in 2010 and 2011 prior to their scheduled repayment, whether voluntarily or because the terms of our senior credit facility require us to make a prepayment, we will have to make simultaneous prepayments in respect of certain other tranches of the senior credit facility. For example, if we choose to prepay £100 million of the amounts due in 2010 and 2011, we would be required to make a simultaneous prepayment of £295 million in respect of outstandings otherwise payable in 2012.

Mandatory prepayments

        Our senior credit facility must be prepaid in certain circumstances by certain amounts, including:

  •
  50% of excess cash flow in each financial year in excess of £25 million, which percentage may be reduced to 25% or 0% if certain leverage ratios are met;

  •
  50% of the net cash proceeds of any issuance of certain debt greater than £10 million subject to specified exceptions;

  •
  50% of the net cash proceeds of any issuance of equity greater than £10 million subject to customary exceptions, which percentage may be reduced to 25% or 0% if certain leverage ratios are met;

  •
  from the net proceeds of insurance claims subject to minimum thresholds and customary exceptions;

  •
  from the net proceeds of certain asset disposals subject to minimum thresholds and customary exceptions; and

  •
  from the net proceeds of certain actions (including sale, spin-off or distribution) taken with respect to all or part of our content division subject to minimum thresholds and customary exceptions.

        In addition, our senior credit facility must be repaid and all commitments will be cancelled upon the occurrence of a change of control.

Interest margins

        The annual rate of interest payable under our senior credit facility is the sum of (i) the London Intrabank Offer Rate (LIBOR), U.S. LIBOR or European Intrabank Offer Rate (EURIBOR), as applicable, plus (ii) the applicable interest margin and the applicable cost of complying with any reserve requirement.

        The applicable interest margin for Tranche A, Tranche A1 and the existing revolving facility depends upon the net leverage ratio of the bank group, which generally comprises VMIH and its subsidiaries, then in effect as set forth below:

Leverage Ratio	Margin
Less than 3.00:1	1.250%
Greater than or equal to 3.00:1 but less than 3.40:1	1.375%
Greater than or equal to 3.40:1 but less than 3.80:1	1.500%
Greater than or equal to 3.80:1 but less than 4.20:1	1.625%
Greater than or equal to 4.20:1 but less than 4.50:1	1.750%
Greater than or equal to 4.50:1 but less than 4.80:1	1.875%
Greater than or equal to 4.80:1 but less than 5.00:1	2.125%
Greater than or equal to 5.00:1	2.250%

        The applicable interest margin for Tranche A2, Tranche A3 and the new revolving facility depends upon the net leverage ratio of the bank group then in effect as set forth below:

Leverage Ratio	Margin
Less than 3.00:1	2.625%
Greater than or equal to 3.00:1 but less than 3.40:1	2.750%
Greater than or equal to 3.40:1 but less than 3.80:1	2.875%
Greater than or equal to 3.80:1 but less than 4.20:1	3.000%
Greater than or equal to 4.20:1	3.125%

        The applicable interest margins for Tranches B1-B12 and Tranche C are as follows:

Facility	Margin
B1	2.125%
B2	2.125%
B3	2.000%
B4	2.000%
B5	2.125%
B6	2.125%
B7	3.625%
B8	3.625%
B9	3.500%
B10	3.500%
B11	3.625%
B12	3.625%
C	2.750%

Guarantees; security

        Our senior credit facility requires that members of the bank group which generate not less than 80% of the consolidated operating cash flow of the bank group guarantee the payment of all sums payable under our senior credit facility (other than Tranche C) and grant first ranking security over all or substantially all of their assets to secure the payment of all sums payable under our senior credit facility (other than Tranche C). Virgin Media Finance PLC has also provided a guarantee for the payment of all sums payable under our senior credit facility and has secured its obligations under that guarantee by granting security over its interest in the intercompany debt owed to it by its direct subsidiary VMIH and over all of the shares in VMIH.

        Tranche C under our senior credit facility also has the benefit of a senior guarantee granted by Virgin Media Finance PLC. That guarantee will share in the security of Virgin Media Finance PLC granted to the senior credit facility, but will receive proceeds only after the other tranches. Tranche C does not benefit from guarantees or security granted by other members of the group.

Covenants

        Our senior credit facility significantly and, in some cases absolutely, restricts the ability of members of the bank group to, among other things:

  •
  incur or guarantee additional indebtedness;

  •
  pay dividends or make other distributions or redeem or repurchase equity interests or subordinated obligations;

  •
  make investments;

  •
  sell assets, including the capital stock of subsidiaries;

  •
  create liens;

  •
  enter into agreements that restrict the bank group's ability to pay dividends or make intercompany loans;

  •
  merge or consolidate or transfer all or substantially all of their assets; and

  •
  enter into transactions with affiliates.

Financial maintenance covenants

        Our senior credit facility contains the following financial covenant ratios:

  •
  Consolidated net debt to consolidated operating cashflow, which we refer to as the Leverage Ratio;

  •
  Consolidated operating cashflow to consolidated total net cash interest payable, which we refer to as the Interest Coverage Ratio; and

  •
  Bank group cashflow to consolidated debt service, which we refer to as the Debt Service Coverage Ratio.

        The financial covenants will be tested as described below:

Quarter Date	Leverage Ratio	Interest Coverage Ratio	Debt Service Coverage Ratio
December 31, 2009	4.25:1	2.60:1	1:1
March 31, 2010	4.25:1	2.60:1	1:1
June 30, 2010	4.10:1	2.65:1	1:1
September 30, 2010	4.00:1	2.70:1	1:1
December 31, 2010	3.90:1	2.75:1	1:1
March 31, 2011	3.75:1	2.85:1	1:1
June 30, 2011	3.70:1	2.90:1	1:1
September 30, 2011	3.60:1	3.00:1	1:1
December 31, 2011	3.50:1	3.05:1	1:1
March 31, 2012	3.50:1	3.10:1	1:1
June 30, 2012	3.00:1	3.20:1	1:1
September 30, 2012	3.00:1	4.00:1	1:1
December 31, 2012 and thereafter	3.00:1	4.00:1	1:1

        As shown in the table above, the required levels become more restrictive over time. As a result, we will need to continue to improve our operating performance over the next several years to meet these levels. Failure to meet these covenant levels would result in a default under our senior credit facility. As of September 30, 2009, we were in compliance with these covenants.

Events of default

        The occurrence of events of default specified in our senior credit facility entitle the lenders to cancel any undrawn portion of that facility, require the immediate payment of all amounts outstanding under that facility and enforce or direct the enforcement of the security interests that have been granted. These events of default include, among other things:

  •
  failure to make payments of principal or interest when due;

  •
  breaches of representations;

  •
  breaches of obligations and undertakings under our senior credit facility and related finance documents, including failure to meet financial covenants;

  •
  cross defaults;

  •
  the occurrence of insolvency contingencies affecting Virgin Media Inc., the issuer, any borrower under our senior credit facility or any guarantor that is a material subsidiary;

  •
  repudiation of our senior credit facility and the other finance documents;

  •
  illegality; and

  •
  the occurrence of any event or circumstance which would have a material adverse effect on the business, assets or financial condition of the obligors under our senior credit facility taken as a whole or any obligor's payment or other material obligations under our senior credit facility or related finance documents.

Existing senior notes

        In June 2009, Virgin Media Finance PLC issued U.S. dollar denominated 9.50% senior notes due 2016 with a principal amount outstanding of $750 million and euro denominated 9.50% senior notes due 2016 with a principal amount outstanding of €180 million. In July 2009, Virgin Media Finance PLC issued additional U.S. dollar denominated 9.50% senior notes due 2016 with a principal amount outstanding of $600 million. The U.S. dollar denominated senior notes issued in June 2009 and July 2009, respectively, are treated as a single issuance of the same notes under the indenture for these notes. Interest on the 9.50% senior notes due 2016 is payable on February 15 and August 15 of each year. The 9.50% senior notes due 2016 are unsecured senior obligations of Virgin Media Finance PLC and rank pari passu with Virgin Media Finance PLC's outstanding senior notes due 2014 and its 9.125% senior notes due 2016. The 9.50% senior notes due 2016 mature on August 15, 2016 and are guaranteed on a senior basis by Virgin Media Inc., Virgin Media Group LLC, Virgin Media Holdings Inc., Virgin Media (UK) Group, Inc. and Virgin Media Communications Limited and on a senior subordinated basis by VMIH.

        In July 2006, Virgin Media Finance PLC issued U.S. dollar denominated 9.125% senior notes due 2016 with a principal amount outstanding of $550 million. The 9.125% senior notes due 2016 are unsecured senior obligations of Virgin Media Finance PLC and rank pari passu with Virgin Media Finance PLC's outstanding 9.50% senior notes due 2016 and its senior notes due 2014. Interest on the 9.125% senior notes due 2016 is payable on February 15 and August 15 of each year. The 9.125% senior notes due 2016 mature on August 15, 2016 and are guaranteed on a senior basis by Virgin

Media Inc., Virgin Media Group LLC, Virgin Media Holdings Inc., Virgin Media (UK) Group, Inc. and Virgin Media Communications Limited and on a senior subordinated basis by VMIH.

        In April 2004, Virgin Media Finance PLC issued U.S. dollar denominated 8.75% senior notes due 2014 with a principal amount outstanding of $425 million, sterling denominated 9.75% senior notes due 2014 with a principal amount outstanding of £375 million, and euro denominated 8.75% senior notes due 2014 with a principal amount outstanding of €225 million. Interest is payable on April 15 and October 15 of each year. The senior notes due 2014 mature on April 15, 2014 and are guaranteed on a senior basis by Virgin Media Inc., Virgin Media Group LLC, Virgin Media Holdings Inc., Virgin Media (UK) Group, Inc. and Virgin Media Communications Limited and on a senior subordinated basis by VMIH.

        The covenants in the senior notes due 2014 and the senior notes due 2016 contain similar obligations and restrictions on the activities of the issuer and certain of its affiliates and contain similar covenants to those contained in the notes offered hereby and described under "Description of Notes."

Convertible senior notes

        In April 2008, Virgin Media Inc. issued U.S. dollar denominated 6.50% convertible senior notes due 2016 with a principal amount outstanding of $1.0 billion. The convertible senior notes are unsecured senior obligations of Virgin Media Inc. and, consequently, are subordinated to our obligations under the senior credit facility and rank equally with Virgin Media Inc.'s guarantees of the existing senior notes and will rank equally with Virgin Media Inc.'s guarantee of the notes offered hereby. The convertible senior notes bear interest at an annual rate of 6.50% payable semi-annually on May 15 and November 15 of each year. The convertible senior notes mature on November 15, 2016 and may not be redeemed by us prior to their maturity date. Upon conversion, we may elect to settle in cash, shares of common stock or a combination of cash and shares of our common stock.

        Holders of convertible senior notes may tender their notes for conversion at any time on or after August 15, 2016 through to the second scheduled trading date preceding the maturity date. Prior to August 15, 2016, holders may convert their notes, at their option, only under certain circumstances set forth in the indenture governing the convertible senior notes. The initial conversion rate of the convertible senior notes represents an initial conversion price of approximately $19.22 per share of common stock, subject to adjustment under circumstances set forth in the indenture governing the convertible senior notes.

        Holders may also require us to repurchase the convertible senior notes for cash in the event of a fundamental change (as defined in the indenture governing the convertible senior notes), such as a change in control, merger, consolidation, dissolution or delisting (including involuntary delisting for failure to continue to comply with the NASDAQ listing criteria), for a purchase price equal to 100% of the principal amount, plus accrued but unpaid interest to the purchase date.

Description of Notes

        Definitions of certain terms used in this Description of Notes may be found below under the heading "—Certain Definitions." For purposes of this section, the term:

  •
  "Issuer" refers to Virgin Media Finance PLC (f/k/a NTL Cable plc), a public limited company incorporated under the laws of England and Wales;

  •
  "Company" refers to Virgin Media Group LLC (f/k/a NTL:Telewest LLC), a directly wholly owned subsidiary of Parent (as defined herein), which will guarantee the Notes on a senior basis, and which along with its Restricted Subsidiaries is subject to the covenants described in this section;

  •
  "Notes" collectively refers to the Dollar Notes and the Sterling Notes to be issued on the date as of which the Indenture (as defined below) is dated (the "Closing Date") and any Additional Notes (as defined below) issued;

  •
  "VMIH" refers to Virgin Media Investment Holdings Limited (f/k/a as NTL Investment Holdings Limited), a direct wholly-owned subsidiary of the Issuer, which will guarantee the Notes on a senior subordinated basis;

  •
  "Parent" refers to Virgin Media Inc. (f/k/a NTL Incorporated), an indirect parent company of the Issuer, which will guarantee the Notes on a senior basis;

  •
  "Holdings" refers to Virgin Media Holdings Inc. (f/k/a NTL Holdings Inc.), an indirect parent company of the Issuer; and

  •
  "Intermediate Guarantors" collectively refers to the Company, Holdings, Virgin Media (UK) Group, Inc. (f/k/a NTL (UK) Group, Inc., "UK Holdco"), Virgin Media Communications Limited (f/k/a NTL Communications Limited) and any future Subsidiary of the Company of which the Issuer is a Subsidiary, which future Subsidiary will guarantee the Notes on a senior basis, with each individually referred to as an "Intermediate Guarantor."

        Parent will not be directly subject to the covenants under the Indenture. Parent's guarantee is referred to in this section as the "Parent Guarantee."

        The Intermediate Guarantors and their Restricted Subsidiaries, including the Issuer, will be subject to the covenants under the Indenture. Each Intermediate Guarantor's guarantee of the Notes is referred to in this section as an "Intermediate Guarantee." VMIH is referred to from time to time in this section as the "Senior Subordinated Subsidiary Guarantor," and its guarantee of the Notes is referred to as the "Senior Subordinated Subsidiary Guarantee."

        Under limited circumstances, other Subsidiaries of the Issuer may be required to guarantee the Notes. Any such Subsidiary is referred to as an "Additional Subsidiary Guarantor," and each such guarantee is referred to in this section as an "Additional Subsidiary Guarantee." The Senior Subordinated Subsidiary Guarantor and any Additional Subsidiary Guarantors will collectively be referred to as "Subsidiary Guarantors," and their guarantees will collectively be referred to as "Subsidiary Guarantees." On the Closing Date, VMIH will be the only Subsidiary Guarantor. Parent, Holdings, the Intermediate Guarantors and the Subsidiary Guarantors are each referred to from time to time in this section as a "Note Guarantor," and each such guarantee is referred to in this section from time to time as a "Note Guarantee."

        The Issuer will issue the Notes under an Indenture to be dated as of the Closing Date (the "Indenture"), among the Parent, the Intermediate Guarantors, the Issuer, the Senior Subordinated Subsidiary Guarantor and The Bank of New York Mellon, as Trustee, Registrar and Paying Agent (the "Trustee") and the Bank of New York Mellon (Luxembourg) S.A. as Luxembourg Paying Agent, a copy of which is available from the Issuer upon request. The Indenture contains provisions which define your rights under the Notes. In addition, the Indenture governs the obligations of the Parent, the Intermediate Guarantors, the Issuer, each Subsidiary Guarantor and the Trustee under the Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the U.S. Trust Indenture Act of 1939, as amended.

        Each Holder, by accepting a Note, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Deed. A copy of the Intercreditor Deed shall be available on any Business Day upon prior written request at the offices of the Trustee and, for so long as any Notes are listed on the Luxembourg Stock Exchange, at the offices of the Luxembourg Paying Agent. See "Description of the Intercreditor Deeds."

        The following description is only a summary of certain provisions of the Indenture. It does not restate the terms of the Indenture in their entirety. We urge you to carefully read the Indenture as it, and not this description, governs your rights as Holders.

Overview of the Notes and the Note Guarantees

        The Notes:

  •
  will be senior unsecured obligations of the Issuer;

  •
  will rank equally in right of payment with all existing and future Senior Indebtedness of the Issuer, including the Existing Notes and any obligations owed by the Issuer in respect of its guarantee of all obligations of the borrowers under the Existing Credit Facility;

  •
  will be senior in right of payment to all existing and future subordinated obligations of the Issuer;

  •
  will be effectively subordinated to any Secured Indebtedness of the Issuer and its Subsidiaries, including any obligations owed by the Issuer in respect of its guarantee of all obligations of the borrowers under the Existing Credit Facility, to the extent of the value of the assets securing such Secured Indebtedness (other than the extent any such assets also secure the Notes on an equal and ratable or priority basis) are subordinated; and

  •
  will be effectively subordinated to all liabilities (including all obligations under the Existing Credit Facility, any Indebtedness permitted to be Incurred by a Restricted Subsidiary of the Issuer under the Indenture and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of the Issuer, including the Senior Subordinated Subsidiary Guarantor (other than Senior Subordinated Indebtedness and Subordinated Obligations of the Senior Subordinated Subsidiary Guarantor).

        The Parent Guarantee:

  •
  will be a senior unsecured obligation of Parent;

  •
  will rank equally in right of payment with all existing and future senior indebtedness of Parent;

  •
  will be senior in right of payment to all existing and future Subordinated Obligations of Parent;

  •
  will be effectively subordinated to any Secured Indebtedness of Parent and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness (other than to the extent any such assets also secure the Parent Guarantee on an equal and ratable or priority basis) are subordinated; and

  •
  will be effectively subordinated to all liabilities (including all obligations under the Existing Credit Facility, any Indebtedness permitted to be Incurred under the Indenture by the Company or any Restricted Subsidiary and Trade Payables) and Disqualified Stock and Preferred Stock of

    each Subsidiary of Parent, including the Intermediate Guarantors, the Issuer and the Senior Subordinated Subsidiary Guarantor.

        The Intermediate Guarantee of each Intermediate Guarantor:

  •
  will be a senior obligation of such Intermediate Guarantor;

  •
  will rank equally in right of payment with all existing and future senior indebtedness of such Intermediate Guarantor;

  •
  will be senior in right of payment to all existing and future Subordinated Obligations of such Intermediate Guarantor;

  •
  will be effectively subordinated to any Secured Indebtedness of such Intermediate Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness (except to the extent any such assets also secure such Intermediate Guarantee on an equal and ratable or priority basis) are subordinated; and

  •
  will be effectively subordinated to all liabilities (including all obligations under the Existing Credit Facility, any Indebtedness permitted to be Incurred by a Restricted Subsidiary of such Intermediate Guarantor under the Indenture and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of such Intermediate Guarantor, including other Intermediate Guarantors, as applicable, the Issuer and the Senior Subordinated Subsidiary Guarantor.

        The Company, Holdings, UK Holdco and Virgin Media Communications Limited will be the only Intermediate Guarantors on the Closing Date. Any future Subsidiary of the Company of which the Issuer is a Subsidiary will be required to provide an Intermediate Guarantee as described below under "—Intermediate Guarantees." Each such Subsidiary that is required in the future by the Indenture to become an Intermediate Guarantor will be required to do so by the execution of a supplemental indenture, containing an Intermediate Guarantee of the Issuer's payment obligations under the Notes, that will become a part of the Indenture (and is considered such for the purposes of the Indenture and the Notes).

        The Senior Subordinated Subsidiary Guarantee:

  •
  will be an unsecured senior subordinated obligation of the Senior Subordinated Subsidiary Guarantor;

  •
  will rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of the Senior Subordinated Subsidiary Guarantor;

  •
  will be subordinated in right of payment to all existing and future Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor, including all obligations under the Existing Credit Facility;

  •
  will be senior in right of payment to all existing and future Subordinated Obligations of the Senior Subordinated Subsidiary Guarantor;

  •
  will be effectively subordinated to any Secured Indebtedness of the Senior Subordinated Subsidiary Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness (other than to the extent any such assets also secure the Senior Subordinated Subsidiary Guarantee on an equal and ratable or priority basis) are subordinated; and

  •
  will be effectively subordinated to all liabilities (including all obligations under the Existing Credit Facility and any Indebtedness permitted to be Incurred under the Indenture by Restricted Subsidiaries of the Senior Subordinated Subsidiary Guarantor and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of the Senior Subordinated Subsidiary Guarantor.

        The circumstances under which the Senior Subordinated Subsidiary Guarantee may be released are described below under "—Senior Subordinated Subsidiary Guarantee—Release of the Senior Subordinated Subsidiary Guarantee."

        Under limited circumstances, Subsidiaries of the Issuer may be required to provide Additional Subsidiary Guarantees. The circumstances under which Additional Subsidiary Guarantees may be required are described below under "—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" and "—Merger and Consolidation." The circumstances under which an Additional Subsidiary Guarantee may be released are described under "—Additional Subsidiary Guarantees—Release of Additional Subsidiary Guarantees."

        Each of the Issuer, Parent, the Intermediate Guarantors and the Senior Subordinated Subsidiary Guarantor has no revenue-generating operations of its own. To make payment on the Notes or the Note Guarantees, as applicable, each will depend on cash flows received from its subsidiaries and payments under intercompany loans, including convertible unsecured loan stock. See "Risk Factors—Risks relating to the notes and our capital structure—We are a holding company dependent upon cash flow from subsidiaries to meet our obligations." Moreover, the Intermediate Guarantors, the Issuer and the other Restricted Subsidiaries will be able to Incur substantial amounts of Indebtedness in the future, including Indebtedness that will be effectively senior to the Notes and the Guarantees thereof. See "—Ranking" and "—Certain Covenants—Limitation on Indebtedness" below.

Treatment of Content Business and Business Sales Division

        The Indenture permits us to, among other things, sell, transfer or spin off our business or assets relating to content activities. In addition, the Indenture permits us to contribute the assets relating to our ntl:Telewest business division to a joint venture. See "—Certain Covenants—Limitation on Restricted Payments" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock." In each such case, the content-related assets or the business division assets, as the case may be, would no longer be held by the Company or any Restricted Subsidiary, and so would not be subject to the covenants contained in the Indenture. As a result, the Company may undertake transactions related to these assets (such as selling them or securing debt on them) which will not be subject to the limitations of the covenants, and the Company would potentially lose access to all or a portion of the cash flows generated by these assets as well as the value of these assets.

        For the year ended December 31, 2008, our Content segment (which does not include our sit-up business which was sold on April 1, 2009 and is treated as a discontinued operation) had revenue (including internally generated revenue) of £147.5 million and segment contribution of £(4.6) million. For the nine months ended September 30, 2009, the revenue (including internally generated revenue) and segment contribution for our Content segment were £122.5 million and £12.9 million, respectively. Revenue (including internally generated revenue) and segment contribution for our ntl:Telewest business division, which constitutes our Business segment, for the year ended December 31, 2008, were £626.4 million and £335.2 million, respectively. For the nine months ended September 30, 2009, the revenue and segment contribution for our Business segment were £435.6 million and £252.6 million, respectively.

        Segment contribution, which is defined as operating income (loss) before network operating costs, corporate costs, depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges, is management's measure of segment profit. Segment contribution excludes the impact of certain costs and expenses that are not directly attributable to the reporting segments, such as the costs of operating the network, corporate costs and depreciation and amortization. Restructuring and other charges, and goodwill and intangible asset impairments are excluded from segment contribution as management believes they are not characteristic of our underlying business operations. Assets are reviewed on a consolidated basis and are not allocated to segments for management reporting since the primary asset of the business is the cable network infrastructure, which is shared by our Consumer and Business segments.

Principal, Maturity and Interest

        The Dollar Notes are being initially offered in an aggregate principal amount of $            and will be issued in minimum denominations of $100,000 and integral multiples of $1,000. The Sterling Notes are being initially offered in an aggregate principal amount of £            and will be issued in minimum denominations of £50,000 and integral multiples of £1,000. The Notes will mature on                        , 2019.

        Interest on the Dollar Notes will accrue at the rate of      % per annum. Interest on the Sterling Notes will accrue at the rate of      % per annum. Each Note we issue will bear interest beginning on the date of issuance thereof, or from the most recent date to which interest has been paid or provided for. The Issuer will pay interest semi-annually in arrears to Holders of Notes of record at the close of business on                and                immediately preceding the interest payment date on                        and                         of each year. The first interest payment date is                        , 2010 and interest on the Notes accrues from                        , 2009. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Indenture May Be Used for Future Issuances

        From time to time, the Issuer may issue additional Notes of any series having identical terms and conditions to the Notes it is currently offering (the "Additional Notes"). The Issuer is permitted to issue such Additional Notes only if at the time of such issuance the Company and its Restricted Subsidiaries, including the Issuer, are in compliance with the covenant described below under "—Certain Covenants—Limitation on Indebtedness." Any Additional Notes may be treated with the Notes as a single class and may vote on all matters with such Notes except as described under the caption "—Amendment, Supplement and Waiver."

Paying Agents and Registrar

        The Trustee will initially act as Paying Agent and Registrar for the Notes. In addition, if and for so long as the Notes are listed on the Luxembourg Stock Exchange and traded on the Euro MTF market of the Luxembourg Stock Exchange and the rules of such exchange so require, the Issuer shall have appointed a Person located in Luxembourg reasonably acceptable to the Trustee as an additional paying agent and transfer agent for the Notes. The Issuer may change the Paying Agent or Registrar for the Notes without prior notice to the Holders of the Notes. However, if and for so long as the Notes are listed on the Luxembourg Stock Exchange and traded on the Euro MTF market of the Luxembourg Stock Exchange and the rules of such exchange so require, the Issuer will publish notice of the change in the Paying Agent and Registrar in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the website of the Luxembourg Stock Exchange (www.bourse.lu).

        The Issuer undertakes that it will ensure that it maintains a paying agent in a Member State that will not be obliged to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC regarding the taxation of savings income (the "Directive").

Optional Redemption

        Except as set forth under "—Make-Whole Redemption" and "—Equity Proceeds Redemption" and under the heading "—Optional Redemption for Tax Reasons," the Issuer may not redeem the Notes prior to                        , 2014. On or after this date, the Issuer may redeem each series of Notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on of the years set forth below:

Redemption Year	Dollar Notes Redemption Price		Sterling Notes Redemption Price
2014		%		%
2015		%		%
2016		%		%
2017 and thereafter		%		%

        For purposes of the optional redemption provisions, the Dollar Notes and the Sterling Notes will each be treated as a separate series.

Make-Whole Redemption

        The Issuer may also choose to redeem each series of Notes prior to                        , 2014, in whole or in part, on not less than 30 nor more than 60 days' prior notice, by paying a redemption price equal to the sum of:

          (a)   100% of the principal amount of the Notes to be redeemed, plus

          (b)   the Applicable Premium,

plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Equity Proceeds Redemption

        At any time prior to                        , 2012, the Issuer may, on one or more occasions, redeem up to a maximum of 40% of the original aggregate principal amount of each series of Notes (calculated giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings. The redemption price of the Dollar Notes is equal to      % of the principal amount thereof and the redemption price of the Sterling Notes is equal to      % of the principal amount thereof, in each case plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:

          (1)   after giving effect to any such redemption at least 60% of the original aggregate principal amount of such series of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding; and

          (2)   any such redemption by the Issuer must be made within 120 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Payments of Additional Amounts

        All payments made under or with respect to the Notes or the Note Guarantees shall be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including related penalties, interest and other liabilities) (hereinafter, "Taxes") imposed or levied by or on behalf of (1) the government of the United Kingdom, (2) the United States, (3) any other jurisdiction in which the Issuer or any Note Guarantor is organized or is otherwise resident for tax purposes, (4) any jurisdiction from or through which payment is made and (5) any political subdivision or governmental authority or agency of or in any of the foregoing having the power to tax (each, a "Relevant Taxing Jurisdiction"), unless the Issuer or any Note Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

        If the Issuer or a Note Guarantor is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes or the Note Guarantees, the Issuer or the applicable Note Guarantor shall pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by the Holders and beneficial owners (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holders and beneficial owners would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

          (1)   any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership or corporation) and the Relevant Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding of such Note);

          (2)   any estate, inheritance, gift, sales, excise, transfer, personal property Tax or similar Tax;

          (3)   any Taxes which are payable otherwise than by withholding from payments of (or in respect of) principal of, or any premium or interest on, the Notes;

          (4)   any Taxes that are imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner of a Note with a request by the Issuer addressed to the Holder or such beneficial owner (A) to provide information concerning the nationality, residence, identity or present or former connection with a Relevant Taxing Jurisdiction of the Holder or such beneficial owner or (B) to make any declaration or other similar claim or satisfy any certification, information or reporting requirement, which, in the case of (A) or (B), is required or imposed by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Tax;

          (5)   any withholding or deduction imposed on a payment to an individual required to be made pursuant to the Directive or any law implementing, or introduced in order to conform to, such Directive; or

          (6)   any combination of items (1), (2), (3), (4) and (5) above.

        The Issuer or such Note Guarantor also will not be required to pay Additional Amounts:

          (a)   if the payment could have been made without deduction or withholding if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that such beneficiary would have been entitled to Additional Amounts had the Note been presented on the last day of the 30-day period),

          (b)   with respect to any payment of principal of (or premium, if any, on) or interest on such Note to any Holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note, or

          (c)   if the Note is presented for payments by or on behalf of a Holder or beneficial owner who would be able to avoid a withholding or deduction by presenting the relevant Note to another paying agent in a Member State.

        If the Issuer or any Note Guarantor will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or the relevant Note Guarantee, as applicable, the Issuer or such Note Guarantor, as applicable, will deliver to the Trustee at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Issuer or the Note Guarantor, as applicable, shall notify the Trustee promptly thereafter but in no event later than two Business Days prior to the date of payment) notice of payment in the form of an Officer's Certificate. In either circumstance, the Officer's Certificate must state that Additional Amounts will be payable and the amount so payable. The Officer's Certificate must also set forth any other information necessary to enable the paying agent to pay Additional Amounts to Holders and beneficial owners on the relevant payment date.

        The Issuer or any Note Guarantor will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Issuer will provide the Trustee with official receipts or other documentation satisfactory to the Trustee evidencing the payment of the Taxes with respect to which Additional Amounts are paid. Certificated copies of such receipts and such other documentation shall be made available to Holders upon request and will be made available at the offices of the Paying Agent if the Notes are then listed on the Luxembourg Stock Exchange. The Issuer will attach to such copies an Officer's Certificate stating (x) that the amount of withholding Taxes evidenced by such copies was paid in connection with any payment made under or with respect to the Notes or any Note Guarantee and (y) the amount of such withholding Taxes paid per $1,000 or £1,000 of Notes.

        Whenever in this "Description of Notes" there is mentioned, in any context:

  •
  the payment of principal,

  •
  purchase prices in connection with a purchase of Notes,

  •
  interest, or

  •
  any other amount payable on or with respect to any of the Notes or any Note Guarantee,

that reference shall be deemed to include payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

        The Issuer or a Note Guarantor will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Note Guarantees, the Indenture or any other related document or instrument, or the receipt of any payments with respect to the Notes or the Note Guarantees, excluding taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction, and the Issuer will agree to indemnify the Holders or the Trustee for any such taxes paid by the Holders or the Trustee.

        The preceding provisions will survive any termination, defeasance or discharge of the Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer or any Note Guarantee is organized or any political subdivision or taxing authority or agency thereof or therein.

Optional Redemption for Tax Reasons

        The Issuer may, at its option, redeem all, but not less than all, of each series of the then-outstanding Notes at any time upon giving not less than 30 nor more than 60 days' notice to the Holders (which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (a "Tax Redemption Date") and all Additional Amounts, if any, that will become due on the Tax Redemption Date as a result of such redemption or otherwise (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if the Issuer determines in good faith that (1) it, or any Note Guarantor, with respect to a Note Guarantee, as the case may be, has become obligated or, on the occasion of the next payment due in respect of a series of the Notes, would be obligated to pay Additional Amounts with respect to any payment under or with respect to a series of the Notes or the relevant Note Guarantee, as applicable, and (2) the payment obligation cannot be avoided by the Issuer taking reasonable measures available to it (including making payment through a paying agent located in another jurisdiction), as a result of:

          (A)  any change in, or amendment to, the laws or treaties (or any regulations, protocols or rulings promulgated thereunder) of the United Kingdom, the United States or any other Relevant Taxing Jurisdiction affecting taxation, which change or amendment becomes effective on or after the date of issuance of such Note or Note Guarantee; or

          (B)  any change in position regarding the application, administration or interpretation of such laws, treaties, regulations, protocols or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change in position becomes effective on or after the date of issuance of such Note or Note Guarantee.

        The notice of redemption may not be given (a) earlier than 90 days prior to the earliest date on which the Issuer would be obligated to make a payment or withholding if a payment in respect of a series of the Notes were then due and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or, where relevant, mailing of any notice of redemption of a series of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee an Officer's Certificate and Opinion of Counsel to the effect that the circumstances referred to above exist and the Issuer cannot avoid the obligation by taking reasonable measures available to it. The Trustee shall accept the Officer's Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of the conditions precedent described above.

Sinking Fund

        The Notes will not be entitled to the benefit of any sinking fund.

Selection

        If the Issuer partially redeems any series of the Notes, the Trustee will select the Notes in such series to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate (and in such manner that complies with applicable legal and exchange requirements). No Note of $100,000 in original principal amount or less (in the case of the Dollar Notes) or £50,000 in original principal amount or less (in the case of the Sterling Notes) will be redeemed in part. If the Issuer redeems any Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. In case of a Definitive Note, a new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. In case of a global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with any paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest thereon, if any, on the Notes to be redeemed (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Ranking

        The Notes will be unsecured Senior Indebtedness of the Issuer and will rank equally in right of payment with all the existing and future Senior Indebtedness of the Issuer, including any obligations owed by the Issuer under the Existing Notes and in respect of its guarantee of all obligations of the borrowers under the Existing Credit Facility. The Notes also will be effectively subordinated to any Secured Indebtedness of the Issuer and its Subsidiaries, including any obligations owed by the Issuer in respect of its guarantee of all obligations of the borrowers under the Existing Credit Facility, to the extent of the value of the assets securing such Secured Indebtedness (other than to the extent that any such assets also secure the Notes on an equal and ratable basis). The Notes will be senior in right of payment to all existing and future Subordinated Obligations of the Issuer.

        The Parent Guarantee will be senior indebtedness of Parent, will be unsecured, will rank equally in right of payment to all existing and future senior indebtedness of Parent and will rank senior in right of payment with all existing and future Subordinated Obligations of Parent. The Parent Guarantee will be effectively subordinated to any Secured Indebtedness of Parent and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness (other than to the extent that any such assets also secure the Parent Guarantee on an equal and ratable or priority basis). The Parent Guarantee will also be effectively subordinated to all liabilities (including all obligations under the Existing Credit Facility, additional Indebtedness permitted to be Incurred by the Company or any Restricted Subsidiary under the Indenture, and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of Parent, including the Intermediate Guarantors, the Issuer and the Senior Subordinated Subsidiary Guarantor.

        Each Intermediate Guarantee will be Senior Indebtedness of the applicable Intermediate Guarantor, will be unsecured, will rank equally in right of payment to all existing and future senior indebtedness of such Intermediate Guarantor and will rank senior in right of payment with all existing and future Subordinated Obligations of such Intermediate Guarantor. Each Intermediate Guarantee will be effectively subordinated to any Secured Indebtedness of the applicable Intermediate Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness (other than to the extent that any such assets also secure the relevant Intermediate Guarantee on an equal and ratable or priority basis). Each Intermediate Guarantee will also be effectively subordinated to all liabilities (including, as applicable, all obligations under the Existing Credit Facility, additional Indebtedness permitted to be Incurred by a Restricted Subsidiary of such Intermediate Guarantor under the Indenture, and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of the applicable Intermediate Guarantor, including other Intermediate Guarantors, as applicable, the Issuer and the Senior Subordinated Subsidiary Guarantor.

        The Senior Subordinated Subsidiary Guarantee will be Senior Subordinated Indebtedness of the Senior Subordinated Subsidiary Guarantor, will be unsecured, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor (including all obligations under the Existing Credit Facility, additional Indebtedness permitted to be Incurred under the Indenture, and Trade Payables), will rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of the Senior Subordinated Subsidiary Guarantor and will be senior in right of payment to all existing and future Subordinated Obligations of the Senior Subordinated Subsidiary Guarantor. The Senior Subordinated Subsidiary Guarantee will be effectively subordinated to any Secured Indebtedness of the Senior Subordinated Subsidiary Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness (other than to the extent that such assets also secure the Senior Subordinated Subsidiary Guarantee on an equal and ratable or priority basis). The Senior Subordinated Subsidiary Guarantee will also be effectively subordinated to all liabilities (including all obligations under the Existing Credit Facility, additional Indebtedness permitted to be Incurred by Restricted Subsidiaries of the Senior Subordinated Subsidiary Guarantor under the Indenture, and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of the Senior Subordinated Subsidiary Guarantor.

        The Issuer expects to conduct all of its operations through its Subsidiaries. Creditors, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries, including the Senior Subordinated Subsidiary Guarantor (except to the extent of any Indebtedness of the Senior Subordinated Subsidiary Guarantor ranking pari passu with or junior to the Senior Subordinated Subsidiary Guarantee), over the claims of creditors of the Issuer, including Holders. The Notes, therefore, will be effectively subordinated to the claims of creditors, including creditors under the Existing Credit Facility, trade creditors, and preferred stockholders, if any, of Subsidiaries of the Issuer, other than creditors under Senior Subordinated Indebtedness or Subordinated Obligations of the Senior Subordinated Subsidiary Guarantor.

        Assuming that the issuance of the Notes and the application of the proceeds therefrom were completed as of September 30, 2009, there would have been outstanding:

          (1)   no indebtedness of the Intermediate Guarantors, other than the Intermediate Guarantees, the guarantees in favor of the Existing Notes and intercompany indebtedness owed to other Intermediate Guarantors or Restricted Subsidiaries;

          (2)   no indebtedness of the Issuer, other than the Notes, the Existing Notes, the guarantee by the Issuer of all obligations of the borrowers under the Existing Credit Facility and intercompany indebtedness owed to Intermediate Guarantors and VMIH;

          (3)   indebtedness of the Senior Subordinated Subsidiary Guarantor of £2,969.4 million, based on sterling equivalent amounts on September 30, 2009 under the Existing Credit Facility as well as our Hedging Obligations;

          (4)   no Senior Subordinated Indebtedness of the Senior Subordinated Subsidiary Guarantor (other than the Senior Subordinated Subsidiary Guarantee and its guarantee in favor of the Existing Notes) and no indebtedness of the Senior Subordinated Subsidiary Guarantor that is subordinate or junior in right of payment to the Senior Subordinated Subsidiary Guarantee (other than intercompany indebtedness owed to the Issuer and the Intermediate Guarantors); and

          (5)   indebtedness of VMIH and its Restricted Subsidiaries other than the guarantee of the Existing Notes, the Senior Subordinated Guarantee and indebtedness under the Existing Credit Facility, of £172.4 million. Of this amount, £169.2 million primarily represents amounts owed under capital leases.

        Although the Indenture will limit the Incurrence of Indebtedness by the Company, the Issuer and the other Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Company, the Issuer and the other Restricted Subsidiaries will be able to Incur substantial amounts of additional Indebtedness. Such Indebtedness may be Senior Indebtedness or may otherwise be effectively senior to the Notes, the Intermediate Guarantees and the Senior Subordinated Subsidiary Guarantee. In particular, Restricted Subsidiaries that are Subsidiaries of the Issuer may Incur additional capital markets Indebtedness which, under the terms of the Indenture, can be secured and guaranteed and can benefit from restrictions limiting the ability of those Subsidiaries to pay dividends to the Issuer. See "—Certain Covenants—Limitation on Indebtedness" below. The Indenture does not limit the Incurrence of Indebtedness by Parent or any Unrestricted Subsidiary.

        The ability of the Issuer to service its Indebtedness, including the Notes, is dependent upon the earnings of its Subsidiaries and the ability of those Subsidiaries to distribute those earnings as dividends, loans or other payments to the Issuer. In particular, the ability of its Subsidiaries to transfer funds to the Issuer (in the form of cash dividends, loans, advances or otherwise) may be limited by financial assistance rules, corporate benefit laws, other corporate laws, banking or other regulations. For example, restrictions under English company law prohibit Subsidiaries that are incorporated in England and Wales from paying dividends except out of profits legally available for distribution. If these restrictions are applied to the Subsidiaries of the Issuer that are not Subsidiary Guarantors, then the Issuer would not be able to use the earnings of those Subsidiaries to make payments on the Notes to the extent that such earnings cannot otherwise be paid lawfully to the Issuer (directly or through Subsidiaries of the Issuer). In addition, contractual obligations of the Subsidiaries of the Issuer, including financing arrangements such as the Existing Credit Facility and the Intercreditor Deed, limit and may in the future limit the ability of Subsidiaries to transfer funds to the Issuer. As noted above, agreements relating to future Indebtedness of the Subsidiaries of the Issuer, including capital markets Indebtedness, may include such limitations.

Parent Guarantee

        Parent will fully and unconditionally guarantee on a senior unsecured basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on or in respect of the Notes, expenses, indemnification or otherwise. The Parent Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by Parent, without rendering the Parent Guarantee voidable under applicable law relating to ultra vires, corporate benefit, fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally.

Intermediate Guarantees

        Each Intermediate Guarantor will fully and unconditionally guarantee on a senior unsecured basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on or in respect of the Notes, expenses, indemnification or otherwise. Each Intermediate Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by the relevant Intermediate Guarantor without rendering such Intermediate Guarantee voidable under applicable law relating to ultra vires, corporate benefit, fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally.

        Any future Subsidiary of the Company of which the Issuer is a Subsidiary will be required to provide an Intermediate Guarantee. Each such Subsidiary will be required to do so by the execution of a supplemental indenture, containing an Intermediate Guarantee of the Issuer's payment obligations under the Notes, that will become a part of the Indenture (and is considered such for the purposes of the Indenture and the Notes).

Senior Subordinated Subsidiary Guarantee

        Subject to the terms of the Intercreditor Deed, VMIH will guarantee, on an unsecured senior subordinated basis, the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on or in respect of the Notes, expenses, indemnification or otherwise (all such obligations being herein called the "Guaranteed Obligations"). Pursuant to the Intercreditor Deed, the Senior Subordinated Subsidiary Guarantee will rank equally with the senior subordinated guarantee granted by VMIH in favor of the

Existing Notes and, potentially, further high yield notes issued by VMIH and guaranteed by VMIH (including Additional Notes).

Release of the Senior Subordinated Subsidiary Guarantee

        Subject to the following paragraph, the Senior Subordinated Subsidiary Guarantee, once it becomes due, is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Subsidiary Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

        The Senior Subordinated Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Senior Subordinated Subsidiary Guarantee, and the Senior Subordinated Subsidiary Guarantee shall thereupon terminate and be discharged and be of no further force or effect,

          (1)   concurrently with any sale by way of enforcement by the relevant Security Trustee (as defined in the Intercreditor Deed) of a security interest therein of (x) all of the Capital Stock of the Senior Subordinated Subsidiary Guarantor or any parent company of the Senior Subordinated Subsidiary Guarantor or (y) all or substantially all of the assets of the Senior Subordinated Subsidiary Guarantor, in each case so long as:

            (A)  the proceeds of such sale are in cash (or substantially in all cash) and are applied in the manner described under "—Turnover and Application of Proceeds;"

            (B)  the Senior Subordinated Subsidiary Guarantor is released from its obligations in respect of any other Indebtedness of Holdings, the Issuer and any other Restricted Subsidiary; provided, however, that nothing in the Intercreditor Deed shall require the release by the Senior Subordinated Subsidiary Guarantor or any of its Subsidiaries of any of their obligations in respect of the Existing Credit Facility; and

            (C)  the sale is made pursuant to either a public auction or a competitive bid process to obtain the best price reasonably obtainable given the then-current condition (financial or otherwise), earnings, business, assets and prospects of the Senior Subordinated Subsidiary Guarantor and its Subsidiaries, the Security Trustee having consulted with an internationally recognized investment bank (including without limitation and to the extent appropriate a lender under the Existing Credit Facility or a relationship bank of the Issuer or its Subsidiaries) or an internationally recognized accounting firm regarding the appropriate procedures for obtaining the best price for the shares or assets, considered the recommendations of that investment bank or accounting firm and used its reasonable efforts to cause the procedures recommended by that investment bank or accounting firm to be implemented in all material respects in relation to the sale and to permit Holders to participate in the sale process as bidders; provided, however, that the Security Trustee shall not be under any further obligation to cause such recommendations to be implemented to the extent not implemented in connection with such sale by the relevant court, authority or other third party required to act in connection with such sale; provided further, that such reasonable efforts will, to the extent permitted by applicable law, include attempting to conduct such sale process other than through a court or legal proceeding.

          (2)   concurrently with any sale by an administrator under the U.K. Insolvency Act 1986 of (x) all of the Capital Stock of the Senior Subordinated Subsidiary Guarantor or any parent company of the Senior Subordinated Subsidiary Guarantor or (y) all or substantially all of the assets of the Senior Subordinated Subsidiary Guarantor, in each case so long as:

            (A)  the administrator is an insolvency practitioner whose appointment the Trustee has not objected to (acting reasonably) under the provisions of the U.K. Insolvency Act 1986 relating to the selection of a person or persons to be an/the administrator;

            (B)  the proceeds of such sale are in cash (or substantially in all cash) and are applied in the manner described under "—Turnover and Application of Proceeds;"

            (C)  the Senior Subordinated Subsidiary Guarantor is released from its obligations in respect of any other Indebtedness of Holdings, the Issuer or any other Restricted Subsidiary; provided, however, that nothing in the Intercreditor Deed shall require the release by the Senior Subordinated Subsidiary Guarantor or any of its Subsidiaries of any of their obligations in respect of the Existing Credit Facility; and

            (D)  the sale is made pursuant to a public auction or a competitive bid process to obtain the best price reasonably obtainable given the then-current condition (financial or otherwise), earnings, business, assets and prospects of the Senior Subordinated Subsidiary Guarantor and its Subsidiaries, the administrator having consulted with an internationally recognized investment bank (including without limitation and to the extent appropriate a lender under the Existing Credit Facility or a relationship bank of the Issuer or its Subsidiaries) or an internationally recognized accounting firm regarding the appropriate procedures for obtaining the best price for the shares or assets, considered the recommendations of that investment bank or accounting firm and used its reasonable efforts to cause the procedures recommended by that investment bank or accounting firm to be implemented in all material respects in relation to the sale and to permit Holders to participate in the sale process as bidders.

          (3)   upon legal or covenant defeasance of the Issuer's obligations or satisfaction and discharge of the Indenture; or

          (4)   upon designation of the Senior Subordinated Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture, including the covenant described under "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries."

        Upon the presentation of an Officer's Certificate with respect to the occurrence of an event specified in the preceding paragraph, the Trustee will execute any documents reasonably required in order to evidence such release, discharge and termination in respect of the Senior Subordinated Subsidiary Guarantee.

        Neither the Issuer nor the Senior Subordinated Subsidiary Guarantor will be required to make a notation on the Notes to reflect the Senior Subordinated Subsidiary Guarantee or any such release, termination or discharge. In the event that the Senior Subordinated Subsidiary Guarantor is released from its obligations under the Senior Subordinated Subsidiary Guarantee at a time when the Notes are listed on the Luxembourg Stock Exchange, the Issuer will, to the extent required by the rules of the Luxembourg Stock Exchange, publish notice of the release of the Senior Subordinated Subsidiary Guarantee in a daily leading newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the website of the Luxembourg Stock Exchange (www.bourse.lu) and send a copy of such notice to the Luxembourg Stock Exchange.

Subordination of the Senior Subordinated Subsidiary Guarantee

General

        The Senior Subordinated Subsidiary Guarantee of the Senior Subordinated Subsidiary Guarantor is a senior subordinated Guarantee, which means that the Senior Subordinated Subsidiary Guarantee ranks behind, and is expressly subordinated to, all the existing and future Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor, including any obligations owed by the Senior Subordinated Subsidiary Guarantor in respect of Bank Indebtedness. The ability to take enforcement action against the Senior Subordinated Subsidiary Guarantor under the Senior Subordinated Subsidiary Guarantee is subject to significant restrictions imposed by the Intercreditor Deed. See "Risk Factors—Risks relating to the notes and our capital structure—You may not be able to enforce the senior subordinated guarantee by VMIH due to the subordination and restrictions on enforcement of that guarantee."

Limitations on Paying the Senior Subordinated Subsidiary Guarantee

        The obligations under the Senior Subordinated Subsidiary Guarantee will not become due and the Senior Subordinated Subsidiary Guarantor will not be permitted to make any payment in respect of principal of, premium, if any, or interest on the Notes and may not purchase, redeem or otherwise retire any Notes (collectively, "pay the Senior Subordinated Subsidiary Guarantee") if a Senior Payment Default occurs unless such Senior Payment Default has been cured or waived and any such acceleration has been rescinded or the Bank Indebtedness under which such Senior Payment Default occurred has been discharged or paid in full in cash. Regardless of the foregoing, the Senior Subordinated Subsidiary Guarantee will become due and obligations thereunder will be payable if the Senior Subordinated Subsidiary Guarantor and the Trustee receive written notice approving such payment from the Representative of the relevant Bank Indebtedness or Designated Senior Indebtedness.

        During the continuance of any Senior Default (other than a Senior Payment Default), the obligations under the Senior Subordinated Subsidiary Guarantee will not become due for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee of written notice (a "Blockage Notice") of such Senior Default from the Representative under the relevant Bank Indebtedness or Designated Senior Indebtedness under which such Senior Default occurred to effect a Payment Blockage Period and ending 179 days thereafter; provided that a Blockage Notice may not be served in reliance on a particular Senior Default more than 45 days after the relevant Representative has received notice in writing from any other party to the Intercreditor Deed specifying the event of default constituting that Senior Default. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

          (1)   by written notice of the termination of such Blockage Notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice;

          (2)   because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing;

          (3)   because the Bank Indebtedness or Designated Senior Indebtedness under which such Senior Default occurred has been discharged or repaid in full in cash; or

          (4)   because of the expiry of any standstill period (as described below) in existence on the date of service of the Blockage Notice.

        Notwithstanding the provisions described above, unless the holders of such Bank Indebtedness or Designated Senior Indebtedness or the Representative of such Bank Indebtedness or Designated Senior Indebtedness have accelerated the maturity thereof, the Senior Subordinated Subsidiary Guarantee will become due and the Senior Subordinated Subsidiary Guarantor will be permitted to resume making payments in respect of the Senior Subordinated Subsidiary Guarantee after the end of such Payment Blockage Period. The Senior Subordinated Subsidiary Guarantee of the Senior Subordinated Subsidiary Guarantor shall not be subject to more than one Blockage Notice in any 360-day period or in respect of the same event or circumstance.

Standstill on Enforcement

        Notwithstanding that a failure by the Issuer to make any payment on the Notes when due would constitute an Event of Default under the Indenture and would enable the Trustee and the Holders of the Notes to accelerate the maturity of the Notes, the Senior Subordinated Subsidiary Guarantee will provide that, prior to the repayment of all obligations in respect of Bank Indebtedness and Designated Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor, the obligations under the Senior Subordinated Subsidiary Guarantee are not due (and no demand may be made on the Senior Subordinated Subsidiary Guarantor) until:

          (1)   (A) any obligor under the Existing Credit Facility makes a general assignment for the benefit of or a composition with its creditors generally or a general moratorium is declared in respect of the Indebtedness of such obligor, (B) an order is made for winding-up, dissolution or administration of an obligor under the Existing Credit Facility or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets, or (C) any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in clauses (A) and (B); or

          (2)   each of the following shall have occurred:

            (A)  a default in payment of any amounts due under the Indenture or the Notes or in respect of any intercompany liabilities owed by the Senior Subordinated Subsidiary Guarantor to the Issuer has occurred;

            (B)  the Trustee or the Issuer (in its capacity as intercompany creditor) has notified the Representative under such Bank Indebtedness and Designated Senior Indebtedness in writing of such default;

            (C)  a period of not less than 179 days has passed from the date of receipt by a Representative under such Bank Indebtedness and Designated Senior Indebtedness of that notice; and

            (D)  at the end of such 179-day period, the default is continuing and has not been waived; or

          (3)   any Indebtedness outstanding under such Bank Indebtedness or Designated Senior Indebtedness has been declared to be prematurely due and payable or payable on demand (and demand has been made) by reason of an event of default, as defined in such Bank Indebtedness or Designated Senior Indebtedness; or

          (4)   enforcement action has been taken by or on behalf of the lenders under the security documents granted pursuant to, or securing Indebtedness outstanding under, such Bank Indebtedness or Designated Senior Indebtedness pursuant to which any assets of the Issuer or any Restricted Subsidiary thereof are disposed of or sold.

        Since the obligations of the Senior Subordinated Subsidiary Guarantor under the Senior Subordinated Subsidiary Guarantee will not be due until the occurrence of the events described above, the Trustee may not make a demand under or bring any enforcement action on the Senior Subordinated Subsidiary Guarantee, including but not limited to the commencement or support of insolvency proceedings with respect to, the Senior Subordinated Subsidiary Guarantor, until such time.

Subordination on Insolvency

        In the event of a liquidation, dissolution, bankruptcy, insolvency or similar proceeding involving the Issuer or any of its Subsidiaries, in general:

  •
  creditors under Bank Indebtedness and Designated Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor will be entitled to payment in full of all amounts outstanding under such Bank Indebtedness and Designated Senior Indebtedness, pursuant to the terms of the Intercreditor Deed, before the Holders would be entitled to payments under the Senior Subordinated Subsidiary Guarantee of the Senior Subordinated Subsidiary Guarantor and, as a result, before the Holders of the Notes would ultimately receive any payments on the Notes pursuant to the Senior Subordinated Subsidiary Guarantee; and

  •
  the Holders will be required, pursuant to the terms of the Intercreditor Deed, to turn over any amounts they receive in respect of the Senior Subordinated Subsidiary Guarantee of the Senior Subordinated Subsidiary Guarantor to the Security Agent until all outstanding Bank Indebtedness and Designated Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor is paid in full.

        The Security Trustee will be directed to apply such amounts in the manner described under "—Turnover and Application of Proceeds."

Turnover and Application of Proceeds

        If at any time when any Bank Indebtedness or Designated Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor is or may be outstanding and the Senior Subordinated Subsidiary Guarantor makes any payment or distribution in cash or in kind on account of the Senior Subordinated Subsidiary Guarantee when such payment or distribution is not permitted by the provisions described under "—Senior Subordinated Subsidiary Guarantee—Subordination of the Senior Subordinated Subsidiary Guarantee Limitations on Paying the Senior Subordinated Subsidiary Guarantee," then the Trustee (to the extent that it has actual knowledge that such payment is so prohibited) or the Holder receiving such payment, as applicable, will be required to turn over such amounts to the Security Trustee (in the case of the Trustee, only at such time as it has received a proper written request from the holders or Representative of such Bank Indebtedness or Designated Senior Indebtedness) and such amounts shall be applied as follows:

  •
  first, any liabilities owed to the Trustee under the Indenture in respect of any costs, charges or expenses incurred by or payable to it in its personal capacity as Trustee under the Indenture pari passu with the Security Trustee under the Existing Credit Facility in respect of any costs, charges or expenses incurred by or payable to it in its personal capacity as Security Trustee under the Existing Credit Facility;

  •
  second, any liabilities owed to the lenders under the Existing Credit Facility and other senior creditors;

  •
  third, any liabilities owed to the Holders in respect of the Senior Subordinated Subsidiary Guarantee and any other senior subordinated creditors; and

  •
  fourth, any intercompany liabilities owed to the Issuer by the Senior Subordinated Subsidiary Guarantor.

        Any additional amounts remaining after discharge of these liabilities will be paid to the relevant obligor or any other Person entitled thereto.

        Because of the foregoing subordination provisions, holders of Bank Indebtedness and Designated Senior Indebtedness (including trade creditors) of the Senior Subordinated Subsidiary Guarantor may

recover disproportionately more than the Holders of the Notes recover in a bankruptcy or similar proceeding relating to the Senior Subordinated Subsidiary Guarantor. This could apply even if the Senior Subordinated Subsidiary Guarantee ranked pari passu in right of payment with the other creditors' claims. In such a case, there may be insufficient assets, or no assets, remaining to pay the principal of, premium, if any, or interest on the Notes.

        Payment from the money or the proceeds of U.S. Government Obligations or UK Government Obligations held in any defeasance trust pursuant to the provisions described under "—Defeasance" will not be subject to the subordination provisions described above.

        See "Risk Factors—Risks relating to the notes and our capital structure—You may not be able to enforce the senior subordinated guarantee by VMIH due to the subordination and restrictions on enforcement of that guarantee" and "Description of the Intercreditor Deeds."

Additional Subsidiary Guarantees

        Under limited circumstances, other Subsidiaries of the Issuer may be required to provide Additional Subsidiary Guarantees. Other Subsidiaries may become Additional Subsidiary Guarantors in the circumstances set forth under "—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries." The circumstances under which a Subsidiary would be required to become an Additional Subsidiary Guarantor are very limited. Each Additional Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by each Additional Subsidiary Guarantor without rendering such Additional Subsidiary Guarantee voidable under applicable law relating to ultra vires, corporate benefit, fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally.

Release of Additional Subsidiary Guarantees

        Any Additional Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Additional Subsidiary Guarantee, and such Additional Subsidiary Guarantee shall thereupon terminate and be discharged and be of no further force or effect, upon the occurrence of any of the events described in clauses (1) through (4) under "—Senior Subordinated Subsidiary Guarantee—Release of the Senior Subordinated Subsidiary Guarantee," substituting such Additional Subsidiary Guarantor for the Senior Subordinated Subsidiary Guarantor where applicable.

        In addition, any Additional Subsidiary Guarantee shall thereupon terminate and be discharged and be of no further force or effect at any time the relevant Additional Subsidiary Guarantor is fully and unconditionally released (other than as a result of payment thereof) from all the obligations that resulted in such Additional Subsidiary Guarantor being required to provide an Additional Subsidiary Guarantee under the covenant described under "—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries."

        Upon the presentation of an Officer's Certificate with respect to the occurrence of an event specified in the preceding paragraph, the Trustee will execute any documents reasonably required in order to evidence such release, discharge and termination in respect of the Additional Subsidiary Guarantee.

        Neither the Issuer nor any Additional Subsidiary Guarantor will be required to make a notation on the Notes to reflect any such Additional Subsidiary Guarantee or any such release, termination or discharge. In the event that any Additional Subsidiary Guarantor enters into an Additional Subsidiary Guarantee or any Additional Subsidiary Guarantor is released from its obligations under its Additional Subsidiary Guarantee at a time when the Notes are listed on the Luxembourg Stock Exchange, the Issuer will, to the extent required by the rules of the Luxembourg Stock Exchange, publish notice of such Additional Subsidiary Guarantee in a daily leading newspaper with general circulation in

Luxembourg (which is expected to be the Luxemburger Wort) or on the website of the Luxembourg Stock Exchange (www.bourse.lu), send a copy of such notice to the Luxembourg Stock Exchange and deposit a copy of any new Additional Subsidiary Guarantee with the Luxembourg Stock Exchange and the Paying Agent.

Repurchase at the Option of the Holders

Change of Control

        Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Issuer to purchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to purchase the Notes pursuant to this section in the event that it has exercised its right to redeem all of the Notes under the terms of the sections titled "—Optional Redemption":

          (1)   any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), except Parent or any Wholly Owned Subsidiary of Parent in the case of Voting Stock of the Company, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person or group shall be deemed to have "beneficial ownership" of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Parent or the Company (for the purposes of this clause (1), such person shall be deemed to beneficially own any Voting Stock of an entity held by any other entity (the "parent entity"), if such other person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity);

          (2)   during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent or the Company (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of such company was approved by a vote of a majority of the directors of such company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent or the Company, then in office;

          (3)   the adoption of a plan relating to the liquidation or dissolution of Parent, the Company or the Issuer; or

          (4)   the merger or consolidation of Parent, any other Virgin Media Holding Company or the Issuer with or into another Person (other than Parent, any other Virgin Media Holding Company or the Issuer or any other Wholly Owned Subsidiary of Parent) or the merger of another Person (other than Parent, any other Virgin Media Holding Company, the Issuer or any other Wholly Owned Subsidiary of Parent) with or into Parent, any other Virgin Media Holding Company or the Issuer or the sale of all or substantially all the assets of Parent, any other Virgin Media Holding Company or the Issuer to another Person (other than Parent, any other Virgin Media Holding Company, the Issuer or any other Wholly Owned Subsidiary of Parent), and, in the case of any such merger or consolidation, the securities of Parent, any other Virgin Media Holding Company or the Issuer that are outstanding immediately prior to such transaction are changed into or exchanged for cash, securities or Property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving

  Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

        Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if a Virgin Media Holding Company that is not then a Subsidiary of Parent becomes the ultimate parent of the Issuer and, if such Virgin Media Holding Company had been Parent, no Change of Control would have otherwise occurred; provided, however, that such Virgin Media Holding Company guarantees the Notes on a senior basis.

        Subject to the limitations discussed below, the Issuer and Parent could, in the future, enter into certain transactions, including mergers, acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Issuer's capital structure or credit ratings. Restrictions on the ability of the Issuer to Incur additional Indebtedness or enter into such transactions are contained in the covenants described under "—Certain Covenants—Limitation on Indebtedness," "—Certain Covenants—Limitation on Liens" and "—Merger and Consolidation." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that afford Holders protection in the event of a highly leveraged transaction. In addition, you should note that recent case law suggests that, in the event that incumbent directors are replaced as a result of a contested election, issuers may nevertheless avoid triggering a change of control under a clause similar to clause (2) of the definition of "Change of Control" above, if the outgoing directors were to approve the new directors for the purpose of such change of control clause.

        The occurrence of the events which would constitute a Change of Control could constitute a default or require prepayments under the agreement governing the Existing Credit Facility, although certain of the events that constitute a Change of Control under the Existing Credit Facility and may cause a default or require prepayments thereunder may not constitute a Change of Control under the Indenture. Future Indebtedness of the Issuer and its Subsidiaries may contain prohibitions with respect to certain events which would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuer to purchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer's ability to pay cash to the Holders upon a purchase may be limited by the Issuer's then-existing financial resources. Sufficient funds may not be available when necessary to make any required purchases.

        The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Parent or the Issuer or any other Virgin Media Holding Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the Property and assets of Parent, any other Virgin Media Holding Company or the Issuer to other Persons (other than Parent, any other Virgin Media Holding Company or the Issuer). There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the Property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of the Notes may require the Issuer to make an offer to repurchase the Notes as described above.

        A change in the Board of Directors as a result of a proxy contest may not be deemed a Change of Control.

Repurchase Offer Procedures

        Within 30 days following any Change of Control giving rise to the obligations under this covenant or, at the Issuer's option, at any time prior to a Change of Control but following the public announcement thereof, the Issuer shall mail a notice to each Holder with a copy to the Trustee (the "Repurchase Offer") stating:

          (1)   that a Change of Control has occurred (or will occur) and that such Holder has the right to require the Issuer to repurchase all or a portion of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2)   the circumstances and relevant facts regarding such Change of Control;

          (3)   if a Change of Control has been publicly announced but has not occurred at the time such notice is mailed, that the Repurchase Offer is conditioned on the consummation of such Change of Control occurring prior to or concurrent with the repurchase;

          (4)   the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (5)   the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its Notes repurchased.

        The Issuer will not be required to make a Repurchase Offer upon a Change of Control if a third party makes the Repurchase Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Repurchase Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Repurchase Offer. The Issuer shall not be required to effect more than one Repurchase Offer, including repurchasing all Notes validly tendered and not withdrawn under such Repurchase Offer, for each Change of Control.

        The Issuer will comply with the requirements of Section 14(e) of the Exchange Act and any applicable securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        So long as there are any outstanding borrowings or undrawn commitments under the Existing Credit Facility, the Existing Credit Facility and the Intercreditor Deed will prohibit payments of principal under any intercompany loan by the Issuer which could be used to fund the repurchase of the Notes in the event of a Change of Control.

        The provisions under the Indenture obligating the Issuer to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in aggregate principal amount of the Notes outstanding.

        The Issuer's ability to repurchase the Notes upon a Change of Control may be limited by a number of factors. Even if sufficient funds were otherwise available, the terms of other Indebtedness may prohibit the Issuer's prepayment of the Notes prior to their scheduled maturity. In the event that a Change of Control occurs at a time when the Restricted Subsidiaries are prohibited from making funds available to the Issuer so that the Issuer can repurchase the Notes, the Issuer or any Restricted Subsidiary may seek to repay such Indebtedness, to obtain the consent of its lenders to repurchase the Notes or to refinance any borrowing that contains such prohibition. If such other Indebtedness is not repaid or such consent or refinancing is not obtained, the Restricted Subsidiaries will remain prohibited from making such funds available to the Issuer so that it can repurchase the Notes. If this happens, the

Issuer will be unable to fulfill its repurchase obligations if Holders exercise their rights following a Change of Control, thereby resulting in a default under the Indenture. A default under the Indenture may result in a cross default under such other Indebtedness. In addition, because the Existing Credit Facility is senior to the Notes, the Issuer would not be able to make payments to the Holders under the foregoing provisions.

Certain Covenants

        The Indenture will contain covenants including, among others, the following:

        Limitation on Indebtedness.    (a) The Company will not, and will not cause or permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Leverage Ratio would not exceed 5.5:1.0.

        (b)   Notwithstanding the foregoing paragraph (a), the Company and any Restricted Subsidiary may Incur the following Indebtedness:

          (1)   Bank Indebtedness (including, without limitation, Bank Indebtedness Incurred under the Existing Credit Facility) in an aggregate principal amount at any one time outstanding not exceeding £5,300,000,000;

          (2)   Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any subsequent transfer of such Indebtedness or any other event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary shall be deemed to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if an Intermediate Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated for the benefit of the Holders to the prior payment in full in cash of all obligations with respect to the relevant Intermediate Guarantee and (C) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated for the benefit of the Holders to the prior payment in full in cash of all obligations with respect to the Notes;

          (3)   Indebtedness (A) represented by the Notes (not including any Additional Notes), (B) represented by the Intermediate Guarantees and the Senior Subordinated Subsidiary Guarantee, and (C) outstanding on the Closing Date (other than the Indebtedness described in clause (2) of this paragraph (b));

          (4)   Indebtedness consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in clauses (3) or (4) of this paragraph (b) or under paragraph (a);

          (5)   Indebtedness of a Restricted Subsidiary acquired by the Company, the Issuer or any other Restricted Subsidiary after the Closing Date Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company, the Issuer or any other Restricted Subsidiary (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company, the Issuer or any other Restricted Subsidiary) or any Refinancing Indebtedness in respect thereof, not exceeding £75 million in the aggregate at any one time outstanding;

          (6)   Indebtedness (A) in respect of performance, bid, completion, surety or appeal bonds provided by the Company, the Issuer and any other Restricted Subsidiary in the ordinary course of their business and (B) under Interest Rate Agreements and Currency Agreements entered into for bona fide hedging purposes of the Company, the Issuer and any other Restricted Subsidiary in the ordinary course of business;

          (7)   Purchase Money Indebtedness and Capitalized Lease Obligations Incurred after the Closing Date for the purpose of financing all or any part of the purchase price or cost of construction or improvement (including the cost of design, development, construction, acquisition, transportation, installation, improvement and migration) of assets; provided, however, that the aggregate principal amount of Indebtedness Incurred pursuant to this clause (7), together with all other outstanding Indebtedness Incurred after the Closing Date pursuant to this clause (7), shall not exceed as of the date of Incurrence the greater of (A) 2.75% of Total Assets and (B) £150 million;

          (8)   (i) Guarantees of the Notes, (ii) Guarantees by a Restricted Subsidiary in favor of the U.K. Inland Revenue in connection with the U.K. tax liability of the Company or any Restricted Subsidiary, (iii) Guarantees of other Indebtedness not otherwise prohibited by this covenant and (iv) Guarantees of Indebtedness which by its terms must be Guaranteed if the Notes are Guaranteed;

          (9)   Indebtedness of the Company, the Issuer or any other Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

          (10) Indebtedness constituting reimbursement obligations with respect to letters of credit, bankers' acceptances or other similar instruments or obligations issued in the ordinary course of business, including letters of credit in respect of workers' compensation claims or other Indebtedness Incurred with respect to reimbursement-type obligations regarding workers' compensation claims and under other similar legislation; provided, however, that upon the drawing or other funding of such letters of credit or other instruments or obligations, such drawings or fundings are reimbursed within 30 days;

          (11) Indebtedness arising from agreements of the Company, the Issuer or any other Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, other than Guarantees or other credit support of Indebtedness or other obligations of any Person (other than the Company or any Restricted Subsidiary) acquiring all or any portion of such business, assets or Capital Stock or any Affiliate of such Person; provided that such Indebtedness is not reflected on the balance sheet of the Company or any other Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will be deemed not to be reflected on such balance sheet for purposes of this clause (11));

          (12) the Incurrence of Indebtedness consisting of guarantees of loans or other extensions of credit made to or on behalf of officers, directors, employees or consultants of the Company, the Issuer or any other Restricted Subsidiary for the purpose of permitting such persons to purchase Capital Stock of the Company, the Issuer or any other Restricted Subsidiary, in an amount not to exceed £10 million at any one time outstanding;

          (13) the Incurrence of Indebtedness by a Receivables Subsidiary in a Qualified Receivables Transaction that is not recourse to the Company, the Issuer or any of their Subsidiaries (except for Standard Securitization Undertakings) in an amount not to exceed £300 million at any one time outstanding;

          (14) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (where the payment of such dividends is not part of a financing transaction);

          (15) Indebtedness of the Company, the Issuer or any other Restricted Subsidiary relating to deferral of PAYE taxes with the agreement of the U.K. Inland Revenue; and

          (16) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (16) and then outstanding, will not exceed the greater of (A) 3.0% of Total Assets and (B) £300 million.

        (c)   For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

          (1)   Bank Indebtedness Incurred on or prior to the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above;

          (2)   Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

          (3)   in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion (except as specified in this paragraph (c)), shall classify or reclassify from time to time such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses; and

          (4)   the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness permitted to be Incurred under this covenant shall not be double counted.

        (d)   For the purposes of determining compliance with any sterling denominated restriction on the Incurrence of Indebtedness denominated in a currency other than pounds sterling, the sterling-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the sterling-equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (y) if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a currency other than pounds sterling, and such refinancing would cause the applicable sterling denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such sterling denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced based on the exchange rate between the currency of the Indebtedness being Refinanced and the currency of the Refinancing Indebtedness and (z) the sterling-equivalent principal amount of Indebtedness denominated in a currency other than pounds sterling and Incurred pursuant to any Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company's option, (i) the Closing Date, (ii) any date on which any of the respective commitments under the Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

        Limitation on Layering.    The Senior Subordinated Subsidiary Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms contractually subordinate (excluding any lien subordination) in right of payment to any Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor (other than Bank Indebtedness Incurred pursuant to paragraph (a) or clauses (1), (4) or (16) of paragraph (b) of the covenant described under "—Limitation on Indebtedness") unless such Indebtedness is Senior Subordinated Indebtedness of the Senior Subordinated Subsidiary Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Senior Subordinated Subsidiary Guarantor.

        Limitation on Restricted Payments.    (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

          (1)   declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment to the direct or indirect holders of its Capital Stock, except (x) pro rata dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends, distributions or any similar payment payable to the Company or any other Restricted Subsidiary (and, if the Company or such Restricted Subsidiary has shareholders other than the Company, the Issuer or other Restricted Subsidiaries, to its other shareholders on a basis that is no more favorable to such other shareholders than a pro rata basis);

          (2)   purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company;

          (3)   purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than (1) Subordinated Obligations owed to the Issuer or any Intermediate Guarantor and (2) the purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company or any Restricted Subsidiary acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of acquisition); or

          (4)   make any Investment (other than a Permitted Investment) in any Person

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (A)  a Default will have occurred and be continuing (or would result therefrom);

          (B)  the Company could not Incur at least £1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Limitation on Indebtedness;" or

          (C)  the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors) declared or made subsequent to July 25, 2006 would exceed the sum of:

            (i)    an amount equal to 100% of EBITDA since the Merger Date to the end of the most recent fiscal quarter, taken as a single accounting period, less the product of 1.4 times the Consolidated Interest Expense since the Merger Date to the end of the most recent fiscal quarter, taken as a single accounting period;

            (ii)   the proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to July 25, 2006 (other than an issuance or sale to (x) the Company or a Subsidiary of the Company or (y) an employee share ownership plan or other trust to the extent funded or required to be funded by the Company or any of its Subsidiaries);

            (iii)  the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's Consolidated balance sheet upon the conversion or exchange of any Indebtedness of any Intermediate Guarantor or the Issuer issued after July 25, 2006 which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company issued to Persons not including the Company or any Restricted Subsidiary (less the amount of any cash or the Fair Market Value of other Property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); and

            (iv)  without duplication, the sum of

              (x)   the aggregate amount returned to the Company, the Issuer or any other Restricted Subsidiary in cash on or with respect to Investments (other than Permitted Investments) made subsequent to July 25, 2006, whether through interest payments, principal payments, dividends or other distributions;

              (y)   the net proceeds received and retained by the Company or any Restricted Subsidiary from the disposition, retirement or redemption of all or any portion of such Investments (other than Permitted Investments and other than to the Company or any Restricted Subsidiary); and

              (z)   upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary subsequent to July 25, 2006, in accordance with the covenant described under "—Designation of Restricted and Unrestricted Subsidiaries," the Fair Market Value (valued as provided in the definition of "Investment") of the net assets of such Subsidiary;

    provided, however, that the amount under this clause (iv) shall not exceed the aggregate amount of all such Investments (other than Permitted Investments) made subsequent to July 25, 2006 (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person, which amount was included in the calculation of the amount of Restricted Payments.

        For purposes of calculating the aggregate amount of Restricted Payments under clause (a)(C) above declared or made subsequent to July 25, 2006 and prior to the date of the Indenture, any Restricted Payment which was not included in the calculation of the amount of Restricted Payments under Section 4.07(a)(C) of the 2006 Indenture shall also not be included in such calculation under clause (a)(C) above.

        (b)  The provisions of the foregoing paragraph (a) will not prohibit:

          (1)   any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock or Disqualified Stock of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the sale within 90 days of, Capital Stock or Disqualified Stock of, the Company (other than Capital Stock issued or sold to a Subsidiary of the Company or any of its Subsidiaries or an employee share ownership plan or other trust to the extent funded by the Company or any of its Subsidiaries) or through a substantially concurrent contribution to the equity of the Company; provided, however, that:

            (A)  such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

            (B)  the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (C)(ii) of paragraph (a) above;

          (2)   any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the sale within 90 days of, Indebtedness of the Company or such Restricted Subsidiary that is permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness" and that is subordinated to the Notes to at least the same extent as such Subordinated Obligations; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded from the calculation of the amount of Restricted Payments;

          (3)   any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company or any Restricted Subsidiary from Net Available Cash to the extent permitted by the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock;" provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded from the calculation of the amount of Restricted Payments;

          (4)   any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any Restricted Subsidiary that qualifies as Refinancing Indebtedness; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded from the calculation of the amount of Restricted Payments;

          (5)   dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included (without duplication) in the calculation of the amount of Restricted Payments;

          (6)   any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock, or options to purchase Capital Stock, of the Company or any of its Subsidiaries from employees, former employees, directors or former directors or consultants of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors or consultants), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed £20 million in any calendar year; provided further, that such purchases, repurchases, redemptions, retirements and other acquisitions for value will be included in the calculation of the amount of Restricted Payments;

          (7)   any payment of dividends, other distributions or other amounts by the Company for the purposes set forth in clauses (A) and (B) below; provided, however, that such dividends, distributions or other payments will be excluded from the calculation of the amount of Restricted Payments:

            (A)  to a Virgin Media Holding Company in amounts required for such Virgin Media Holding Company to pay taxes and other fees or amounts required to maintain its corporate existence and provide for other expenses in an aggregate amount of up to £50 million per year; and

            (B)  amounts payable for any income or corporate taxes or pursuant to the Tax Sharing Agreement;

          (8)   any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock deemed to occur upon exercise of options, warrants or other securities, if such Capital Stock represents a portion of the exercise price of such options, warrants or other securities; provided, however, that such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded from the calculation of the amount of Restricted Payments;

          (9)   after the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, distributions (including by way of dividend) consisting of cash, Capital Stock or Property of such Unrestricted Subsidiary that in each case is held by the Company, the Issuer or any Restricted Subsidiary; provided, however, that (x) such distribution or disposition shall include the concurrent transfer of all liabilities (contingent or otherwise) attributable to the Property being transferred; (y) any Property received from any Unrestricted Subsidiary (other than Capital Stock issued by any Unrestricted Subsidiary) may be transferred by way of distribution or disposition pursuant to this clause (9) only if such Property, together with all related liabilities, is so transferred in a transaction that is substantially concurrent with the receipt of the proceeds of such distribution or disposition by the Company or such Restricted Subsidiary; and (z) such distribution or disposition shall not, after giving effect to any related agreements, result nor be likely to result in any material liability, tax or other adverse consequences to the Company and its Restricted Subsidiaries on a consolidated basis; provided further, however, that such distributions will be excluded from the calculation of the amount of Restricted Payments, it being understood that proceeds from the disposition of any cash, Capital Stock or Property of an Unrestricted Subsidiary that are so distributed will not increase the amount of Restricted Payments permitted under clause (a)(C)(iv) above;

          (10) dividends on common stock of the Company up to £60 million per year; provided, in each case, that such Restricted Payments will be included in the calculation of the amount of Restricted Payments;

          (11) payments of any Receivables Fees; provided, however, that such Restricted Payments will be excluded from the calculation of the amount of Restricted Payments;

          (12) any Restricted Payment used to make payments of interest with respect to Indebtedness of the Parent or any of its Subsidiaries (including, without limitation, the Convertible Senior Notes); provided that the net proceeds of any such Indebtedness are or were used in prepayment, repayment, redemption, defeasance, retirement or purchase of Bank Indebtedness, the Existing Notes, the Notes or any other Indebtedness of any Restricted Subsidiary of the Issuer or any Indebtedness of the Issuer that is pari passu in right of payment with the Notes (in each case, in whole or in part); provided that any such Restricted Payments will be excluded from the calculation of the amount of Restricted Payments;

          (13) any Content Transaction, provided that, after giving pro forma effect thereto, the Company could Incur at least £1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Limitation on Indebtedness;" provided, further, however, that such Restricted Payments will be excluded from the calculation of the amount of Restricted Payments;

          (14) any Business Division Transaction, provided, however, that after giving pro forma effect thereto, the Company could Incur at least £1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Limitation on Indebtedness;" and

          (15) any other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (15), not to exceed £75 million; provided, however, that (A) such Restricted Payments will be included in the calculation of the amount of Restricted Payments and (B) at the time of any Restricted Payment referred to in this clause (15), no Default or Event of Default has occurred and is continuing (or would result from such Restricted Payment).

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Company will not permit any Restricted Subsidiary (other than the Issuer or any Intermediate Guarantor) to create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than the Issuer or any Intermediate Guarantor) to:

          (1)   pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary of which it is a Subsidiary;

          (2)   make any loans or advances to the Company or any Restricted Subsidiary of which it is a Subsidiary; or

          (3)   transfer any of its Property or assets to the Company or any Restricted Subsidiary of which it is a Subsidiary.

        The provisions of the preceding paragraph will not prohibit:

          (A)  any encumbrance or restriction pursuant to (i) applicable law, rule, regulation, order or governmental license, permit or concession or (ii) an agreement in effect on the Closing Date (including the Indenture, the Existing Credit Facility, the Intercreditor Deed and the Group Intercreditor Deed and the indentures governing the Existing Notes);

          (B)  in respect of a Restricted Subsidiary acquired by the Company, the Issuer or any Restricted Subsidiary after the Closing Date, any encumbrance or restriction with respect to such Restricted Subsidiary arising prior to the date on which such Restricted Subsidiary was acquired by the Company or any Restricted Subsidiary (other than an encumbrance relating to Indebtedness Incurred as consideration for, in contemplation of, or to provide all or any portion of the funds or credit support utilized to, consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or any Restricted Subsidiary) and outstanding on such date;

          (C)  any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment or modification to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions, taken as a whole, contained in any such Refinancing agreement or amendment or modification are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

          (D)  in the case of clause (3), any encumbrance or restriction

            (i)    that restricts in a customary manner the subletting, assignment or transfer of any Property or asset that is subject to a lease, license or similar contract,

            (ii)   encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary so long as such restriction relates solely to the Property so acquired (other than any encumbrance or restriction created as consideration for, in contemplation of, in connection with or pursuant to the provision of, all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Property was otherwise acquired by the Company or any Restricted Subsidiary),

            (iii)  under agreements relating to Purchase Money Indebtedness or Capitalized Lease Obligations Incurred that impose customary restrictions on the Property subject to such Purchase Money Indebtedness or Capitalized Lease Obligations,

            (iv)  relating to Indebtedness that is permitted to be Incurred and secured without also securing the Notes or the applicable Note Guarantee pursuant to the covenants described under "—Limitation on Indebtedness" and "—Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Indebtedness, or

            (v)   customarily imposed on the transfer of copyrighted or patented materials or other intellectual property and customer provisions in agreements that restrict the assignment of such agreements or any rights thereunder;

          (E)  any encumbrance created in connection with a Qualified Receivables Transaction permitted under the covenant described under "—Limitation on Indebtedness;"

          (F)  any customary encumbrance or restriction imposed with respect to a Restricted Subsidiary pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

          (G)  any customary encumbrance or restriction on cash or other deposits or net worth imposed on customers under contracts entered into in the ordinary course of business;

          (H)  any encumbrance or restriction pursuant to an agreement governing (i) any Bank Indebtedness of the Company or a Restricted Subsidiary permitted to be Incurred subsequent to the Closing Date pursuant to clauses (a), (b)(1), (b)(4) or (b)(16) of the covenant described under "—Limitation on Indebtedness" and (ii) any Indebtedness permitted to be Incurred pursuant to clause (a) of the covenants described under "—Limitation on Indebtedness," if the encumbrances and restrictions contained in any such agreement, taken as a whole, do not materially prejudice the ability of the Issuer to make payments on the Notes;

          (I)   encumbrances or restrictions existing under or by reason of provisions in asset sale agreements entered into in the ordinary course of business; and

          (J)   encumbrances or restrictions existing under or by reason of provisions in joint venture arrangements and other similar arrangements or arrangements with minority interests in any Restricted Subsidiary.

        Limitation on Sales of Assets and Subsidiary Stock.    (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

          (1)   the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition;

          (2)   at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, Temporary Cash Investments or Additional Assets; and

          (3)   an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be,

            (A)  first, to the extent the Company or any Restricted Subsidiary elects (or is required by the terms of any Indebtedness), to prepay or repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Indebtedness of the Company or any Restricted Subsidiary or Indebtedness of a Subsidiary of the Issuer, other than Indebtedness that is either unsecured and pari passu in right of payment to the Notes and the Note Guarantees or Indebtedness that is subordinate or junior in right of payment to the Notes and the Note Guarantees;

            (B)  second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets or any capitalized expense related thereto (including by means of an Investment in Additional Assets or any capitalized expense related thereto by a Restricted Subsidiary with Net Available Cash received by the Company or a Restricted Subsidiary);

            (C)  third, to the extent of the balance of such Net Available Cash not applied in accordance with clauses (A) and (B) within 366 days from the later of such Asset Disposition or the receipt of such Net Available Cash (provided, however, that such 366-day period shall be extended by up to 180 days to the extent a binding contractual commitment to reinvest in or purchase Additional Assets or any capitalized expense related thereto shall have been entered into by such 366th day to the extent such commitment remains in effect and the planned reinvestment or purchase has not been abandoned or cancelled), to make an Excess Proceeds Offer (as defined in paragraph (b) of this covenant below) to purchase Notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant, subject to proration as described in paragraph (b) below or an offer to purchase any other Senior Indebtedness of the Company, the Issuer or any Intermediate Guarantor outstanding on the date of such Excess Proceeds Offer that is pari passu in right of payment with the Notes or any Guarantee from the Company or an Intermediate Guarantor and subject to terms and conditions in respect of Asset Dispositions similar in all material respects to the covenant described hereunder and requiring the Issuer to make an offer to purchase such Senior Indebtedness at substantially the same time as such Excess Proceeds Offer (the "Pari Passu Debt"); and

            (D)  fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) (including any amounts for Notes not tendered in any Excess Proceeds Offer), for any general corporate purpose permitted by the terms of the Indenture;

  provided, however, that in connection with any prepayment or repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A), (C) or (D) above, other than in connection with Bank Indebtedness Incurred under any revolving facility, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so permanently prepaid or repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value unless the Company or such Restricted Subsidiary can incur such Indebtedness on such date under this Indenture.

        For the purposes of clause (2) of paragraph (a) of this covenant, the following are deemed to be cash:

  •
  Indebtedness and other liabilities shown on the most recent consolidated balance sheet of the Company prior to the date of such Asset Disposition (other than Subordinated Obligations) (i) that are assumed by the transferee of any such assets and (ii) for which the Company and its Restricted Subsidiaries are released from all liability at the time of such Asset Disposition;

  •
  any securities, notes or other obligations received by any such Intermediate Guarantor, the Issuer or any such Restricted Subsidiary from such transferee that are converted, sold or exchanged by the Company or such Restricted Subsidiary into cash or Temporary Cash Investments within 90 days, to the extent of the cash or Temporary Cash Investments received in that conversion, sale or exchange; and

  •
  any Designated Non-Cash Consideration.

        (b)   In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(3)(C) of this covenant, the Issuer will be required to purchase Notes tendered pursuant to an offer by the Issuer for the Notes (an "Excess Proceeds Offer"), which Excess Proceeds Offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of over-subscription and calculation of the principal amount of Notes denominated in different currencies) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence, the Issuer may apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Issuer will not be required to make an Excess Proceeds Offer for Notes or any other Indebtedness pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (a)(3)(B)) is less than £40 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Excess Proceeds Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of each Excess Proceeds Offer, the amount of Allocable Excess Proceeds will be reset at zero.

        The term "Allocable Excess Proceeds" means the product of:

          (y)   the amount of Net Available Cash remaining after application in accordance with clauses (a)(3)(A) and (a)(3)(B) above, and

          (z)   a fraction,

            (1)   the numerator of which is the aggregate principal amount of the Notes outstanding on the date of an Excess Proceeds Offer, plus accrued and unpaid interest thereon, if any, to such date, and

            (2)   the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of such Excess Proceeds Offer, plus accrued and unpaid interest thereon, if any, to such date, and the aggregate principal amount (or accreted value in the case of Indebtedness with original issue discount) of any Pari Passu Debt plus accrued and unpaid interest thereon, if any, to such date.

        (c)   The Issuer will comply with the requirements of Section 14(e) of the Exchange Act and any applicable securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        Limitation on Transactions with Affiliates.    (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction or series of related transactions (including the purchase, sale, lease or exchange of any Property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless such transaction is on terms:

          (1)   that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate;

          (2)   that, in the event such Affiliate Transaction involves an aggregate amount in excess of £25 million;

            (A)  are set forth in writing; and

            (B)  have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction; and

          (3)   that, in the event such Affiliate Transaction involves an aggregate amount in excess of £100 million, have been determined by an Independent Financial Advisor to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

        (b)   The provisions of the foregoing paragraph (a) will not apply to:

          (1)   any Restricted Payment permitted to be paid pursuant to the covenant described under "—Limitation on Restricted Payments;"

          (2)   transactions between the Company and any Restricted Subsidiary (other than a Receivables Subsidiary) or between Restricted Subsidiaries (other than a Receivables Subsidiary);

          (3)   sales of accounts receivable or any participations therein to a Receivables Subsidiary in connection with any Qualified Receivables Transaction;

          (4)   in respect of clauses (2) and (3) of paragraph (a) above, only, any issuance of securities, or other payments, awards or grants in cash, securities (including stock options and similar rights) or similar transfers to employees, directors and consultants of the Parent, the Company or any Restricted Subsidiary and any of their Subsidiaries pursuant to, or for the purpose of funding, employment arrangements, stock options and share ownership plans;

          (5)   in respect of clauses (2) and (3) of paragraph (a) above, only, any loans or advances, or Guarantees of third-party loans, to directors, officers, employees and consultants in the ordinary course of business in accordance with past practices of the Parent, the Company or any Restricted Subsidiary, as applicable;

          (6)   the payment of reasonable fees and indemnities (including under customary insurance) to directors, officers and consultants of the Parent, the Company, any Restricted Subsidiary and any of their Subsidiaries;

          (7)   any tax sharing agreement or arrangement and payments pursuant thereto between or among the Parent, the Company, any Virgin Media Holding Company, the Issuer and any other Restricted Subsidiaries not otherwise prohibited by the Indenture;

          (8)   commercial transactions on arm's length terms entered into in the ordinary course of business of which the disinterested directors of the Company have been notified, or if there are no disinterested directors, the directors;

          (9)   transactions with Affiliates solely in their capacity as holders of Indebtedness or Capital Stock of the Issuer, any Virgin Media Holding Company or any of its Subsidiaries, so long as such Affiliates are treated no more favorably than holders of such Indebtedness or Capital Stock generally;

          (10) any agreement in effect on the Closing Date or any amendment or other modification thereto (so long as such amendment or other modification is not disadvantageous to the Holders in any material respect) or any transactions pursuant thereto;

          (11) the issuance and sale of Capital Stock of the Company to (A) any officer, director or consultant of the Company, any Restricted Subsidiary or any other Virgin Media Holding Company pursuant to agreements outstanding on the Closing Date, or (B) any Virgin Media Holding Company or any Restricted Subsidiary;

          (12) the entering into, maintaining or performing of any employee contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer, director or consultant heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements;

          (13) any insurance arrangements entered into in the ordinary course of business with a captive insurance company; or

          (14) any transaction in the ordinary course of business between or among the Issuer or any Restricted Subsidiary and any Affiliate of the Company that is an Unrestricted Subsidiary or a joint venture or similar entity (including a Permitted Joint Venture) that would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Unrestricted Subsidiary, joint venture or similar entity.

        Limitation on Liens.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any consensual Lien of any nature whatsoever (any such Lien, an "Initial Lien") on any of its Property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Closing Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

        Any Lien created for the benefit of the Holders pursuant to the immediately preceding paragraph may provide by its terms that such Lien will be automatically and unconditionally released and discharged (1) upon the full and unconditional release and discharge of the Initial Lien (other than as a result of satisfaction of the debt secured through enforcement of such Lien), (2) with respect to any Additional Subsidiary Guarantor the assets or the Capital Stock of which are encumbered by such Lien, upon the release of the Additional Subsidiary Guarantee of such Additional Subsidiary Guarantor in accordance with the provision described under "—Additional Subsidiary Guarantees," or (3) upon any defeasance or satisfaction and discharge of the Notes as provided under the captions "—Defeasance" and "—Satisfaction and Discharge."

        Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.    The Company will not permit any Restricted Subsidiary (other than the Issuer and the Intermediate Guarantors or any other Note Guarantor) to provide a Guarantee after the Closing Date of any Indebtedness of the Company, the Issuer or any Intermediate Guarantor unless:

          (1)   such Restricted Subsidiary simultaneously (or prior thereto) executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by it of payments of the Notes on an equal and ratable basis with such Guarantee, provided, however, that any Guarantee by such Restricted Subsidiary of a Subordinated Obligation shall be subordinated and junior in right of payment to the contemporaneous Guarantee of the Notes by such Restricted Subsidiary;

          (2)   such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

          (3)   such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

            (A)  such Guarantee has been duly executed and authorized; and

            (B)  such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by insolvency, bankruptcy, liquidation, reorganization, administration, moratorium, receivership or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

        except, in each case, for

            (A)  Guarantees by a Restricted Subsidiary of any Indebtedness (other than Public Debt that is not Permitted Public Debt issued by the Issuer or any Intermediate Guarantor) permitted to be Incurred pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness;"

            (B)  Guarantees by a Restricted Subsidiary pursuant to an agreement governing any Bank Indebtedness permitted to be Incurred pursuant to clauses (b)(1), (b)(4) or (b)(16) of the covenant described under "—Limitation on Indebtedness;"

            (C)  Guarantees by a Restricted Subsidiary under any Refinancing Indebtedness described in clause (4) of paragraph (b) of the covenant described under "—Limitation on Indebtedness," to the extent such Restricted Subsidiary provided a Guarantee in respect of the Indebtedness being Refinanced; provided that the Guarantee is not senior in right of payment to the Guarantee in respect of the Indebtedness being replaced;

            (D)  Guarantees by a Restricted Subsidiary of any Indebtedness described in clause (5) of paragraph (b) of the covenant described under "—Limitation on Indebtedness," to the extent existing under, or required under the terms of, such Indebtedness; provided that the Guarantee or any requirement to provide such Guarantee was in existence prior to the contemplation of the merger, consolidation or acquisition that resulted in the Incurrence of such Indebtedness (except as provided in clause (A) hereof);

            (E)  any Guarantee or undertaking by any Restricted Subsidiary in favor of the U.K. Inland Revenue in connection with the U.K. tax liability of the Company or any Restricted Subsidiary; and

            (F)  Guarantees by a Restricted Subsidiary permitted under clause (11) of paragraph (b) of the covenant described under "—Limitation on Indebtedness."

        Ongoing Reporting.    So long as the Notes are outstanding, the Company will furnish to the Trustee, within the time periods specified in the SEC's rules and regulations, without cost to the Trustee (who, at the Issuer's expense, will furnish by mail to the Holders); provided, however, that to the extent any reports are filed on the SEC's website, such reports shall be deemed to be furnished to the Trustee and the Holders:

          (1)   whether or not required by SEC rules and regulations, quarterly and annual reports of the Parent, containing substantially the same information required to be contained in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, as applicable, under the Exchange Act, including financial statements prepared in accordance with generally accepted accounting principles in the United States or, if permitted by the SEC, international financial reporting standards, and a "Management's Discussion and Analysis of Financial Condition and Results of Operations" (except with respect to guarantor financial statements, but including condensed information complying with Rule 3-10(d) of Regulation S-X of the SEC); provided, however, that only to the extent reasonably available, at any time that any of Parent's Subsidiaries is an Unrestricted Subsidiary that is a Significant Subsidiary or would in combination with other Unrestricted Subsidiaries be a Significant Subsidiary, the quarterly and annual financial information required by this paragraph will include a presentation, either on the face of the financial statements, in the footnotes thereto, or in "Management's Discussion and Analysis of Financial Condition and Results of Operations" or other comparable section, of the financial condition and results of operations of Parent and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Parent; and

          (2)   such other reports containing substantially the same information required to be contained in a Current Report on Form 8-K under the Exchange Act, as in effect on the Closing Date.

        The Parent will also make available copies of all reports required by clauses (1) and (2) above on its website.

        Limitation on Activities.    The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business, except for any businesses that are immaterial to the business as a whole.

        Limitation on Sale/Leaseback Transactions.    The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any Property unless:

          (1)   such Intermediate Guarantor or such Restricted Subsidiary would be entitled to:

            (A)  Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "—Limitation on Indebtedness;" and

            (B)  create a Lien on such Property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under "—Limitation on Liens;"

          (2)   the net proceeds received by the Company or such Restricted Subsidiary in connection with such Sale/Leaseback Transaction represent the Fair Market Value of such Property; and

          (3)   the transfer of such Property is permitted by, and the Company or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock."

        Designation of Restricted and Unrestricted Subsidiaries.    The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) other than the Issuer to be an Unrestricted Subsidiary if:

          (1)   no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation;

          (2)   such Subsidiary and any of its Subsidiaries do not own any Capital Stock or Indebtedness of, or own or hold any Lien on any Property of, the Company or any Restricted Subsidiary other than a Subsidiary of the Subsidiary to be designated an Unrestricted Subsidiary;

          (3)   either:

            (A)  the Subsidiary to be so designated has total Consolidated assets of £1,000 or less; or

            (B)  if such Subsidiary has Consolidated assets greater than £1,000, then the Issuer would be permitted to make an Investment under the covenant described under "—Limitation on Restricted Payments" after giving effect to such designation in the amount specified in the definition of "Investment;"

          (4)   all of the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt unless the Guarantee or other credit support related to any such Indebtedness could be Incurred by the Company or the relevant Restricted Subsidiary under the Indenture;

          (5)   such Subsidiary is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation:

            (A)  to subscribe for additional Capital Stock of such Person; or

            (B)  to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (6)   on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company, the Issuer or any other Restricted Subsidiary with terms substantially less favorable to the Company, the Issuer or any Restricted Subsidiary than those that might have been obtained from Persons who are not Affiliates of the Company other than transactions that comply with the covenant described under "—Limitation on Transactions with Affiliates."

        In the event of any such designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "—Limitation on Restricted Payments."

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if immediately after giving effect to such designation:

          (x)   no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such designation,

          (y)   the Company could Incur £1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Limitation on Indebtedness," and

          (z)   all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such designation would, if incurred at that time, have been permitted to be Incurred for all purposes of the Indenture.

        Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

        Covenant Suspension.    From and after the first day on which (i) the Notes have been assigned an Investment Grade Rating by at least two Rating Agencies and (ii) no Default or Event of Default under the Indenture has occurred and is continuing (the "Suspension Date"): (A) the Company and its Restricted Subsidiaries shall, cease to be subject to certain sections of the Indenture, including the provisions summarized under: "—Limitation on Indebtedness", "—Limitation on Layering", "—Limitation on Restricted Payments", "—Limitation on Restrictions on Distributions from Restricted Subsidiaries", "—Limitation on Sales of Assets and Subsidiary Stock", "—Limitation on Transactions with Affiliates", "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries", "—Limitation on Activities", "—Limitation on Sale/Leaseback Transactions", clause (y) of the third paragraph under "—Designation of Restricted and Unrestricted Subsidiaries" and clause (3) of the first paragraph under "Description of Notes—Merger and Consolidation", and (B) paragraphs (7) and (20) of the definition of "Permitted Liens" under "Description of Notes—Certain Definitions" shall be amended to read as follows (and, for the avoidance of doubt, the remainder of the definition of "Permitted Liens" shall remain in effect without any amendment thereto):

        "(7) Liens to secure Bank Indebtedness and Permitted Public Debt (including, in each case, any Refinancing thereof in whole or in part);"

        "(20) Liens in connection with any Sale/Leaseback Transaction; and".

        (collectively, the "Suspended Covenants")

        If at any time following the Suspension Date one or more Rating Agencies downgrades the rating assigned to the Notes to below an Investment Grade Rating with the result that less than two Rating Agencies maintain an Investment Grade Rating with respect to the Notes (such date being the

"Reinstatement Date"), then the Suspended Covenants will thereafter be reinstated and again be applicable pursuant to the terms of the Indenture, unless and until the Notes subsequently again attain an Investment Grade Rating by two or more Rating Agencies. The period of time between the Suspension Date and Reinstatement Date shall be referred to as the "Suspension Period".

        No action taken by either the Company or any of its Restricted Subsidiaries during the Suspension Period with respect to a Suspended Covenant (including, for the avoidance of doubt, any failure to comply with a Suspended Covenant), nor the compliance or performance by the Company or any of its Restricted Subsidiaries with any contractual obligation entered into during the Suspension Period with respect to a Suspended Covenant will constitute a Default, Event of Default or breach of any kind under the Indenture, the Notes or the Guarantees and will not result in any reduction of any amounts available under any of the baskets as of the Suspension Date that may apply under the Suspended Covenants.

Merger and Consolidation

        The Issuer will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

          (1)   the Issuer is the surviving corporation or the resulting, surviving or transferee Person other than the Issuer (the "Successor Company") will be a corporation organized and existing under the laws of any country that is a Member State, Bermuda, the Cayman Islands, the United States of America, any State thereof or the District of Columbia and the Successor Company will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all the obligations of the Issuer under the Notes and the Indenture;

          (2)   immediately after giving effect to such transaction (and treating any Indebtedness not previously an obligation of the Issuer which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

          (3)   immediately after giving effect to such transaction, the Issuer, if it is the surviving corporation, or the Successor Company, would be able to Incur an additional £1.00 of Indebtedness under paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness;"

          (4)   each Note Guarantor (unless it is the other party to the transaction above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person's obligations in respect of the Indenture and the Notes; and

          (5)   the Issuer shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the provisions described in this paragraph; provided, that in giving such opinion, such counsel may rely on an Officer's Certificate as to compliance with clauses (2) and (3) above and as to any matters of fact.

        The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, but the predecessor Issuer in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

        Clauses (2) and (3) of the first paragraph of this section will not apply to any transaction in which (i) any Restricted Subsidiary consolidates with, merges into or transfers all or part of its properties and assets to the Issuer or (ii) (x) the Issuer consolidates or merges with or into or transfers all or substantially all of its assets to an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer, reincorporating the Issuer in another jurisdiction or changing its legal structure to a corporation or other entity or (y) the Issuer consolidates or merges with or into or transfers all or substantially all of its assets to a Restricted Subsidiary so long as all assets of the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

        In addition, the Company and each Note Guarantor will not, and each Note Guarantor and the Issuer will not permit any Subsidiary Guarantor to, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

          (1)   the resulting, surviving or transferee Person if other than such Note Guarantor (the "Successor Guarantor") will be a corporation organized and existing under the laws of a country that is a Member State, Bermuda, the Cayman Islands, the United States of America, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form and substance satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee;

          (2)   immediately after giving effect to such transaction (and treating any Indebtedness not previously an obligation of such Note Guarantor which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

          (3)   the Issuer will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; provided that in giving such opinion, such counsel may rely on an Officer's Certificate as to compliance with clause (2) above and as to any matters of fact.

        Notwithstanding the foregoing, the Company or any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to any Intermediate Guarantor, the Issuer or any Subsidiary Guarantor; provided, however, that neither the Company nor any Restricted Subsidiary shall be permitted to consolidate with, merge into or transfer all or part of its properties and assets to any Intermediate Guarantor or any Subsidiary Guarantor if following such consolidation, merger or transfer such Intermediate Guarantor or such Subsidiary Guarantor would be prohibited by applicable law from continuing to provide a Note Guarantee or the amount of such Note Guarantee would be required to be limited to a greater extent than immediately prior to such consolidation, merger or transfer.

        There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the Property or assets of a Person. As a result there may be circumstances in which it is unclear whether the provisions of this section apply.

Events of Default

        Each of the following is an Event of Default:

          (1)   a default in any payment of interest on, or Additional Amounts with respect to, any Note when due and payable continued for 30 days;

          (2)   a default in the payment of principal of or premium, if any, on any Note when due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

          (3)   the failure to comply with obligations under the covenant described under "—Merger and Consolidation" above;

          (4)   the failure to comply for 30 days after notice with any obligations under the covenants described under "—Repurchase at the Option of the Holders" or "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above);

          (5)   the failure to comply for 60 days after notice with any other agreement contained in the Notes or the Indenture; provided, however, that we shall have 90 days after receipt of such notice to remedy, or receive a waiver for, any failure to comply with our obligations to file our annual, quarterly and current reports in accordance with the covenant described under "—Ongoing Reporting" or to comply with Section 314(a)(1) of the Trust Indenture Act so long as we are attempting to cure such failure as promptly as reasonably practicable;

          (6)   the failure by the Company, the Issuer or any other Restricted Subsidiary or any other Virgin Media Holding Company to pay any Indebtedness within any applicable grace period after final maturity, or the acceleration of any such Indebtedness by the holders thereof because of a default, if, in each case, the total amount of such Indebtedness unpaid or accelerated exceeds £50 million or its equivalent in another currency (the "cross acceleration provision");

          (7)   (A) a proceeding is commenced seeking a decree or order for (i) relief in respect of the Issuer, any Note Guarantor or a Significant Subsidiary in an involuntary case under any applicable Bankruptcy Law, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, examiner, administrator, sequestration or similar official of the Issuer, any Note Guarantor or a Significant Subsidiary or for all or substantially all of the property and assets of the Issuer, any Note Guarantor or a Significant Subsidiary or (iii) the winding up or liquidation of the affairs of the Issuer, any Note Guarantor or a Significant Subsidiary (other than, except in the case of the Issuer, a solvent winding up or liquidation in connection with a transfer of assets among Holdings and its Restricted Subsidiaries) and, in each case, such proceeding shall remain unstayed and in effect for a period of 30 consecutive days; or

          (B)  other than, except in the case of the Issuer, in relation to a solvent winding up or liquidation in connection with a transfer of assets among Holdings and its Restricted Subsidiaries, the Issuer, any Note Guarantor or a Significant Subsidiary (i) commences a voluntary case (including taking any action for the purpose of winding up) under any applicable Bankruptcy Law, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, examiner, administrator, sequestration or similar official of the Issuer, any Note Guarantor or a Significant Subsidiary or for all or substantially all of the property and assets of the Issuer, any Note Guarantor or a Significant Subsidiary or (iii) effects any general assignment for the benefit of creditors;

          (8)   the rendering of any judgment or decree for the payment of money in excess of £50 million or its equivalent in another currency against the Company or any Restricted Subsidiary if such judgment or decree remains outstanding for a period of 60 days following such judgment or decree and is not discharged, waived or stayed before the end of such period (the "judgment default provision"); or

          (9)   any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor or Person acting by or on behalf of such Note Guarantor denies or disaffirms in writing such Note Guarantor's obligations under the Indenture or any Note Guarantee (other than by reason of the termination of the Indenture or such Note Guarantee or the release of such Note Guarantee in accordance with such Note Guarantee or the Indenture).

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        However, a default under clause (4) or (5) will not constitute an Event of Default until the Trustee notifies the Issuer or the Holders of at least 25% in aggregate principal amount of the outstanding Notes notify the Issuer and the Trustee of the default and the Company, the Issuer, the relevant Virgin Media Holding Company or the relevant Restricted Subsidiary, as applicable, does not cure such default within the time specified in clause (4) or (5) after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a notice of Default. When a Default or an Event of Default is cured within the time specified, it ceases. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) under "—Events of Default" has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

        Subject to the terms of the Intercreditor Deed and the provisions of the above paragraph, if an Event of Default (other than an Event of Default under the bankruptcy provisions described in clause (7) with respect to the Issuer, any Note Guarantor or any Significant Subsidiary) occurs and is continuing and is known to the Trustee, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the Issuer may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default under the bankruptcy provisions described in clause (7) with respect to the Issuer, any Note Guarantor or any Significant Subsidiary occurs, the unpaid principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

          (1)   such Holder has previously given the Trustee written notice that an Event of Default is continuing;

          (2)   Holders of at least 25% in aggregate principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy;

          (3)   such Holders have provided the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

          (4)   the Trustee has not complied with such written request within 60 days after the receipt of such request and the security or indemnity reasonably satisfactory to the Trustee; and

          (5)   the Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        The Holders of a majority in aggregate principal amount of the outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that the Trustee determines (after consultation with counsel) conflicts with law, the Indenture or the Intercreditor Deed or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that may involve the Trustee in personal liability or expense, provided that the Trustee may take any other action deemed proper by the Trustee which is not consistent with any such direction. Prior to taking any action under the Indenture, the Trustee will be entitled to reasonable indemnification against all losses and expenses caused by taking or not taking such action.

        If a Default (or the Event of Default) occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default (or the Event of Default) within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the best interests of the Holders.

        In addition, the Issuer will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer's Certificate indicating whether the signer thereof knows of any Default that occurred during the previous fiscal year. The Issuer will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute an Event of Default, its status and what action the Issuer is taking or proposes to take in respect thereof.

Amendment, Supplement and Waiver

        Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding and, subject to certain exceptions, any past default or compliance with certain provisions thereof may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding; provided, however, that if any amendment, waiver or other modification would only affect the Dollar Notes or the Sterling Notes, the consent of the Holders of at least a majority in aggregate principal amount of the then-outstanding Notes of the affected series (and not the consent of the Holders of any other series of Notes) shall be required. However, with respect to the Notes, without the consent of each Holder of an outstanding Note affected, no amendment or supplement may:

          (1)   reduce the principal amount of Notes whose Holders must consent to an amendment or waiver;

          (2)   reduce the rate of or extend the time for payment of interest on any Note;

          (3)   reduce the principal of or extend the Stated Maturity of any Note;

          (4)   reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "—Optional Redemption" above;

          (5)   make any Note payable in money other than that stated in the Note;

          (6)   impair the right of any Holder to receive payment of principal of, and interest on, such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes;

          (7)   make any change in the amendment provisions which require each Holder's consent or in the waiver provisions described in this sentence; or

          (8)   modify the Note Guarantees in any manner materially adverse to the Holders of the Notes.

        With respect to the Notes, without the consent of any Holder, the Parent, the Intermediate Guarantors, the Issuer, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture to:

          (1)   cure any ambiguity, omission, defect or inconsistency; provided that such amendment does not, in the opinion of the Trustee, adversely affect the rights of any Holder in any material respect;

          (2)   provide for the assumption by a successor corporation in accordance with the Indenture of the obligations of the Issuer under the Indenture and the Notes;

          (3)   provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

          (4)   add additional Guarantees with respect to the Notes or release Subsidiary Guarantors from Subsidiary Guarantees as provided by the terms of the Indenture;

          (5)   add to the covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company, any Restricted Subsidiary or any of their Subsidiaries;

          (6)   make any change that does not materially adversely affect the rights of any Holder in any respect, subject to the provisions of the Indenture;

          (7)   provide for the issuance of Additional Notes;

          (8)   mortgage, pledge, hypothecate or grant a security interest in any Property for the benefit of any Person; provided, however, that the granting of such security interest is not prohibited by the Indenture and the covenant described under "—Certain Covenants—Limitation on Liens" is complied with;

          (9)   comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; and

          (10) provide for a reduction in the minimum denominations of the Notes.

        For purposes of determining whether the Holders of the requisite principal amount of Notes have taken any action under the Indenture, the principal amount of Sterling Notes and Dollar Notes shall be deemed to be the Dollar Equivalent of such principal amount of Sterling Notes and Dollar Notes as of (i) if a record date has been set with respect to the taking of such action, such date or (ii) if no such record date has been set, the date the taking of such action by the Holders of such requisite principal amount is certified to the Trustee by the Issuer.

        After an amendment becomes effective, the Issuer is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment. In addition, for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Issuer will inform such exchange of any amendment, supplement or waiver and will publish notice of such amendment, supplement or waiver in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the website of the Luxembourg Stock Exchange (www.bourse.lu).

Defeasance

        The Issuer may at any time terminate all obligations of the Issuer and the Note Guarantors under the Notes, the Note Guarantees and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

        In addition, the Issuer may at any time terminate:

          (1)   its obligations under the covenants described under "—Certain Covenants" and "—Repurchase at the Option of the Holders;" and

          (2)   the operation of the cross-acceleration provision, the bankruptcy provisions with respect to any Note Guarantor and Significant Subsidiaries and the judgment default provision described under "—Events of Default" above and the limitations contained in clause (3) under the first paragraph of "—Merger and Consolidation" above ("covenant defeasance").

        In the event that the Issuer exercises its legal defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

        The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to any Note Guarantor and Significant Subsidiaries) or (8) under "—Events of Default" above or because of the failure of the Issuer to comply with clause (3) under the first paragraph of "—Merger and Consolidation" above.

        In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee cash in U.S. dollars or U.S. Government Obligations or a combination thereof (in the case of the Dollar Notes) or cash in pounds sterling or UK Government Obligations or a combination thereof (in the case of the Sterling Notes), the principal of and interest on which will be sufficient to pay the principal of, premium (if any) and interest on the outstanding Notes to redemption or maturity, as the case may be, as specified in an Officer's Certificate, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. Federal or U.K. income tax purposes as a result of such deposit and defeasance and will be subject to U.S. Federal and U.K. income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on and refer to a ruling of the Internal Revenue Service or other change in applicable U.S. Federal income tax law).

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes and Note Guarantees issued thereunder when:

          (1)   either:

            (A)  all the Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and applicable Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer in accordance with the Indenture, have been delivered to the Trustee for cancellation; or

            (B)  all of the Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars or U.S. Government Obligations (in the case of the Dollar Notes) or cash in pounds sterling or UK Government Obligations (in the case of the Sterling Notes) in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the applicable Notes not delivered to the Trustee for cancellation for principal, premium and Additional Amounts, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer is a party or by which the Issuer is bound;

          (3)   the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

          (4)   the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the applicable Notes at maturity or the redemption date, as the case may be.

        In addition, the Issuer must deliver an Officer's Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Prescription

        There is no express term in the Indenture as to any time limit on the validity of claims of the Holders to interest and repayment of principal, but any such claims will be subject to any statutory limitation period prescribed under the laws of the State of New York.

Concerning the Trustee

        The Bank of New York Mellon is to be the Trustee under the Indenture and has been appointed by the Issuer as a Paying Agent with regard to the Notes.

        The Bank of New York Mellon, as trustee, is permitted to engage in other transactions with us from time to time. If the Trustee becomes a creditor of the Issuer, the Indenture limits its rights to obtain payment of claims in certain cases, or to realize on certain Property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

        The Holders of a majority in aggregate principal amount of the then-outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee in respect of such Notes, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes unless such Holder has provided to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Notices

        All notices to Holders of each series of Notes will be validly given if mailed to them at their respective addresses in the register of the Holders of such Notes, if any, maintained by the Registrar. In addition, for so long as any of the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notices with respect to the Notes listed on the Luxembourg Stock Exchange will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the website of the Luxembourg Stock Exchange (www.bourse.lu).

Governing Law

        The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No past, present or future director, officer, employee, incorporator or stockholder of Parent, the Company, any Intermediate Guarantor, the Issuer or any Subsidiary Guarantor, as such, will have any liability for any obligations of Parent, any Intermediate Guarantor, the Issuer or any Subsidiary Guarantor under the Parent Guarantee, Intermediate Guarantees, the Notes, the Subsidiary Guarantees or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under U.S. Federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Enforceability of Judgments

        Since the Issuer and the Subsidiary Guarantors are incorporated in the United Kingdom and substantially all of their operating assets and the operating assets of their Subsidiaries are outside the United States, any judgment obtained in the United States against the Issuer or the Subsidiary Guarantors, including judgments with respect to the payment of principal, premium, interest, Additional Amounts and any purchase price with respect to the Notes, may not be collectable within the United States. See "Enforceability of Civil Liabilities."

Currency Indemnity

        The currency of account and payment for all sums, including damages, payable by the Issuer or any Note Guarantor under or in connection with the Dollar Notes or Sterling Notes, as the case may be, is U.S. dollars or pounds sterling, respectively. Any amount received or recovered in a currency other than U.S. dollars (in the case of the Dollar Notes) or pounds sterling (in the case of the Sterling Notes), whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or any Note Guarantor or otherwise by any Holder of a Dollar Note or a Sterling Note, as the case may be, or by the Trustee, in respect of any sum expressed to be due to it from the Issuer or any Note Guarantor will only constitute a discharge to the Issuer or any Note Guarantor to the extent of the U.S. dollar amount or sterling amount, as the case may be, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

        If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient or the Trustee under any Dollar Note or if that sterling amount is less than the sterling amount expressed to be due to the recipient or the Trustee under any Sterling Note, the Issuer and any Note Guarantor will indemnify them against any loss sustained by such recipient as a result. In any event, the Issuer and any Note Guarantor will indemnify the recipient against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein for the Holder of a Note or the Trustee to certify in a manner satisfactory to the Issuer (indicating the sources of information used) the loss it incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuer and any Note Guarantor's other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the Trustee.

Calculation of Sterling Denominated Restrictions

        Except as otherwise specifically set forth herein under the covenant described under "—Certain Covenants—Limitation on Indebtedness," for purposes of determining compliance with any sterling denominated restriction herein, the Sterling Equivalent amount for purposes hereof that is denominated in a non-sterling currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-sterling amount is incurred or made, as the case may be.

Certain Definitions

        "2004 Indenture" means the indenture dated as of April 13, 2004, between the Issuer, NTL Incorporated, Cable Communications Funding Corp., NTL (UK) Group, Inc., NTL Communications Limited, NTL Investment Holdings Limited and The Bank of New York as trustee.

        "2006 Indenture" means the indenture dated as of July 25, 2006 between the Issuer, NTL Incorporated, NTL:Telewest LLC, NTL Holdings Inc., NTL (UK) Group, Inc., NTL Communications Limited, NTL Investment Holdings Limited, The Bank of New York as trustee and paying agent and The Bank of New York (Luxembourg) S.A. as Luxembourg paying agent.

        "2009 Indenture" means the indenture dated as of June 3, 2009 between the Issuer, Virgin Media Inc., Virgin Media Group LLC, Virgin Media Holdings Inc., Virgin Media (UK) Group, Inc., Virgin Media Communications Limited, Virgin Media Investment Holdings Limited, The Bank of New York Mellon as trustee and paying agent and The Bank of New York Mellon (Luxembourg) S.A. as Luxembourg paying agent.

        "Additional Assets" means:

          (1)   any Property or assets (other than Indebtedness and Capital Stock) to be used by any Intermediate Guarantor, the Issuer or a Restricted Subsidiary;

          (2)   the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by any Intermediate Guarantor, the Issuer or another Restricted Subsidiary; or

          (3)   Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Permitted Business.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Applicable Premium" means, with respect to a Note at any time, the greater of (1) 1.0% of the principal amount of such Note at such time and (2) the excess (to the extent positive) of (A) the present value at such time of (i) the redemption price of such Note at                        , 2014 (such redemption price being described in the table appearing in the first paragraph under the heading "Optional Redemption," exclusive of any accrued and unpaid interest) plus (ii) any required interest payments due on such Note through                        , 2014 (including any accrued and unpaid interest) computed using a discount rate equal to the Treasury Rate, in the case of the Dollar Notes and the Gilt Rate, in the case of the Sterling Notes, in each case plus 50 basis points, over (B) the principal amount of such Note.

        "Asset Disposition" means any sale, lease (other than operating leases entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions), including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of any shares of Capital Stock of any Intermediate Guarantor other than the Company, of the Issuer, of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary) or any assets of the Company or any Restricted Subsidiary other than:

          (A)  a disposition to the Company, any Intermediate Guarantor, the Issuer or an Additional Subsidiary Guarantor;

          (B)  a disposition by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

          (C)  for purposes of the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, a disposition subject to the covenant described under "—Certain Covenants—Limitation on Restricted Payments" or a disposition of assets to a joint venture as part of a transaction that is a Permitted Investment;

          (D)  any disposition permitted under the provisions described under "—Merger and Consolidation;"

          (E)  a sale of Temporary Cash Investments in the ordinary course of business;

          (F)  a disposition of inventory, consumer equipment, communications capacity and worn out or obsolete equipment or assets in the ordinary course of business;

          (G)  issuance of Capital Stock by a Restricted Subsidiary to the Company, any Intermediate Guarantor, the Issuer or another Restricted Subsidiary;

          (H)  any sale or other disposition of Receivables and Related Assets to a Receivables Subsidiary pursuant to or in connection with a Qualified Receivables Transaction;

          (I)   any sale or disposition deemed to occur in connection with creating or granting a Permitted Lien;

          (J)   any disposition of the Capital Stock or all or substantially all Property of any Unrestricted Subsidiary; provided, however, that such disposition shall include the concurrent transfer of all liabilities (contingent or otherwise) attributable to the Property being transferred; provided further, however, that such disposition shall not, after giving effect to any related agreements, result nor be likely to result in any material liability, tax or other adverse consequences to any Intermediate Guarantor, the Issuer or any Restricted Subsidiary;

          (K)  the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other Property in the ordinary course of business which do not materially interfere with the business of the Company, the Intermediate Guarantors, the Issuer and their Restricted Subsidiaries;

          (L)  assets or Capital Stock acquired in an acquisition which the Company, any Intermediate Guarantor, the Issuer or any Restricted Subsidiary sells within 6 months of such acquisition;

          (M) the disposition of any Interest Rate Agreements or Currency Agreements no longer required for the purposes for which any such agreement was originally entered into;

          (N)  disposals of assets pursuant to Sale/Leaseback Transactions not constituting Indebtedness where the aggregate Fair Market Value of any assets disposed of in reliance on this paragraph (N) does not, together with the aggregate principal amount of all outstanding Indebtedness incurred under clause (7) under "—Certain Covenants—Limitation on Indebtedness" exceed £150 million (or its equivalent in other currencies) in any financial year of the Company and any disposals of assets pursuant to Sale/Leaseback Transactions constituting Indebtedness to the extent such Indebtedness is otherwise permitted under the Indenture;

          (O)  disposals of non-core assets acquired in connection with any acquisition permitted pursuant to the terms of the Indenture;

          (P)   any disposals constituted by licenses of intellectual property rights;

          (Q)  any disposals in connection with a Content Transaction;

          (R)  (i) any disposal of assets made pursuant to the establishment of a Permitted Joint Venture, or (ii) any disposal of assets to a Permitted Joint Venture which is otherwise permitted hereunder and in relation to which the requirements of clause (a)(1) under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" are satisfied;

          (S)   foreclosure on assets;

          (T)  surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

          (U)  any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any Restricted Subsidiary to such Person; provided, however, that (A) if the outsourcing relates to non-core business activities, the Company shall provide an Officer's Certificate and (B) if the outsourcing relates to core business activities, the Board of Directors shall certify, in either case, that in the opinion of the Officer or the Board of Directors, as applicable, the outsourcing transaction will be economically beneficial to the Company and its Restricted Subsidiaries (considered as a whole) and that the costs of such outsourcing are fair; provided further, however, that the Fair Market Value of the assets disposed of, when taken together with all other dispositions made pursuant to this clause (U), do not exceed 5% of Total Assets; or

          (V)  a disposition of Capital Stock or assets in a transaction or series of related transactions with an aggregate Fair Market Value of less than £30 million.

        "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate reasonably determined in good faith by a responsible financial or accounting officer of the Issuer to be the interest rate implicit in such Sale/Leaseback Transaction in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

        "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

          (1)   the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

          (2)   the sum of all such payments.

        "Bank Indebtedness" means any and all amounts payable under or in respect of an agreement, instrument or other document relating to a Credit Facility (including security documents, fee letters and intercreditor agreements related thereto), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Person liable thereunder whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof, and any and all Refinancing Indebtedness Incurred in respect of any such amount (including amounts in respect of Refinancing Indebtedness), whether Incurred under or in respect of an agreement relating to a Credit Facility or otherwise.

        "Bankruptcy Law" means (a) the U.K. Insolvency Act 1986 or any other bankruptcy, insolvency, liquidation or similar laws of general application and (b) the United States Bankruptcy Code of 1978 or any similar U.S. federal or state law for the relief of debtors.

        "BBC Guarantees" means the guarantees required to be given by certain Restricted Subsidiaries in favor of BBC Worldwide Limited pursuant to the shareholder agreements relating to the UKTV Joint Ventures.

        "Board of Directors" means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of the Board of Directors of the Issuer or, with respect to clause (2) of the definition of Change of Control, the Board of Directors of Parent or the Company.

        "Business Day" means each day which is not a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York or London, England.

        "Business Division Transaction" means any creation or participation in any joint venture with respect to any assets, undertakings and/or businesses of the Company and its Restricted Subsidiaries which comprise all or part of the ntl:Telewest business division (or its predecessor or successors), to or with any other entity or person whether or not the Company or any of its Restricted Subsidiaries, excluding the contribution to (but not the use by) any joint venture of the backbone assets utilized by the Company and its Restricted Subsidiaries and excluding any Subsidiary included in or owned by the ntl:Telewest business division but not engaged in the business of that division.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

        "Clearstream" means Clearstream Banking S.A.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries including, without duplication:

          (1)   interest expense attributable to Purchase Money Indebtedness and Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction,

          (2)   amortization of debt discount and debt issuance costs,

          (3)   capitalized interest and interest paid in the form of additional Indebtedness,

          (4)   cash or non-cash interest expense,

          (5)   commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing,

          (6)   interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by, or secured by a Lien on the assets of, the Issuer or any Restricted Subsidiary,

          (7)   net costs associated with Hedging Obligations (including amortization of fees),

          (8)   dividends in respect of all Disqualified Stock of the Issuer and all Preferred Stock of any of the Subsidiaries of the Issuer, to the extent held by Persons other than the Issuer or a Wholly Owned Subsidiary of the Issuer,

          (9)   interest Incurred in connection with Investments in discontinued operations and

          (10) the cash contributions to any employee share ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Issuer) in connection with Indebtedness Incurred by such plan or trust.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

          (1)   any net income (or loss) of any Person (other than the Company) if such Person is not a Subsidiary, or is an Unrestricted Subsidiary, except that, subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or Temporary Cash Investments distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other similar distribution or return;

          (2)   any net income (or loss) of any Restricted Subsidiary to the extent such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer (other than any restriction permitted under clause (A), (C) (solely to the extent relating to clause (A)), (H) or (J) (to the extent that assets of the joint ventures subject to such restriction do not exceed 2.5% of Total Assets) of the covenant described under "—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries"), except that, subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or Temporary Cash Investments distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other similar distribution;

          (3)   any gain (or loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person, in each case, that is not sold or otherwise disposed of in the ordinary course of business;

          (4)   any item classified as a restructuring, extraordinary, unusual, non-recurring or other non-operating gain or loss, including the costs of, and accounting for, financial instruments;

          (5)   any impairment loss of the Company or its Restricted Subsidiaries relating to goodwill or other intangible assets;

          (6)   the cumulative effect of a change in accounting principles;

          (7)   all deferred financing costs written off in connection with the early extinguishment of Indebtedness, net of taxes;

          (8)   any foreign currency transaction or translation gains or losses, net of taxes; and

          (9)   any premium, penalty or fee paid in relation to any repayment, prepayment, redemption or purchase of any Indebtedness.

        Notwithstanding the foregoing, for the purpose of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments, redemptions or releases of Investments, proceeds realized on the sale or liquidation of Investments, and dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (C)(iv) of paragraph (a) thereof.

        "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

        "Content" means any rights to broadcast, transmit, distribute or otherwise make available for viewing, exhibition or reception (whether in analogue or digital format and whether as a channel or an internet service, a teletext-type service, an interactive service, or an enhanced television service or any part of any of the foregoing, or on a pay-per-view basis, or near video-on-demand, or video-on-demand basis or otherwise) any one or more of audio and/or visual images, audio content, or interactive content (including hyperlinks, re-purposed web-site content, database content plus associated templates, formatting information and other data including any interactive applications or functionality), text, data, graphics, or other content, by means of any means of distribution, transmission or delivery system or technology (whether now known or herein after invented).

        "Content Business" means the business of the Company and its Restricted Subsidiaries consisting of ownership or licensing of Content.

        "Content Transaction" means any sale, transfer, demerger, contribution, spin-off or distribution of, any creation or participation in any joint venture and/or entering into any other transaction or taking any action with respect to, in each case, any assets, undertakings and/or businesses of the Company and its Restricted Subsidiaries which comprise all or part of the Content Business, to or with any other entity or person whether or not the Company or any of its Restricted Subsidiaries.

        "Convertible Senior Notes" means the $1,000,000,000 of 6.50% Convertible Senior Notes due 2016 issued pursuant to an indenture dated as of April 16, 2008 between the Parent and the Bank of New York, as trustee.

        "Credit Facility" means any debt facility or commercial paper facility (including the Existing Credit Facility) or ancillary facility, in each case with a lender or a syndicate of commercial bank lenders or other financial institutions, providing for revolving credit loans, term loans, receivables financing or letters of credit, in each case, as amended, restated, refunded, renewed, replaced or Refinanced in whole or in part from time to time by a lender or a syndicate of commercial bank lenders or other financial institutions.

        "Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Definitive Note" means a registered note issued in certificated form pursuant to the Indenture.

        "Designated Non-Cash Consideration" means the Fair Market Value of non-cash consideration received by any Intermediate Guarantor, the Issuer or any Restricted Subsidiary in connection with an Asset Disposition that is so designated pursuant to an Officer's Certificate, setting forth the basis of such valuation. The aggregate Fair Market Value of the Designated Non-Cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-Cash Consideration then held by any Intermediate Guarantor, the Issuer or any Restricted Subsidiary, may not exceed the greater of (x) £250 million in the aggregate or (y) 1.00% of Total Assets, at the time of the receipt of the Designated Non-Cash Consideration (with the Fair Market Value being measured at the time received and without giving effect to subsequent changes in value).

        "Designated Senior Indebtedness" means any Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor (other than Bank Indebtedness) which at the time of determination exceeds £75 million in aggregate principal amount (or accreted value in the case of Indebtedness issued at a discount) outstanding or available under a committed facility, which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by such Person and as to which the Trustee has been given written notice of such designation.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

          (1)   matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person that is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

          (2)   is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

          (3)   is redeemable or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable at the option of the holder thereof, in whole or in part, in the case of each of clauses (1), (2) and (3), on or prior to 180 days following the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to 180 days following the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under "—Repurchase at the Option of the Holders—Change of Control" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock."

        "Dollar Equivalent" means, with respect to any monetary amount in pounds sterling, at any time for the determination thereof, the amount of U.S. Dollars obtained by converting the pounds sterling involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with pounds sterling as published under the "Currencies" section of the homepage of the Wall Street Journal (http:/www.online.wsj.com) on the date two Business Days prior to such determination.

        "Dollar Notes" means the U.S. dollar denominated      % Senior Notes due 2019 of the Issuer.

        "EBITDA" for any period means the Consolidated Net Income for such period plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income of the Company and its Consolidated Restricted Subsidiaries:

          (1)   income tax expense;

          (2)   Consolidated Interest Expense;

          (3)   depreciation expense;

          (4)   amortization expense (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

          (5)   all other non-cash charges (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income (excluding any such non-cash item of income to the extent it will result in receipt of cash payments in any future period);

          (6)   other cash charges for professional fees and services incurred in connection with the planning, negotiating, documenting or other activities related to a proposed financing, acquisition or disposition transaction involving a Permitted Business if such transaction is abandoned;

          (7)   the amount of minority interest expense deducted in calculating Consolidated Net Income;

          (8)   the amount of any restructuring charge deducted for such period in calculating Consolidated Net Income;

          (9)   recapitalization items, net;

          (10) share of income or loss on equity Investments; and

          (11) asset impairments,

in each case for such period.

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed, directly or indirectly, to the Company by such Restricted Subsidiary without breaching or violating a restriction, directly or indirectly, applicable to such Restricted Subsidiary (disregarding for this purpose any restriction permitted under clause (A), (C) (solely to the extent relating to clause (A)) or (H) of the covenant described under "—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries").

        "Euroclear" means Euroclear Bank S.A./N.V.

        "Equity Offering" means a public or private sale for cash of Capital Stock that is a sale of Capital Stock of the Company or any Virgin Media Holding Company (not including convertible debt or other equity-linked securities or purchases of Capital Stock of the Company or any Virgin Media Holding Company funded by a sale of debt, convertible debt or other equity-linked securities of the Company or any Virgin Media Holding Company).

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Existing Credit Facility" means the Senior Facilities Agreement dated March 3, 2006 between Virgin Media Inc. (f/k/a NTL Incorporated) as Ultimate Parent and the other parties thereto, as the same may be amended, modified, supplemented, extended or replaced from time to time, in each case in accordance with the terms of the Indenture.

        "Existing Notes" means (i) the £375 million of 9.75% Senior Notes due 2014, the $425 million of 8.75% Senior Notes due 2014 and the €225 million of 8.75% Senior Notes due 2014 issued by the Issuer pursuant to the 2004 Indenture, (ii) the $550 million 9.125% Senior Notes due 2016 issued by the Issuer pursuant to the 2006 Indenture and (iii) the $1.35 billion of 9.50% Senior Notes due 2016 and the €180 million of 9.50% Senior Notes due 2016 issued by the Issuer pursuant to the 2009 Indenture.

        "Fair Market Value" means, with respect to any asset or Property, the price which could be negotiated in an arm's-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

        "Fitch" means Fitch Ratings or any successor to its rating business.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP as in effect at the Closing Date.

        "Gilt Rate" means, as of any redemption date, the yield to maturity as of such redemption date of UK Government Obligations with a fixed maturity (as complied by the Office for National Statistics and published in the most recent Financial Statistics that have become publicly available at least two Business Days in London prior to such redemption date (or, if such Financial Statistics are no longer published, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from such redemption date to                         , 2014; provided, however, that if the period from such redemption date to                         , 2014 is not equal to the fixed maturity of UK Government Obligations for which a yield is given, the Gilt Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of UK Government Obligations for which such yields are given, except that if the period from such redemption date to                        , 2014 is less than one year, the weekly average yield on actually traded UK Government Obligations denominated in sterling adjusted to a fixed maturity of one year shall be used.

        "Group Intercreditor Deed" means the Group Intercreditor Deed originally entered into on March 3, 2006 and as amended from time to time, between Deutsche Bank AG London Branch as Facility Agent and Security Trustee, the Original Borrowers, the Original Guarantors, the Senior Lenders, the Lessors, the Lessees, the Hedge Counterparties, the Lessor's Agent, the Intergroup Debtors and the Intergroup Creditors (each as defined therein).

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business or (ii) a contractual commitment by a Person to make an Investment in another Person so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (1) or (2) of the definition of "Permitted Investment." The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or any Currency Agreement.

        "Holder" means each Person in whose name the Notes are registered on the Registrar's books.

        "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

        Solely for purposes of determining compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness," the following will not be deemed to be the Incurrence of Indebtedness: (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security; (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; (3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness; and (4) a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness.

        "Indebtedness" means, with respect to any Person on any date of determination, without duplication:

          (1)   the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

          (2)   the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than loan notes or similar instruments issued solely by way of consideration for the acquisition of assets in order to defer capital gains or equivalent taxes where such loan notes or similar instruments are not issued for the purpose of financing but are issued for tax purposes);

          (3)   all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto), other than reimbursement obligations with respect to letters of credit securing obligations (other than obligations described in (1), (2) and (5) of this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment of the letter of credit;

          (4)   all obligations of such Person to pay the deferred and unpaid purchase price of Property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such Property in service or taking delivery and title thereto or the completion of such services and whose primary purpose is for financing;

          (5)   all Capitalized Lease Obligations and all Attributable Debt of such Person;

          (6)   the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (7)   all obligations referred to in other clauses of this definition of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of: (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons;

          (8)   Hedging Obligations of such Person; and

          (9)   all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date as determined in accordance with GAAP. The amount of Indebtedness under Hedging Obligations of a Person will be calculated by reference to the net liability of such Person thereunder (as determined in accordance with GAAP as of the date of the most recent financial statements distributed to Holders under the covenant described under "—Certain Covenants—Ongoing Reporting").

        "Independent Financial Advisor" means an investment banking, financial advisory, valuation or accounting firm of international standing or any third-party appraiser of international standing; provided that such firm or appraiser is not an Affiliate of the Company.

        "Intercreditor Deed" means the Intercreditor Deed first entered into among the Issuer, VMIH, Credit Suisse First Boston, The Bank of New York and the senior lenders party thereto, on April 13, 2004, as the same may be amended, modified, supplemented, extended or replaced from time to time, in each case in accordance with the terms of the Indenture, including by the accession of the Trustee thereto.

        "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are of a type that will be recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of

Guarantee or similar arrangement) or capital contribution to (including by means of any transfer of cash or other Property to others or any payment for Property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person, or any prepayment, repayment, repurchase, redemption, retirement, refinancing or defeasance of Indebtedness of such Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of the covenants described under "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," "—Certain Covenants—Limitation on Restricted Payments":

          (1)   Investment shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to:

            (A)  the Company's Investment in such Subsidiary at the time of such redesignation, less

            (B)  the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

          (2)   any Property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

        "Investment Grade Rating" means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody's, BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Leverage Ratio" means the ratio of:

          (1)   the outstanding Indebtedness of the Company and its Consolidated Restricted Subsidiaries, to

          (2)   the Pro Forma EBITDA.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Member State" means any country that was a member of the European Union as of July 25, 2006.

        "Merger Date" means March 3, 2006.

        "Moody's" means Moody's Investors Service, Inc. or any successor to its rating business.

        "Net Available Cash" from an Asset Disposition means cash payments received (including, only when and as received, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

          (1)   all legal, accounting and investment banking fees and expenses, title and recording tax expenses, commissions and other fees and expenses incurred, and all national, regional, state, provincial, foreign and local taxes required to be paid as a consequence of such Asset Disposition,

          (2)   all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

          (3)   all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, and

          (4)   appropriate cash amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property or other assets disposed of in such Asset Disposition and retained by the Company, the Issuer or any Restricted Subsidiary after such Asset Disposition.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Non-Recourse Debt" means Indebtedness:

          (1)   as to which neither the Company, the Issuer nor any other Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

          (2)   no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company, the Issuer or any other Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3)   the explicit terms of which provide there is no recourse against any of the assets of the Company, the Issuer or any other Restricted Subsidiary.

        "Officer" of a Person means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, Deputy Chief Financial Officer, the President, any Vice President, the Treasurer, Assistant Treasurer, the Secretary or Assistant Secretary, or any Director.

        "Officer's Certificate" means a certificate signed by an Officer.

        "Opinion of Counsel" means a written opinion from legal counsel of recognized standing in a form reasonably satisfactory to the addressee of such opinion. The counsel may be an employee of or counsel to the Issuer or the Trustee.

        "Permitted Business" means any business engaged in by the Company, the Issuer or any other Restricted Subsidiary on the Closing Date and any Related Business.

        "Permitted Investment" means an Investment by the Company, the Issuer or any other Restricted Subsidiary in:

          (1)   the Company, any Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

          (2)   another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or any Restricted Subsidiary;

          (3)   cash and Temporary Cash Investments;

          (4)   receivables owing to the Company, the Issuer or any other Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company, the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5)   payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6)   loans, advances or Guarantees of loans or advances to employees (including for relocation) made in the ordinary course of business of the Company or such Restricted Subsidiary and not exceeding £5 million in the aggregate outstanding at any one time;

          (7)   shares, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company, the Issuer or any other Restricted Subsidiary or in satisfaction of judgments;

          (8)   any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;"

          (9)   any Person, if such Investment is in existence on the Closing Date and any Investment in any Person to the extent such Investment Refinances an Investment in such Person existing on the Closing Date in an amount not exceeding the amount of the Investment being Refinanced; provided, however, that such new Investment is on terms and conditions no less favorable to the Company, the Issuer or any other Restricted Subsidiary than the Investment being Refinanced;

          (10) Guarantees permitted to be Incurred by the covenant described under "—Certain Covenants—Limitation on Indebtedness;"

          (11) loans granted as a result of a subscriber being allowed terms, in the ordinary course of trade, whereby it does not have to pay for services provided to it for a period of time after the provision of such services;

          (12) the BBC Guarantees;

          (13) lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business;

          (14) Hedging Obligations permitted under the Indenture;

          (15) repurchases of the Notes;

          (16) Investments resulting from the disposition of assets in transactions excluded from the definition of "Asset Disposition" pursuant to the exclusions from such definition;

          (17) any Person where such Investment was acquired by the Company, the Issuer or any other Restricted Subsidiary (i) in exchange for any other Investment or accounts receivable held by the Company, the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure by the Company, the Issuer or any such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (18) any Receivables Subsidiary organized in connection with a Qualified Receivables Transaction that, in the good faith determination of the Company, are necessary or advisable to effect such Qualified Receivables Transaction;

          (19) the Screenshop Loan Note; and

          (20) any Person; provided, however, that such Investment (having a Fair Market Value measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (20) since the Closing Date, shall not exceed at the time the Investment is made the greater of (a) 2.0% of Total Assets or (b) £100 million; provided, further, however, that Investments made in any Unrestricted Subsidiary pursuant to this clause (20) shall not increase the amount of Restricted Payments permitted to be made under the covenant described under "—Certain Covenants—Limitation on Restricted Payments" upon any redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary.

        "Permitted Joint Ventures" means one or more joint ventures formed by (i) the contribution of all or any part of the Content Business to a joint venture formed by the Company or any of its Restricted Subsidiaries with one or more joint venturers; and (ii) the contribution of some or all of the assets of the ntl:Telewest business division pursuant to a Business Division Transaction to a joint venture formed by the Company or any of its Restricted Subsidiaries with one or more joint venturers.

        "Permitted Liens" means, with respect to any Person:

          (1)   pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or Temporary Cash Investments to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or customs duties in connection with the importation of goods or for the payment of rent, in each case Incurred in the ordinary course of business;

          (2)   Liens imposed by law, such as statutory Liens for landlords and carriers', warehousemen's and mechanics' Liens, in each case for sums not yet delinquent or being contested in good faith or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

          (3)   Liens for taxes, assessments or government charges or claims not yet due or payable or subject to penalties for non-payment or which are being contested in good faith;

          (4)   Liens in favor of issuers of surety bonds, performance bonds or letters of credit, bankers' acceptances or other obligations of a like nature provided by the Company or a Restricted Subsidiary in the ordinary course of business;

          (5)   survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, utility agreements, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (6)   Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, assets or Property of such Person; provided, however, that the Lien may not extend to any other assets or Property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the original principal amount of the Indebtedness secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the Property subject to the Lien;

          (7)   Liens to secure Bank Indebtedness Incurred pursuant to clause (1) of paragraph (b) (to the extent relating to Bank Indebtedness or Permitted Public Debt) and Liens to secure Indebtedness (including Bank Indebtedness and Permitted Public Debt but not including Public Debt that is not Permitted Public Debt) Incurred pursuant to clauses (a), (b)(4) (to the extent relating to Indebtedness incurred under clause (a)) or (b)(16) of the covenant described under "—Certain Covenants—Limitation on Indebtedness;"

          (8)   Liens existing on the Closing Date;

          (9)   Liens on Property or shares of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens do not extend to any other Property owned by such Person or any of its Subsidiaries unless otherwise permitted hereunder;

          (10) Liens on Property at the time such Person or any of its Subsidiaries acquires the Property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other Property owned by such Person or any of its Subsidiaries unless otherwise permitted hereunder;

          (11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to a Restricted Subsidiary or the Issuer (other than Indebtedness or other obligations owing by an Additional Subsidiary Guarantor to a Subsidiary that is not an Additional Subsidiary Guarantor);

          (12) Liens securing Hedging Obligations permitted to be Incurred under the Indenture so long as such obligations relate to Indebtedness that is, and is permitted under the Indenture to be, secured by a Lien on the same Property securing such obligations or cash collateral or customary Liens Incurred in connection with Hedging Obligations;

          (13) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (8), (9) and (10); provided, however, that:

            (A)  such new Lien shall be limited to all or part of the same Property that secured the original Lien (plus improvements to or on such Property) and

            (B)  the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

              (i)    the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien under the Indenture and

              (ii)   an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

          (14) Liens securing the Notes, the Intermediate Guarantees, the Additional Subsidiary Guarantees and other obligations of the Company and any Restricted Subsidiaries under the Indenture;

          (15) Liens of a Restricted Subsidiary that is not an Intermediate Guarantor, the Issuer or an Additional Subsidiary Guarantor securing Indebtedness of a Restricted Subsidiary that is not an Intermediate Guarantor, the Issuer or an Additional Subsidiary Guarantor;

          (16) Liens in favor of any Intermediate Guarantor, the Issuer or an Additional Subsidiary Guarantor;

          (17) Liens to secure Receivables and Related Assets as part of a Qualified Receivables Transaction;

          (18) Liens arising by virtue of any statutory or common law provisions (or by agreement to the same effect) relating to banker's Liens, contractual rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

          (19) Liens arising from U.S. Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Person in the ordinary course of business;

          (20) Liens in connection with any Sale/Leaseback Transaction permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Sale/Leaseback Transactions;" and

          (21) Liens Incurred in the ordinary course of business of any Intermediate Guarantor or any Restricted Subsidiary with respect to obligations (other than Indebtedness for borrowed money) that do not exceed £50 million at any time outstanding.

        "Permitted Public Debt" means any Secured Indebtedness that is Public Debt of the Issuer and its Restricted Subsidiaries, the incurrence of which would not, on a pro forma basis, cause the ratio of (1) the outstanding Indebtedness of the Issuer and its Consolidated Restricted Subsidiaries that is Secured Indebtedness, to (2) the Pro Forma EBITDA, to exceed 3.75:1.0.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

        "Pro Forma EBITDA" means, for any period, the EBITDA of the Company and its Consolidated Restricted Subsidiaries, after giving effect to the following:

        if:

          (1)   since the beginning of such period, the Company or any Restricted Subsidiary shall have made any Asset Disposition or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition;

          (2)   the transaction giving rise to the need to calculate Pro Forma EBITDA is such an Asset Disposition, Investment or acquisition; or

          (3)   since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made such an Asset Disposition, Investment or acquisition,

EBITDA for such period shall be calculated in good faith by a responsible financial or accounting officer of the Company after giving pro forma effect to such Asset Disposition, Investment or acquisition as if such Asset Disposition (and the application of the proceeds therefrom), Investment or acquisition occurred on the first day of such period.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

        "Public Debt" means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale. The term "Public Debt," for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and Affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall not be deemed underwritten), or any Bank Indebtedness under any Credit Facility (including any such Bank Indebtedness under any such Credit Facility that is provided by a lender which finances its ability to provide such Indebtedness through the incurrence of Public Debt), Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness Incurred in a manner not customarily viewed as a "securities offering").

        "Purchase Money Indebtedness" means Indebtedness:

          (1)   consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

          (2)   Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements;

provided, however, that the original principal amount of such Indebtedness is Incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset.

        "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company, the Issuer or any other Restricted Subsidiary pursuant to which the Company, the Issuer or any other Restricted Subsidiary may sell, convey or otherwise transfer to:

          (1)   a Receivables Subsidiary (in the case of a transfer by the Company, the Issuer or any other Restricted Subsidiary); and

          (2)   any other Person (in the case of a transfer by a Receivables Subsidiary),

or may grant a security interest in, any Receivables and Related Assets.

        "Rating Agency" means each of Fitch, Moody's and S&P, or if none of Fitch, Moody's or S&P, shall make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a resolution of its Board of Directors), shall be substituted for Fitch, Moody's or S&P, as the case may be.

        "Receivables and Related Assets" means accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, including interests in merchandise or goods, the sale or lease of which give rise to the foregoing, related contractual rights, Guarantees, insurance proceeds, collections, other related assets and assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable, and proceeds of all the foregoing.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Receivables Transaction.

        "Receivables Subsidiary" means a Subsidiary of the Company that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors (as provided below) as a Receivables Subsidiary and:

          (1)   has no Indebtedness or other Obligation (contingent or otherwise) that:

            (A)  are guaranteed by the Company, the Issuer or any Restricted Subsidiary, other than contingent liabilities pursuant to Standard Securitization Undertakings;

            (B)  are recourse to or obligate the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

            (C)  subjects any Property or assets of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

          (2)   has no contract, agreement, arrangement or undertaking (except in connection with a Qualified Receivables Transaction) with the Company or any Restricted Subsidiary other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing accounts receivables; and

          (3)   neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such Receivables Subsidiary's financial condition or cause such Receivables Subsidiaries to achieve certain levels of operating results.

        Any such designation by the Board of Directors shall be evidenced to the relevant Trustee by filing with such Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officer's Certificate certifying, to such Officer's knowledge and belief after consulting with counsel that such designation complied with the foregoing conditions.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Indebtedness that Refinances any other Indebtedness, including any successive Refinancings, so long as:

          (1)   such Indebtedness is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

            (A)  the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced, and

            (B)  an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

          (2)   the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being Refinanced,

          (3)   the Stated Maturity of such Indebtedness is no earlier than the Stated Maturity of the Indebtedness being Refinanced, and

          (4)   to the extent such Indebtedness directly or indirectly Refinances Indebtedness of a Restricted Subsidiary Incurred pursuant to clause (b)(5) under "—Certain Covenants—Limitation on Indebtedness," such Refinancing Indebtedness is Incurred only by such Restricted Subsidiary;

provided, however, that Refinancing Indebtedness shall not include:

          (y)   Indebtedness of a Restricted Subsidiary that is not an Intermediate Guarantor, the Issuer or an Additional Subsidiary Guarantor that Refinances Indebtedness of an Intermediate Guarantor, the Issuer or an Additional Subsidiary Guarantor or

          (z)   Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

        "Related Business" means any business related, ancillary or complementary to the businesses of the Company, the Intermediate Guarantors, the Issuer and the Restricted Subsidiaries on the Closing Date including, without limitation, all forms of television, telephony and internet services and any services relating to carriers, networks, broadcast or communications services, or Content.

        "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

        "Restricted Subsidiary" means the Issuer and any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "S&P" means Standard and Poor's Rating Service, a division of McGraw-Hill Companies, Inc. or any successor to its rating business.

        "Sale/Leaseback Transaction" means an arrangement relating to Property now owned or hereafter acquired by the Company or any Restricted Subsidiary whereby the Company or any Restricted Subsidiary transfers such Property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and any Restricted Subsidiary or between Restricted Subsidiaries.

        "Screenshop Loan Note" means the £6.0 million loan note from Aurelius Innovation Development GmbH to Screenshop Limited dated 1 April, 2009 (as amended from time to time).

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Indebtedness" means any Indebtedness of any Person secured by a Lien.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Senior Indebtedness" of the Issuer, an Intermediate Guarantor or the Senior Subordinated Subsidiary Guarantor means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Issuer or such guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness (including Hedging Obligations relating thereto) and all other Indebtedness of the Issuer or such guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are (a) subordinated in right of payment to the Notes, in the case of Indebtedness of the Issuer, (b) are subordinated in right of payment to an Intermediate Guarantor's Note Guarantee, in the case of Indebtedness of an Intermediate Guarantor, or (c) are subordinated in right of payment to or rank equally with the Senior Subordinated Subsidiary Guarantee, in the case of Indebtedness of VMIH;

provided, however, that Senior Indebtedness of the Issuer, an Intermediate Guarantor or a Subsidiary Guarantor shall not include:

          (1)   any obligation of the Issuer, an Intermediate Guarantor or a Subsidiary Guarantor to the Company or any Restricted Subsidiary;

          (2)   any liability for national, regional, state, local or other taxes owed or owing by the Issuer or a guarantor, as applicable, other than as required by law;

          (3)   any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

          (4)   any Indebtedness or obligation of the Issuer or such guarantor (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Issuer or such guarantor, as applicable, including any Subordinated Obligations of the Issuer or such guarantor, as applicable;

          (5)   any obligations with respect to any Capital Stock; or

          (6)   any Indebtedness Incurred in violation of the Indenture.

        "Senior Subordinated Indebtedness" of the Senior Subordinated Subsidiary Guarantor means any Indebtedness of the Senior Subordinated Subsidiary Guarantor that specifically provides that such Indebtedness is to rank equally with the Senior Subordinated Subsidiary Guarantee of the Senior Subordinated Subsidiary Guarantor in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Senior Subordinated Subsidiary Guarantor which is not Senior Indebtedness.

        "Significant Subsidiary" means any Restricted Subsidiary which, together with the Restricted Subsidiaries of such Restricted Subsidiary, accounted for more than 10% of the Consolidated Net Income or 10% of the Total Assets, in each case, for the most recently completed fiscal year.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company, the Issuer or any other Restricted Subsidiary that are customary in an accounts receivable transaction.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Sterling Equivalent" means with respect to any monetary amount in a currency other than pounds sterling, at any time of determination thereof, the amount of pounds sterling obtained by converting such foreign currency involved in such computation into pounds sterling at the average of the spot rates for the purchase and sale of pounds sterling with the applicable foreign currency as quoted on or recorded in any recognized source of foreign exchange rates within two Business Days prior to such determination. Whenever it is necessary to determine whether the Issuer has complied with any covenant in the Indenture or whether a Default has occurred and an amount is expressed in a currency other than pounds sterling, such amount shall be treated as the Sterling Equivalent determined as of the date such amount is initially determined in such currency.

        "Sterling Notes" means the sterling denominated      % Senior Notes due 2019 of the Issuer.

        "Subordinated Obligation" means any Indebtedness of the Issuer or a Note Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes (in the case of the Issuer) or the Note Guarantee (in the case of a Note Guarantor) pursuant to a written agreement.

        "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

          (1)   such Person,

          (2)   such Person and one or more Subsidiaries of such Person, or

          (3)   one or more Subsidiaries of such Person.

        "Subsidiary Guarantee" means each Guarantee of the obligations with respect to the Notes issued by a Subsidiary of the Issuer pursuant to the terms of the Indenture.

        "Subsidiary Guarantor" means the Senior Subordinated Subsidiary Guarantor and any Person that has issued an Additional Subsidiary Guarantee.

        "Tax Sharing Agreement" means the tax cooperation agreement entered into with effect as of the 3rd day of March, 2006, by and between (i) Parent and (ii) VMIH and Telewest Communications Networks Limited.

        "Temporary Cash Investments" means any of the following:

          (1)   any investment in direct obligations of any country that is a Member State or the United States of America or any agency thereof or obligations Guaranteed by any country that is a Member State or the United States of America or any agency thereof, and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 of the Securities Act);

          (2)   investments in checking accounts, time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of £250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 of the Securities Act);

          (3)   repurchase obligations with a term of not more than 60 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

          (4)   investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P; and

          (5)   investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any country that is a Member State, any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's.

        "Total Assets" means, as of any date of determination, the fixed assets and current assets shown on the most recent Consolidated balance sheet of the Company as certified in an Officer's Certificate delivered to the Trustee.

        "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such Statistical Release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to                        , 2014; provided, however, that if the period from the redemption date to                         , 2014 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to                        , 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

        "Trust Indenture Act" means the U.S. Trust Indenture Act of 1939, as amended.

        "Trust Officer" means the chairman of the board, the president or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "UK Government Obligations" means sovereign obligations of the UK for the timely payment of which its full faith and credit is pledged, in each case which are payable in pounds sterling and not callable or redeemable at the option of the issuer thereof.

        "UKTV Joint Ventures" means any joint venture arrangement relating to the Content Business in existence on the Closing Date or formed thereafter by the Company or any of its Restricted Subsidiaries with BBC Commercial Holdings Limited or any of its affiliates.

        "Unrestricted Subsidiary" means:

          (1)   any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in accordance with the covenant described under "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries;" and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        "U.S. Government Obligations" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

        "Virgin Media Holding Company" means any Person of which the Issuer is a Wholly Owned Subsidiary.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Subsidiary" means (1) in respect of any Person, a Person, all of the Capital Stock of which (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law or to ensure limited liability) is owned by that Person directly or (2) indirectly by a Person that satisfies the requirements of clause (1).

Book-Entry Settlement and Clearance

The Global Notes

        The dollar notes offered hereby are denominated in U.S. dollars and the sterling notes are denominated in pounds sterling.

        The notes will be issued in the form of one or more registered notes in global form, without interest coupons, representing the dollar notes (the "dollar global notes") and one or more registered notes in global form, without interest coupons, representing the sterling notes (the "sterling global notes," and together with the dollar global notes, the "global notes").

        The global notes will be deposited with and registered in the name of a nominee of DTC (in the case of the dollar notes) or a common depositary for Euroclear and Clearstream (in the case of the sterling notes). The sterling notes will not be eligible for clearance through the facilities of DTC.

        Ownership of interests in the global notes ("book-entry interests") will be limited to persons who have accounts with DTC, Euroclear or Clearstream, as applicable, or persons that may hold interests through such participants. Book-entry interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC, Euroclear, Clearstream and their participants.

        The book-entry interests will not be held in definitive form. Instead, DTC, Euroclear and/or Clearstream will credit on their respective book-entry registration and transfer systems a participant's account with the interest beneficially owned by such participant. The laws of some jurisdictions, including certain states of the U.S., may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge book-entry interests. In addition, while the notes are in global form, "holders" of book-entry interests will not be considered the owners of notes for any purpose.

        So long as the notes are held in global form, DTC, Euroclear and/or Clearstream (or their respective nominees) will be considered the holders of global notes for all purposes under the indenture. As such, participants must rely on the procedures of DTC, Euroclear and/or Clearstream and indirect participants must rely on the procedures of DTC, Euroclear and/or Clearstream and the participants through which they own book-entry interests in order to exercise any rights of holders under the indenture.

        Neither we nor the trustee under the indenture nor any of our respective agents will have any responsibility or be liable for any aspect of the records in relation to the book-entry interests.

Redemption of Global Notes

        In the event that any global note, or any portion thereof, is redeemed, DTC, Euroclear and/or Clearstream, as applicable, will distribute the amount received by it in respect of the global note so redeemed to the holders of the book-entry interests in such global note. The redemption price payable in connection with the redemption of such book-entry interests will be equal to the amount received by DTC, Euroclear and/or Clearstream, as applicable, in connection with the redemption of such global note (or any portion thereof). We understand that under existing practices of DTC, Euroclear and/or Clearstream, if fewer than all of the notes are to be redeemed at any time, DTC, Euroclear and/or Clearstream will credit their respective participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on any other basis that they deem fair and appropriate; provided that no book-entry interest of less than $100,000 or £50,000, as applicable, principal amount may be redeemed in part.

Payments on Global Notes

        Payments of amounts owing in respect of the global notes (including principal, premium, interest, additional interest and additional amounts) will be made by us to the paying agent. The paying agent will, in turn, make such payments to DTC or its nominee (in the case of the dollar global notes) and to the common depositary for Euroclear and Clearstream (in the case of the sterling global notes), which will distribute such payments to participants in accordance with their procedures.

        Under the terms of the indenture, the issuer and the trustee will treat the registered holder of the global notes (i.e., DTC, Euroclear or Clearstream (or their respective nominees)) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the trustee or any of our respective agents has or will have any responsibility or liability for:

  •
  any aspects of the records of DTC, Euroclear, Clearstream or any participant or indirect participant relating to or payments made on account of a book-entry interest, for any such payments made by DTC, Euroclear, Clearstream or any participant or indirect participant, or for maintaining, supervising or reviewing the records of DTC, Euroclear, Clearstream or any participant or indirect participant relating to a book-entry interest or payments made on account of a book-entry interest; or

  •
  DTC, Euroclear, Clearstream or any participant or indirect participant.

        Payments by participants to owners of book-entry interests held through participants are the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in "street name."

Currency and Payment for the Global Notes

        The principal of, premium, if any, and interest on, and all other amounts payable in respect of (i) the dollar global notes will be paid in U.S. dollars and (ii) the sterling global notes will be paid in pounds sterling.

Action by Owners of Book-Entry Interests

        DTC, Euroclear and Clearstream have advised us that they will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the book-entry interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. DTC, Euroclear and Clearstream will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the global notes. However, if there is an event of default under the notes, DTC, Euroclear and Clearstream reserve their right, subject to certain restrictions, to exchange the global notes for definitive registered notes (as defined below) in certificated form, and to distribute such definitive registered notes to their respective participants.

Issuance of Definitive Registered Notes

        Owners of book-entry interests will receive definitive notes in registered form ("definitive registered notes"):

  •
  if DTC (with respect to the dollar global notes) or Euroclear and/or Clearstream (with respect to the sterling global notes) notifies us that it is unwilling or unable to continue to act and a successor is not appointed by us within 120 days;

  •
  in whole, but not in part, if the issuer, DTC, Euroclear, Clearstream or the common depositary so requests, following an event of default under the indenture; or

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  if the owner of a book-entry interest requests such exchange in writing delivered through DTC, Euroclear or Clearstream or the issuer following an event of default under the indenture.

        In such an event, the registrar will issue definitive registered notes, registered in the name or names and issued in any approved denominations, requested by or on behalf of DTC, Euroclear or Clearstream or the issuer, as applicable (in accordance with their respective customary procedures and based upon directions received from participants reflecting the beneficial ownership of book-entry interests).

Transfers

        Transfers between participants in DTC, Euroclear and Clearstream will be done in accordance with DTC's, Euroclear's and Clearstream's rules and will be settled in immediately available funds. If a holder requires physical delivery of definitive registered notes for any reason, including to sell the notes to persons in jurisdictions which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the global notes in accordance with the normal procedures of DTC, Euroclear and Clearstream and in accordance with the provisions of the indenture.

        Book-entry interests may be transferred and exchanged as described in the indenture.

        Definitive registered notes may be transferred and exchanged by book-entry interests in a global note only as described in the indenture.

Information Concerning DTC

        All book-entry interests will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under New York Banking Law;

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  a "banking organization" under New York Banking Law;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

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  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants. It does this through electronic book-entry changes in the accounts of securities participants, eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's owners are the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. and a number of its direct participants. Others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a direct participant also have access to the DTC system and are known as indirect participants.

        Like DTC, Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant, either directly or indirectly.

        Because DTC, Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the DTC, Euroclear or Clearstream systems, or otherwise take actions in respect of such interest, may be limited by the lack of a definite certificate for that interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited.

Global Clearance and Settlement under the Book-Entry System

        The notes represented by the global notes are expected to be listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange, and interests in the dollar global notes will trade in DTC's Same Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Transfers of interests in the dollar global notes and the sterling global notes between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. Cross-market transfers with respect to interests in dollar global notes between participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be done through DTC in accordance with DTC's rules on behalf of each of Euroclear or Clearstream.

        Because of time-zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear and Clearstream as a result of a sale of an interest in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

        Although DTC, Euroclear and Clearstream currently follow the foregoing procedures in order to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, as the case may be, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or modified at any time. None of the issuer, the trustee or the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

Initial Settlement

        Initial settlement for the notes denominated in U.S. dollars will be made in U.S. dollars and initial settlement for the notes denominated in sterling will be made in pounds sterling. Book-entry interests owned through DTC, Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional bonds in registered form. Book-entry interests will be credited to the securities custody accounts of DTC, Euroclear and Clearstream holders on the business day following the settlement date against payment for value on the settlement date.

Secondary Market Trading

        The book-entry interests will trade through participants of DTC, Euroclear and Clearstream and will settle in same-day funds. Since the purchaser determines the place of delivery, it is important to establish at the time of trading of any book-entry interests where both the purchaser's and the seller's accounts are located to ensure that settlement can be made on the desired value date.

Government Regulation

Regulation in the European Union

        The European Parliament and Commission regulate our principal business activities through directives and various other regulatory instruments which are transposed into the U.K. through national legislation.

        In particular, in February 2002, the European Commission adopted a package of new directives which, together, set out a new framework for the regulation of electronic communications networks and services throughout the European Union, or EU. This new framework consisted of four directives, namely:

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  Directive 2002/21 on a common regulatory framework for electronic communications networks and services (the Framework Directive);

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  Directive 2002/20 on the authorization of electronic communications networks and services (the Authorization Directive);

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  Directive 2002/19 on access to and interconnection of electronic communications networks and associated facilities (the Access and Interconnection Directive); and

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  Directive 2002/22 on universal service and users rights relating to electronic communications networks and services (the Universal Service Directive).

        This package of directives was supplemented, subsequently, by the Communications and Privacy Directive which dealt with, among other things, data protection issues in relation to the provision of electronic communications services.

        The U.K. Government incorporated these directives into its national laws under the United Kingdom Communications Act 2003, which came into effect on July 25, 2003, and the Communications Privacy Regulations, which came into effect on December 11, 2003.

        During 2006, the European Commission commenced a review of these directives (the Regulatory Framework Review). This review led to the publication of a number of draft amending directives in November 2007. The amendments to the directives are still being discussed between the European Parliament, the European Commission and the European Council as the parties seek to reach a compromise position following the election of the new European parliament. The final form of the directives and the timing for their adoption is therefore currently unclear although it is hoped they will be finalized in early 2010. The amendments would then need to be transposed into law in the U.K.

        In June 2007, the EU Roaming Regulation (the Roaming Regulation) imposed new retail and wholesale price controls on international mobile voice roaming within the EU and required greater levels of transparency of retail pricing information.

        At the retail level, operators such as Virgin Mobile were required to offer a per minute "Eurotariff" and consequently, in August 2007, Virgin Mobile reduced its standard retail prices for voice roaming calls within the EU in line with the Eurotariff requirements. The roaming regulation was amended in 2009 with the amendments coming into effect on July 1, 2009. The amendments expanded the regulation to cover SMS tariffs and data roaming. The regulation limits the price of a text message, further reduces prices for roaming calls and requires operators to introduce measures aimed at preventing bill shock for data roaming. At the wholesale level, charges for SMS messages, voice calls and data roaming are also capped. The roaming regulation will be reviewed in 2011 and will expire in 2012.

Regulation in the U.K.

        We are subject to regulation under the Communications Act 2003, the United Kingdom Broadcasting Acts 1990 and 1996 and other U.K. statutes and subordinate legislation. The Communications Act 2003 established a regulatory authority, the Office of Communications (Ofcom), as the single regulatory authority for the entire communications sector.

        Under the Communications Act 2003, communications providers, such as ourselves, are no longer required to hold individual licenses in order to provide electronic communications networks and services, although certain licenses are required in order to own or operate TV channels or to provide certain facilities such as electronic program guides on the cable TV platform or to hold radio frequency spectrum. See "—Cable TV Regulation" below. Even so, all communications providers are subject to a set of basic conditions imposed by Ofcom, which are known as the General Conditions of Entitlement. Any breach of these conditions could lead to the imposition of fines by Ofcom and, ultimately, to the suspension or revocation of a company's right to provide electronic communications networks and services.

The General Conditions of Entitlement and Significant Market Power Conditions

        Full details of the General Conditions of Entitlement are available on Ofcom's website (www.ofcom.org.uk). The information on that website is not part of this prospectus supplement. Some of the requirements under the General Conditions of Entitlement include:

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  a requirement to negotiate interconnection arrangements with other network providers;

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  a requirement to ensure that any end-user can access the emergency services and that accurate customer location data is made available to the emergency services;

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  a requirement to offer outbound number portability to customers wishing to switch to another network provider and to support inbound number portability where we acquire a customer from another network provider;

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  a requirement to comply with a number of high-level obligations designed to address consumer harm associated with broadband migrations;

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  a requirement to ensure that any end-user can access a directory enquiry service;

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  a requirement to publish up-to-date price and tariff information; and

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  a requirement to provide itemized billing on request from any customer.

        In addition to the General Conditions of Entitlement, Ofcom imposes further conditions on providers of electronic communications networks or services that have significant market power, or SMP, in identified markets. In regulatory terms, SMP equates to the competition law concept of dominance. The EU regulatory framework adopted in 2002 required Ofcom to carry out a number of initial market reviews to establish which providers held SMP in these markets, and should therefore be subject to further conditions, and to keep these markets and any other relevant markets identified by Ofcom under regular review. This resulted in BT being found to have SMP in a substantial number of markets and, as a result, being made subject to further regulatory requirements in both wholesale and retail markets including fixed telephony. In September 2009, Ofcom published a second review of fixed line telephony markets at both the retail and wholesale level. As part of that review Ofcom has removed regulation on BT within retail call and access line markets. This will allow BT to bundle its retail telephony with other services and may lead to greater competition for us. Ofcom has also removed regulation on BT in a number of wholesale telephony markets as well. BT, like ourselves and all other fixed network operators, continues to have SMP in wholesale call termination on their own network.

Next Generation Access

        In 2009, Ofcom published two statements on next generation access. One statement specifically focused on new build networks and Ofcom encouraged the builders of new build Next Generation Access, or NGA, to build in open access (either at the passive or active level) from the outset in order to offer competition to consumers. The other statement indicated how Ofcom would intend to deal with next generation access networks more generally. The statement laid out the broad principles that Ofcom intends to adopt, including its intention to continue regulating on the basis of SMP in relevant markets. Ofcom also indicated its preference for active access products. A new review of relevant markets is due to begin at the end of 2009 and to be completed by the end of 2010. Any such review of the markets will need to take into account the recommendation on NGA as to appropriate remedies (i.e., active/passive) and pricing that the European Commission is currently consulting on and which should be completed later in 2009. Issues around next generation access are also dealt with in the Government's Digital Britain Report.

Cable TV Regulation

        Although we are no longer required to hold individual licenses to provide electronic communications networks and services, we are still required to hold individual licenses under the Broadcasting Acts 1990 and 1996 for any television channels which we own or operate and for the provision of certain other services (e.g. electronic program guides) on our cable TV platform. We therefore hold a number of Television Licensable Content Service Licenses, or TLCS licenses, under the United Kingdom Broadcasting Act 1990 for the operation of television channels and for the provision of our electronic program guide.

        TLCS licenses are granted and administered by Ofcom. The licenses require that each licensed service complies with a number of Ofcom codes, including the Broadcasting Code, and with all directions issued by Ofcom. Breach of any of the terms of a TLCS license may result in the imposition of fines on the license holder and, ultimately, to the license being revoked. Holders of TLCS licenses are required to pay an annual fee to Ofcom. The fees are related to the revenue earning capacity of each television service and are based on a percentage, set by Ofcom, of revenues from advertising, sponsorship, subscriptions and interactive services, with special rules applying to shopping channels.

        In October 2006, Ofcom commenced a review of the various ways and the terms on which operators of digital TV platforms in the U.K. (including ourselves) allow access to their platforms for third party TV channels and content providers. This review has not yet progressed beyond its initial stages. It is not possible, therefore, to predict the outcome of this review and whether access to digital TV platforms in general or to specific platforms in particular will become more heavily regulated as a result.

Pay TV Market Investigation

        In January 2007, we made a joint submission to Ofcom with BT, Setanta Sport Holdings Limited and Top Up TV Europe Limited (Top Up) indicating that there are a number of features of the U.K. pay TV market which result in competition being prevented, restricted or distorted and that BSkyB is able to exploit these features to marginalize and even foreclose competitors at all levels of the pay TV market value chain.

        Following this submission, Ofcom announced in March 2007 that it would be carrying out a study of the U.K. pay TV market to determine whether the market was functioning effectively. We made a further, more detailed, joint submission to Ofcom with, amongst others, BT and Top Up in July 2007. Ofcom published its first consultation document in December 2007 outlining its initial assessment of the pay TV market. This was followed by a second consultation in September 2008 whereby Ofcom proposed to address concerns about competition in the pay TV market by imposing a regulated wholesale must-offer obligation on BSkyB in relation to specific premium sport and movie channels, including the HD versions of those channels. We submitted detailed responses to both of Ofcom's consultations. Ofcom published a third consultation on the Pay TV market in June 2009. In this latest consultation Ofcom identified that BSkyB has market power in the wholesale supply of specific "Core Premium Sports" and "Core Premium Movie" channels and that BSkyB appears to be acting on an incentive to restrict supply of these channels to other retailers. In this consultation Ofcom set out specific details of its wholesale must-offer remedy including indicative wholesale premium prices. We submitted our response to the third consultation in September 2009. Ofcom is also consulting on a proposal by BSkyB to replace its three free-to-air channels on Freeview with a bundled offering of five pay TV services, referred to as Picnic, including the Sky Sports 1 and Sky Movies. Ofcom has noted in its third consultation document on the Pay TV market that it proposes to first consult on wholesale prices in relation to the market investigation before it concludes its assessment of Picnic. We expect Ofcom to issue its final statement on the pay TV market in early 2010.

Digital Britain Report

        In January 2009, the U.K. government published a preliminary report (the Interim Digital Britain Report) which is aimed at providing "an ambitious and clear strategic vision from Government and a new and stronger sense of co-operation between Government, regulators and industry" to secure the U.K.'s place at the forefront of the digital economy. The Government's final Digital Britain report was published in June 2009 and in August 2009 an Implementation Plan was published which formally sets out the future governance arrangements and program plan for the delivery of the actions contained in the final report. The Government confirmed in the final report its intention to create a 2Mb broadband "universal service commitment" (USC), and make available up to £200 million of public subsidy. It also announced that it will consult on proposals to create a new "Next Generation Fund" to underpin next generation access investment. This will be funded by a 50p per month levy on copper (including cable) fixed lines and be available to all operators, including ourselves. The Government has explicitly stated that it expects any new networks built with public subsidy to be "open". The Government also announced proposals for a legislative common obligation on all ISPs to combat illegal file sharing. We intend to engage closely with the Government on the design and implementation of its USC, next generation proposals and initiatives to combat illegal file sharing.

Material United States Federal Income Tax Considerations

        The following summary describes the material U.S. federal income tax consequences of the ownership and disposition of the notes by a U.S. holder, as defined below. The discussion set forth below is applicable to U.S. holders (i) who purchase notes in this offering for a price equal to the issue price of the tranche of notes purchased (i.e., the first price at which a substantial amount of the notes of such tranche is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), (ii) who are residents of the United States for purposes of the current Income Tax Convention between the U.K. and the United States, which we refer to as the Treaty, (iii) whose notes are not, for purposes of the Treaty, part of the business property of a permanent establishment in the U.K. or a fixed base in the U.K. and (iv) who otherwise qualify for the full benefits of the Treaty. Except where noted, this section deals only with notes held as capital assets and does not deal with special situations, for example, those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, real estate investment trusts, regulated investment companies, partnerships or other pass through-entities for U.S. federal income tax purposes, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, persons holding notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, some U.S. expatriates, U.S. holders of notes whose "functional currency" is not the U.S. dollar or U.S. holders that acquire the notes for a price other than their issue price. If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership (or a member of an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holding the notes, you should consult your tax advisors. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and regulations, administrative proceedings and judicial decisions thereunder as of the date of this prospectus supplement. These authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not represent a detailed description of the U.S. federal income tax consequences to you in light of your particular circumstances and does not address U.S. state or local or non-U.S. tax consequences of the ownership and disposition of the notes. Persons considering the purchase, ownership or disposition of notes should consult their own tax advisors concerning the U.S. federal income tax consequences related to their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

        As used herein, a "U.S. holder" means a beneficial owner of a note that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation or other entity classified as a corporation for these purposes, created or organized in or under the laws of the United States, any state or any political subdivision thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (X) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Stated Interest and Original Issue Discount

        Stated interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes. We expect that the "stated redemption price at maturity" of each tranche of notes will exceed the "issue price" of such notes by an amount that equals or exceeds the statutory de minimis amount and, accordingly, we expect that each tranche of notes will be issued with original issue discount ("OID") for U.S. federal income tax purposes in an amount equal to such excess.

        Generally, a debt instrument will be issued with OID if the excess of the "stated redemption price at maturity" of the debt instrument over its "issue price" is equal to or greater than a de minimis amount (generally 1/4 of 1% of the debt instrument's stated redemption price at maturity multiplied by the number of complete years from its issue date to its maturity date). The "stated redemption price at maturity" of each tranche of notes is the sum of all payments to be made under such notes other than payments of "qualified stated interest." All of the stated interest on each tranche of notes will be qualified stated interest, and thus the stated redemption price at maturity of each tranche of notes will equal the stated principal amount of such notes. The "issue price" of each tranche of notes is the first price at which a substantial amount of such notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

        A U.S. holder will be required to accrue and include OID in the U.S. holder's gross income using a constant yield method, in advance of the receipt of the cash payment attributable to the OID, regardless of the U.S. holder's regular method of accounting for U.S. federal income tax purposes. The amount of OID that a U.S. holder must include in the U.S. holder's gross income for each taxable year is the sum of the daily portions of OID that accrue on the U.S. holder's notes for each day of the taxable year during which the U.S. holder held the notes. The daily portion of OID is determined by allocating to each day of an accrual period (generally, the period between interest payment dates or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period other than the final accrual period is the product of the "adjusted issue price" of the relevant tranche of notes at the beginning of the accrual period multiplied by the yield to maturity of such notes (adjusted to reflect the length of the accrual period), reduced by the amount of any qualified stated interest allocable to such accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. The adjusted issue price of each tranche of notes at the beginning of an accrual period generally will equal the issue price of such notes, increased by the aggregate amount of OID that has accrued on such notes in all prior accrual periods. The amount of any OID included in a U.S. holder's gross income will increase the U.S. holder's adjusted tax basis in the U.S. holder's notes. Under these rules, U.S. holders will have to include in income increasingly greater amounts of OID in successive accrual periods. Each U.S. holder should consult the U.S. holder's own tax advisor concerning the consequences of, and accrual of, OID on the U.S. holder's notes.

        A U.S. holder generally may irrevocably elect to treat all interest on the U.S. holder's notes as OID and calculate the amount includible in gross income using a constant yield method. Each U.S. holder should consult the U.S. holder's own tax advisor regarding this election.

        Interest and OID on the notes generally will constitute foreign source income and generally will constitute "passive category income" or, in the case of certain U.S. holders, "general category income" for foreign tax credit purposes. In addition, foreign tax credits generally will not be allowed for foreign taxes imposed on interest or OID on certain short-term or hedged positions in the notes. The calculation and timing of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions involve the application of complex rules that depend upon a U.S. holder's particular circumstances. U.S. holders should consult with their own tax advisors with regard to the availability of a credit or deduction in respect of foreign taxes and, in particular, the application of the foreign tax credit rules to their particular situations.

        See the discussion below under "Foreign Currency Considerations for Sterling Notes" for additional U.S. federal income tax consequences related to the sterling notes.

Sale, Exchange and Retirement of Notes

        Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition, less any accrued and unpaid interest that has not been previously included in income, which will be taxable as described above, and the U.S. holder's tax basis in the note. A U.S. holder's tax basis in the note will, in general, be such U.S. holder's cost of the note, increased by the amount of OID previously included in the U.S. holder's gross income. Gain or loss recognized by a U.S. holder on the sale, exchange, retirement or other disposition of a note will generally be treated as United States source gain or loss. Except as discussed below under "Foreign Currency Considerations for Sterling Notes," such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, retirement or other disposition, the note has been held for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

        See the discussion below under "Foreign Currency Considerations for Sterling Notes" for additional U.S. federal income tax consequences related to the sterling notes.

Foreign Currency Considerations for Sterling Notes

Stated Interest and Original Issue Discount on Sterling Notes

        Interest payments and OID on the sterling notes will be taxable to U.S. holders under the following rules. A cash basis U.S. holder will be required to include in income the U.S. dollar value of the sterling amount of interest received, determined by translating such sterling amount into U.S. dollars at the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. A cash basis U.S. holder will not recognize exchange gain or loss with respect to the receipt of pounds sterling interest payments.

        A cash basis U.S. holder of a sterling note will be required to include OID in gross income, and an accrual basis U.S. holder of a sterling note will be required to include interest and OID in gross income, under the following rules. The U.S. holder will be required to include in gross income the U.S. dollar value of the sterling amount of interest and OID that accrues during an accrual period, determined by translating the sterling amount of accrued interest and OID into U.S. dollars at the average exchange rate in effect during the accrual period (or, if the accrual period spans two taxable years, at the exchange rate for the partial period within the taxable year). However, the U.S. holder may elect to translate accrued interest income and OID into U.S. dollars at the spot rate on the last day of the accrual period (or the last day of the taxable year in the case of an accrual period that straddles the U.S. holder's taxable year) or at the spot rate on the date the interest payment or payment attributable to OID is received if that date is within five days of the end of the accrual period. A U.S. holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service. Accordingly, U.S. holders should consult their own tax advisors regarding the desirability, mechanics and collateral consequences of making this election.

        Upon receipt of an interest payment or payment attributable to OID on a sterling note, in the case of an accrual basis U.S. holder, or upon receipt of payment attributable to OID, in the case of a cash basis U.S. holder, including amounts received upon the disposition of a sterling note attributable to accrued but unpaid interest or OID previously included in income, a U.S. holder will recognize exchange gain or loss, generally treated as ordinary income or loss, in an amount equal to the difference, if any, between the U.S. dollar value of such payment, determined by translating the sterling amount received into U.S. dollars at the spot rate in effect on the date received, and the U.S. dollar value of the interest income or OID that the U.S. holder has previously included in income with respect to such payment, regardless of whether the payment is actually converted into U.S. dollars. For these purposes, all receipts on a sterling note will be viewed (i) first, as the receipt of any stated interest payments called for under the terms of the sterling note, (ii) second, as receipts of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first, and (iii) third, as the receipt of principal.

        If a U.S. holder receives a payment on a sterling note in U.S. dollars as a result of a currency conversion, the U.S. dollar amount so received might not be the same as the U.S. dollar amount required to be recognized as interest income or OID under the rules described above.

Exchange or Purchase of Pounds Sterling

        Pounds sterling received by a U.S. holder as interest on a sterling note or on the sale or other disposition of a sterling note generally will have a tax basis equal to the U.S. dollar value of the pounds sterling determined at the spot rate on the date the U.S. holder receives the pounds sterling. If a U.S. holder purchases pounds sterling, the U.S. holder's tax basis in the pounds sterling generally will be the U.S. dollar value of the pounds sterling determined at the spot rate on the date of purchase. Any gain or loss recognized by a U.S. holder on the sale or other disposition of pounds sterling (including the use of pounds sterling to purchase notes or upon the exchange of pounds sterling for U.S. dollars) generally will be treated as ordinary income or loss.

Exchange Gain or Loss on Sale or Disposition of Sterling Notes

        If a U.S. holder receives pounds sterling on the sale, retirement or other disposition of a sterling note, the U.S. dollar amount realized generally will be based on the spot rate on the date of the sale, retirement or other disposition. However, if the sterling notes are traded on an established securities market, a cash basis U.S. holder or an electing accrual basis U.S. holder will determine the U.S. dollar amount realized by translating the pounds sterling received at the spot rate on the settlement date of the sale, retirement or other disposition. If an accrual basis U.S. holder makes this election, the election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service. If an accrual basis U.S. holder does not make this election, the U.S. holder will determine the U.S. dollar equivalent of the amount realized by translating that amount at the spot rate on the date of the sale, retirement or other disposition and generally will recognize exchange gain or loss (generally treated as ordinary income or loss) equal to the difference, if any, between the U.S. dollar equivalent of the amount realized based on the spot rates in effect on the date of disposition and the settlement date.

        A U.S. holder's initial tax basis in a sterling note generally will be U.S. holder's cost of the sterling note, which, in the case of a U.S. holder that purchases a sterling note with pounds sterling will be the U.S. dollar value of the sterling amount paid for such sterling note at the spot rate on the date of purchase. However, if the sterling notes are traded on an established securities market, a cash basis U.S. holder or an electing accrual basis U.S. holder will determine the U.S. dollar amount of the pounds sterling purchase price by translating the pounds sterling paid at the spot rate on the settlement date of the purchase. As described above, if an accrual basis U.S. holder makes this election, the election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service. If an accrual basis U.S. holder does not make this election, the U.S. holder will determine the U.S. dollar equivalent of the purchase price by translating that amount at the spot rate on the date of the purchase and generally will recognize exchange gain or loss (generally treated as ordinary income or loss) equal to the difference, if any, between the U.S. dollar equivalent of the purchase price based on the spot rates in effect on the date of purchase and the settlement date.

        A U.S. holder of a sterling note will recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition, including the sale, exchange, retirement or other disposition, of the sterling note. Gain or loss attributable to the movement of exchange rates will equal the difference between (1) the U.S. dollar value of the pounds sterling principal amount of the sterling note, determined as of the date the sterling note is disposed of based on the spot rate in effect on that date, and (2) the U.S. dollar value of the pounds sterling principal amount of such sterling note, determined on the date the U.S. holder acquired the sterling note based on the spot rate in effect on that date. For this purpose, the principal amount of the sterling note is the U.S. holder's purchase price for the note in pounds sterling. Any such gain or loss generally will be treated as ordinary income or loss, and generally will be U.S. source gain or loss, and generally will not be treated as interest income or expense. The realization of any such gain or loss will be limited to the amount of overall gain or loss realized by the U.S. holder on the disposition of the note.

Information Reporting and Backup Withholding

        In general, information reporting may apply to payments of principal, interest and OID on a note and to the proceeds of the sale of a note made to U.S. holders other than exempt recipients, such as corporations. Backup withholding at a rate of 28%, which rate is scheduled to increase to 31% for taxable years beginning on or after January 1, 2011, will apply to these payments if the U.S. holder fails to provide its taxpayer identification number or, in the case of interest payments and OID, fails either to report in full dividend and interest income or to make various certifications.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder's U.S. federal income tax liability provided the required information is furnished on a timely basis to the Internal Revenue Service.

        The above summary is not intended to constitute a complete analysis of all U.S. federal income tax consequences to an investor of acquiring, owning and disposing of the notes. Each prospective investor should consult its own tax advisor with respect to the U.S. federal, state and local and foreign and other tax consequences of acquiring, holding and disposing of the notes.

 Material United Kingdom Tax Considerations

        The following is a general guide to U.K. tax considerations relating to the notes based on current U.K. law and practice. It does not purport to be a complete analysis of all U.K. tax considerations relating to the notes. It applies only to persons who are the absolute beneficial owners of notes and some aspects do not apply to some classes of taxpayer. Prospective holders of notes who may be subject to tax in a jurisdiction other than the U.K. or who are in any doubt as to their tax position should consult their own professional advisers.

Payment of Interest

        The notes will constitute "quoted Eurobonds" within the meaning of section 987 of the Income Tax Act 2007 (the "2007 Act"), as long as they are and continue to be listed on a "recognized stock exchange" within the meaning of section 1005 of the 2007 Act. The Luxembourg Stock Exchange is such a recognized exchange. Provided that this condition remains satisfied, payments of interest on the notes may be made without withholding on account of U.K. tax.

        In the event that the notes cease to be listed on a recognized stock exchange, payments of interest must be made under deduction of income tax at the basic rate, currently 20%, subject to any direction to the contrary by HM Revenue & Customs under an applicable double taxation treaty, unless payments are made to some categories of recipients, including companies who the issuer reasonably believes are subject to U.K. corporation tax.

        Interest on the notes may be subject to income tax by direct assessment even where paid without deduction or withholding on account of U.K. income tax. Interest on the notes received without deduction or withholding on account of U.K. tax will not be chargeable to U.K. tax in the hands of a holder of notes who is not resident for tax purposes in the U.K. (other than in the case of certain trustees) unless that holder of notes carries on a trade, profession or vocation in the U.K. through a U.K. branch or agency, or for holders of notes who are companies through a U.K. permanent establishment, in connection with which the interest is received or to which the notes are attributable. There are exemptions from U.K. tax for interest received through certain categories of agent, such as some brokers and investment managers. The provisions of any applicable double tax treaty may be relevant to such a holder of notes.

        The provisions relating to additional payments referred to under "Description of Notes—Payments of Additional Amounts" would not apply if HM Revenue & Customs sought to assess the person entitled to the interest directly to U.K. income tax. Exemption from or reduction of U.K. tax liability might be available under an applicable double taxation treaty.

Payments by a Guarantor

        If a guarantor makes any payments in respect of interest on the notes (or other amounts due under the notes other than the repayment of amounts subscribed for the notes), it is possible that such payments may be subject to U.K. withholding tax, subject to any claim which could be made under an applicable double taxation treaty. Such payments by a guarantor may not be eligible for the quoted Eurobonds exemption described above.

Provision of Information

        Holders of notes should note that where any interest on notes is paid to them (or to any person acting on their behalf) by the issuer or any person in the U.K. acting on behalf of the issuer (a "paying agent"), or is received by any person in the U.K. acting on behalf of the relevant noteholder (other than solely by clearing or arranging the clearing of a cheque) (a "collecting agent"), then the issuer, the paying agent or the collecting agent (as the case may be) may, in certain cases, be required to supply to

HM Revenue & Customs details of the payment and certain details relating to the noteholder (including the noteholder's name and address). These provisions will apply whether or not the interest has been paid subject to withholding or deduction for or on account of U.K. income tax and whether or not the noteholder is resident in the U.K. for U.K. taxation purposes. Where the noteholder is not so resident, the details provided to HM Revenue & Customs may, in certain cases, be passed by HM Revenue & Customs to the tax authorities of the jurisdiction in which the noteholder is resident for taxation purposes.

        For the above purposes, "interest" should be taken, for practical purposes, as including payments made by a guarantor in respect of interest on the notes.

        The provisions referred to above may also apply to payments made on redemption of any notes where the amount payable on redemption is greater than the issue price of the notes.

        Under European Union Council Directive 2003/48/EC on the taxation of savings income, each Member State is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual (or certain other kinds of person) resident in that other Member State. However, for a transitional period, Austria, Belgium and Luxembourg may instead apply a withholding system in relation to such payments, deducting tax at rates rising over time to 35 per cent. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

        A number of non-EU countries and certain dependant or associated territories of certain Member States have adopted similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident in one of those territories.

        If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the issuer nor any paying agent nor any other person would be obliged to pay additional amounts to the noteholders or to otherwise compensate noteholders for the reduction in the amounts that they will receive as a result of the imposition of such withholding tax. However, the issuer is required to maintain a paying agent in a Member State that will not be obliged to withhold or deduct tax pursuant to the directive (if such a state exists).

Sale, Exchange and Redemption of Notes

U.K. corporation taxpayers

        In general, a holder of notes which is subject to U.K. corporation tax will be treated for U.K. tax purposes as realizing profits, gains or losses in respect of the notes under the "loan relationship" rules in Part 5 of the Corporation Tax Act 2009 on a basis reflecting the treatment in its statutory accounts, calculated in accordance with generally accepted accounting practice. These profits, gains or losses will be taken into account in computing income for U.K. corporation tax purposes.

        Exchange gains and losses on the notes will be treated for U.K. tax purposes as included within the profits, gains and losses realized in respect of the notes and thereby taxable under the loan relationship rules referred to above.

Other U.K. Taxpayers

        The notes are likely to constitute "deeply discounted securities" (although arguments may be made to the contrary) and, therefore, the notes (including the U.S. dollar denominated notes) would be "qualifying corporate bonds." Accordingly, no chargeable gain or allowable loss would arise for the purposes of U.K. capital gains tax on a transfer or redemption of such a note. However, any profit arising on the transfer or redemption of such a note by an individual holder who is resident in the United Kingdom or who carries on a trade, profession or vocation in the United Kingdom through a branch or agency to which such note is attributable would be taxed as income (with no account being taken in calculating the profit of any costs incurred in connection with the transfer or redemption of such note or its acquisition). In calculating any profit on disposal of such a note, sterling values are likely to be compared at acquisition and transfer or redemption. Accordingly, in respect of the U.S. dollar denominated notes, a U.K. taxable profit (but no allowable loss) can arise even where the U.S. dollar amount received on a disposal is less than or the same as the amount paid for such note. No income tax relief in respect of any losses arising on transfers or redemptions of the notes will be allowed for U.K. income tax purposes. The accrued income scheme rules will not apply to any transfer of such a note on the assumption that such notes are deeply discounted securities.

        If the U.S. dollar denominated notes are not deeply discounted securities, disposal of such a note by an individual holder who is resident or ordinarily resident for tax purposes in the United Kingdom or who carries on a trade, profession or vocation in the United Kingdom through a branch or agency to which such a note is attributable may give rise to a chargeable gain or allowable loss for the purposes of U.K. tax on chargeable gains, depending on individual circumstances. In calculating any gain or allowable loss on disposal of such a note, sterling values are compared at acquisition and transfer or redemption. Accordingly, a U.K. taxable gain can arise even where the U.S. dollar amount received on a disposal is less than or the same as the amount paid for such a note.

        The sterling denominated notes should constitute "qualifying corporate bonds" whether or not they are deeply discounted securities. As such, a disposal of a sterling denominated note by an individual holder who is resident or ordinarily resident for tax purposes in the United Kingdom or who carries on a trade, profession or vocation in the United Kingdom through a branch or agency to which such note is attributable should not give rise to a chargeable gain or allowable loss for the purposes of U.K. tax on chargeable gains.

        On a disposal of a note (if they do not constitute deeply discounted securities) any interest which has accrued since the last interest payment date (or issue) may be charged to U.K. tax as income under the rules of the accrued income scheme if that individual holder is resident or ordinarily resident in the United Kingdom or carries on a trade in the United Kingdom through a branch or agency to which such note is attributable. In respect of the U.S. dollar denominated notes, this amount would be taken into account and excluded in determining any capital gain or loss arising on disposal.

Holders who are not Resident in the United Kingdom

        A body corporate, that is neither resident in the United Kingdom nor carrying on a trade in the United Kingdom through a permanent establishment will not be liable for U.K. corporation tax on profits, gains and losses on, or fluctuations in value of, the notes. Other holders of notes who are neither resident nor ordinarily resident for tax purposes in the United Kingdom and who do not carry on a trade, profession or vocation in the United Kingdom through a branch or agency to which the notes are attributable will not be liable to U.K. tax on chargeable gains realised on or profits arising on the disposal of their notes.

Stamp Duty and Stamp Duty Reserve Tax

        No U.K. stamp duty or stamp duty reserve tax is payable on the issue of the notes or on a transfer of the notes.

Underwriting

        We have agreed to offer the notes through the underwriters. Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below.

Underwriters	Principal Amount Dollar Notes
Deutsche Bank Securities Inc	$
BNP Paribas
CALYON
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
J.P. Morgan Securities Inc.
The Royal Bank of Scotland plc
UBS Securities LLC

Total	$

Underwriters	Principal Amount Sterling Notes
BNP Paribas	£
Deutsche Bank AG, London Branch
CALYON
Goldman, Sachs & Co.
HSBC Bank plc
J.P. Morgan Securities Ltd.
The Royal Bank of Scotland plc
UBS Limited

Total	£

        Deutsche Bank is leading the book-runners in the offering of dollar notes and BNP Paribas is leading the book-runners in the offering of sterling notes. Deutsche Bank and BNP Paribas are the global coordinators for the offerings. Deutsche Bank, BNP Paribas, CALYON, Goldman, Sachs & Co., HSBC, J.P. Morgan and The Royal Bank of Scotland plc are book-running lead managers for the offerings and UBS Investment Bank is co-manager for the offerings.

        The underwriting agreement provides that the underwriters will purchase all the notes if any of them are purchased.

        The underwriters initially propose to offer the notes at the offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the offering price minus a concession of up to      % of the principal amount of dollar notes and up to      % of the principal amount of sterling notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to      % of the principal amount of dollar notes and up to      % of the principal amount of sterling notes to certain other dealers. After the initial offering, the underwriters may change the offering price and any other selling terms. The underwriters may offer and sell the notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        In the underwriting agreement, we have agreed that:

  •
  We will not offer to sell any of our debt securities (other than the notes) for a period of 30 days after the date of this prospectus supplement without the prior consent of either of the global coordinators for this offering, which consent shall not be unreasonably withheld.

  •
  We will pay our expenses related to this offering, not including the underwriting discount, which we estimate will be $1,450,000.

  •
  We will indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

        The notes are a new issue of securities, and there is currently no established trading market for the notes. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

        We will make an application to list the notes to the Official List of the Luxembourg Stock Exchange and for the admission of the notes to trading on the Euro MTF market of the Luxembourg Stock Exchange.

        In connection with this offering of the notes, the underwriters may engage in over-allotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act and applicable rules of the U.K. Financial Services Authority. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Short covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and short covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or short covering transactions, they may discontinue them at any time. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        The underwriters and their affiliates have provided, and may in the future provide, various additional financial advisory, investment banking and commercial banking services for us and our affiliates in the ordinary course of business for which they have received or will receive customary fees and commissions. Each of the underwriters or their respective affiliates has arranged and made loans to subsidiaries of Virgin Media Inc. under a senior facilities agreement and received fees in relation to arranging such loans. The net proceeds of the issuance and the sale of the notes will be applied to redeem a portion of our existing senior notes due 2014. Since some of the underwriters or their respective affiliates hold some of those existing senior notes, a portion of the proceeds may be received by the underwriters or their respective affiliates in consideration of such redemption.

Notice to European Economic Area Investors

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

          (a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

          (c)   to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

          (d)   in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the U.K. Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the guarantors; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Hong Kong Investors

        The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Notice to Japan Investors

        The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Singapore Investors

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

 Validity of the Securities

        The validity of the notes offered hereby and certain other legal matters under U.S. law and English law will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson (London) LLP, London, England. The validity of the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP.

Experts

        The consolidated financial statements and financial statement schedule of Virgin Media Inc. and subsidiaries included in its Current Report on Form 8-K dated May 27, 2009, the effectiveness of Virgin Media Inc. and subsidiaries' internal control over financial reporting as of December 31, 2008 included in its Annual Report on Form 10-K for the year ended December 31, 2008, and the consolidated financial statements of Virgin Media Investment Holdings Limited and subsidiaries included in its Current Report on Form 8-K dated May 27, 2009, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in its reports thereon, included therein, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Such consolidated financial statements and financial statement schedule of Virgin Media Inc. and subsidiaries, management's assessment of the effectiveness of Virgin Media Inc. and subsidiaries' internal control over financial reporting as of December 31, 2008, and such consolidated financial statements of Virgin Media Investment Holdings Limited and subsidiaries have been incorporated by reference into this prospectus supplement and the accompanying prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Enforceability of Civil Liabilities

        The issuer is a public limited company incorporated under the laws of England and Wales with its registered office and principal place of business in England. The issuer and all of the guarantors are holding companies with no independent operations or significant assets other than investments in their respective subsidiaries. As a result, it may not be possible for you to recover any payments of principal, premium, interest, Additional Amounts or purchase price with respect to the notes or other payments or claims in the United States upon judgments of U.S. courts for any such payments or claims. The United States and England do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt, sum of money, payment or claim rendered by any U.S. court based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not automatically be enforceable in England. In order to enforce such a U.S. judgment in England, proceedings must be initiated by way of common law action before a court of competent jurisdiction in England. In the case of any judgment by any U.S. court, an English court will, subject to what is said below, normally order summary judgment on the basis that there is no defense to the claim for payment and will not reinvestigate the merits of the original dispute and therefore will treat the U.S. judgment as creating a valid debt upon which the judgment creditor could bring an action for payment any relevant assets of the issuer and any of the guarantors, as long as, among other things:

  •
  the U.S. court had jurisdiction over the original proceeding;

  •
  the judgment is final and conclusive on the merits;

  •
  the judgment does not contravene English public policy;

  •
  the judgment must not be for a tax, penalty or a judgment arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained; and

  •
  the judgment has not been obtained by fraud or in breach of the principles of natural justice.

        Based on the foregoing and subject to matters referred to in "Description of the Intercreditor Deeds," there can be no assurance that you will be able to enforce in England judgments in civil and commercial matters obtained in any U.S. court. There is doubt as to whether an English court would impose civil liability in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in England.

Listing and General Information

Listing

        The issuer will make an application to list the notes on the Official List of the Luxembourg Stock Exchange and for admission to trading on the Euro MTF market of the Luxembourg Stock Exchange in accordance with the rules of that exchange. Notice of any optional redemption, change of control or any change in the rate of interest payable on the notes will be published in a Luxembourg newspaper of general circulation, which is expected to be the Luxemburger Wort, or on the website of the Luxembourg Stock Exchange (www.bourse.lu).

        For so long as the notes are listed on the Luxembourg Stock Exchange and the rules of that exchange require, copies of the following documents, including any future amendments, may be inspected and obtained at the specified office of the listing agent in Luxembourg during normal business hours on any weekday:

  •
  the organizational documents of the issuer;

  •
  our most recent audited consolidated financial statements and any interim quarterly financial statements we publish;

  •
  this prospectus supplement and the accompanying prospectus;

  •
  the underwriting agreement relating to the notes; and

  •
  the indenture relating to the notes, which includes the form of the notes.

        For so long as the notes are listed on the Luxembourg Stock Exchange and the rules of that exchange require, copies of the articles of incorporation and bylaws, or other constitutional documents as applicable, of the issuer, Virgin Media Inc., Virgin Media Group LLC, Virgin Media Holdings Inc., Virgin Media (UK) Group, Inc., Virgin Media Communications Limited and VMIH will be available free of charge at the offices of the paying agent in Luxembourg.

        The issuer will maintain a paying and transfer agent in Luxembourg for as long as any of the notes are listed on the Luxembourg Stock Exchange. The issuer reserves the right to vary such appointment and we will publish notice of such change of appointment in a newspaper having a general circulation in Luxembourg, which is expected to be the Luxemburger Wort, or on the website of the Luxembourg Stock Exchange (www.bourse.lu).

        Our fiscal year ends December 31. The issuer files its statutory annual accounts with the Companies House of England and Wales but does not otherwise publish its financial statements. Virgin Media Inc. currently prepares consolidated annual and quarterly reports pursuant to the Exchange Act. Virgin Media Investment Holdings Limited publishes its annual and quarterly reports pursuant to the Exchange Act and files its statutory annual accounts with the Companies House of England and Wales. None of the other guarantors currently publishes financial statements other than, in the case of Virgin Media Communications Limited incorporated in England and Wales, filing its statutory annual accounts with the Companies House of England and Wales. Virgin Media Inc.'s most recent audited consolidated financial statements and interim quarterly financial statements are available free of charge at the office of our Luxembourg paying agent. Virgin Media Inc.'s financial statements will be made available free of charge at the office of our Luxembourg paying agent. Our independent registered public accounting firm is Ernst & Young LLP, whose registered office is 1 More London Place, London SE1 2AF, United Kingdom.

Clearing information

        The CUSIP number assigned to the dollar denominated notes is                        and the ISIN number is                        .

        The ISIN number assigned to the sterling denominated notes is                        and the common code is                        .

Legal information

        The issuer is a public limited company incorporated on March 3, 2004 under the laws of England and Wales.

        The issued share capital of the issuer is £92,456, divided into 92,456 fully paid ordinary shares of £1.00 each. The authorized share capital of the issuer is £5,000,000, divided into 5,000,000 ordinary shares of £1.00 each. Its registered address is 160 Great Portland Street, London W1W 5QA, United Kingdom. The directors of the issuer are Robert Gale and Robert Mackenzie. The directors can be contacted at the registered address of the issuer.

        The creation and issuance of the notes and the execution of the indenture has been authorized by a resolution of the issuer's board of directors passed at a meeting of the issuer's board of directors held on October 27, 2009. The guarantees have been authorized by resolution of the board of directors, or equivalent body, where applicable, of each of the following companies:

  •
  Virgin Media Inc., by resolutions passed at a meeting of the board of directors held on September 11, 2009.

  •
  Virgin Media Group LLC, by unanimous written consent of the sole director dated October 28, 2009.

  •
  Virgin Media Holdings Inc., by unanimous written consent of the sole director dated October 28, 2009.

  •
  Virgin Media (UK) Group, Inc., by resolutions passed at a meeting of the board of directors held on October 27, 2009.

  •
  Virgin Media Communications Limited, by resolutions passed at a meeting of the board of directors held on October 27, 2009.

  •
  VMIH, by resolutions passed at a meeting of the board of directors held on October 27, 2009.

        Virgin Media Inc. was incorporated on November 12, 2003 under the laws of the State of Delaware, United States of America. Its issued share capital is divided into 329,163,923 fully paid, non-assessable shares of common stock with a par value of $0.01 as of October 30, 2009 (excluding 1,280,000 unvested shares of restricted stock held in escrow). Its authorized share capital is 1,305,000,000 shares, consisting of 1,000,000,000 shares of common stock, 300,000,000 shares of Class B redeemable common stock and 5,000,000 shares of preferred stock, with a par value of $0.01 per share.

        Virgin Media Group LLC was formed on June 7, 2006 under the laws of the State of Delaware, United States of America. Its issued share capital is divided into 1,236,142,205 shares of common stock with a par value of $10.00 per share.

        Virgin Media Holdings Inc. was incorporated on April 12, 1993 under the laws of the State of Delaware, United States of America. Its issued share capital is divided into 1,000 fully paid, non-assessable shares with a par value of $0.01. Its authorized share capital is 405,000,000 shares, consisting of 400,000,000 shares of common stock with a par value of $0.01 per share and 5,000,000 shares of preferred stock with a par value of $0.01 per share.

        Virgin Media (UK) Group, Inc. was incorporated on May 24, 1993 under the laws of the State of Delaware, United States of America. Its issued share capital is divided into 3,459 fully paid, non-assessable shares of class A common stock with a par value of $0.01 and 4,972 fully paid, non-assessable shares of class B common stock with a par value of $0.01. Its authorized share capital is

6,000 shares of class A common stock with a par value of $0.01 and 10,000 shares of class B common stock with a par value of $0.01 per share. It is registered as a foreign company under the laws of England and Wales, and its registered address in England is at 160 Great Portland Street, London W1W 5QA, United Kingdom. Its directors are Robert Mackenzie and Robert Gale. The directors can be contacted at the company's registered address.

        Virgin Media Communications Limited was incorporated on March 4, 1998 under the laws of England and Wales. Its issued share capital is £1,615 divided into 1,614,776 fully paid ordinary shares of £0.001 each. Its authorized share capital is £2,000 divided into 2,000,000 ordinary shares of £0.001 each. Its registered address is at 160 Great Portland Street, London W1W 5QA, United Kingdom. Its directors are Robert Gale and Robert Mackenzie. The directors can be contacted at the company's registered address.

        VMIH was incorporated on March 15, 1996 under the laws of England and Wales. Its issued share capital is £225 divided into 224,552 fully paid ordinary shares of £0.001 each. Its authorized share capital is £1,000 divided into 1,000,000 ordinary shares of £0.001 each. Its registered address is at 160 Great Portland Street, London W1W 5QA, United Kingdom. Its directors are Robert Gale and Robert Mackenzie. The directors can be contacted at the company's registered address.

PROSPECTUS

VIRGIN MEDIA FINANCE PLC

Debt Securities

Fully and Unconditionally Guaranteed by Virgin Media Inc.

        By this prospectus, we may from time to time offer debt securities of Virgin Media Finance PLC in one or more offerings. Virgin Media Inc. will fully and unconditionally guarantee the payment obligations of the debt securities of Virgin Media Finance PLC issued under this prospectus. In addition, the payment obligations of the debt securities of Virgin Media Finance PLC will be guaranteed by Virgin Media Group LLC, Virgin Media Holdings Inc., Virgin Media (UK) Group, Inc., Virgin Media Communications Limited and Virgin Media Investment Holdings Limited, wholly-owned subsidiaries of Virgin Media Inc. We will provide the specific terms of these securities in supplements to this prospectus.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus, before you invest.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated May 27, 2009

        This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell debt securities in one or more offerings.

        Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities offered, including the specific amounts, prices and terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus.

        You should carefully read both this prospectus and the applicable prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

        As used in this prospectus, all references to the "Company," "Virgin Media," the "Registrant," "we," "us" and "our," and all similar references, are to Virgin Media Inc. and all of its consolidated subsidiaries (including Virgin Media Finance PLC), unless otherwise stated or the context otherwise requires.

i

 Where You Can Find More Information

        Virgin Media is subject to the information and reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, it files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that Virgin Media files at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the internet website maintained by the SEC at www.sec.gov.

        The SEC allows us to incorporate by reference into this prospectus the information filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. The information in the documents incorporated by reference is considered to be part of this prospectus. Information in documents that we file with the SEC after the date of this prospectus and that are incorporated or deemed to be incorporated by reference into this prospectus will automatically update and, where applicable, supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings Virgin Media may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering.

Virgin Media Inc. Filings	Period and Date Filed
Annual Report on Form 10-K	Year ended December 31, 2008, as filed on February 26, 2009.
Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2009, as filed on May 6, 2009.
Current Reports on Form 8-K	Filed on March 4, 2009, April 10, 2009, May 19, 2009, and May 27, 2009.

        In our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, we (i) reclassified our sit-up reporting unit as assets and liabilities held for sale and discontinued operations, (ii) reported segment results based on a new operating segment structure and (iii) reflected the retroactive application of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments that may be Settled in Cash Upon Conversion (Including Partial Cash Settlement), or FSP APB 14-1, which requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer's nonconvertible debt borrowing rate. Our Current Report on Form 8-K filed on May 27, 2009, which is incorporated in this prospectus by reference, revises historical financial and other information included in our Annual Report on Form 10-K for the year ended December 31, 2008 to reflect the sit-up reporting unit as assets and liabilities held for sale and discontinued operations, the revised operating segment structure and retroactive application of FSP APB 14-1.

        We are not incorporating by reference any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

        You may request a copy of the information incorporated in this prospectus by reference, at no cost, by writing or telephoning Virgin Media's office of Investor Relations:

Virgin Media Inc.
909 Third Avenue, Suite 2863
New York, New York 10022
United States
Attention: Investor Relations
Telephone: +1 (212) 906-8440 or +44 (0) 2072 995479
For general inquiries concerning us please call:
+1 (212) 906-8440

        You may also obtain a copy of these filings from our website at www.virginmedia.com. The investor relations section of our website can be accessed under the heading "About Virgin Media—Investors Information." The information on our website or any other website referenced in this prospectus is not intended to be incorporated by reference and should not be considered a part of this prospectus.

        You should rely only upon the information provided in this prospectus and in the relevant prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than that on the front cover of the document.

        Virgin Media has filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference in this prospectus at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's Internet site, as listed above.

Forward-Looking Statements

        Various statements contained in this document or incorporated by reference herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy," and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors, among others, include:

  •
  the ability to compete with a range of other communications and content providers;

  •
  the ability to manage customer churn;

  •
  the ability to maintain and upgrade our networks in a cost-effective and timely manner;

  •
  the ability to implement our restructuring plan successfully and realize the anticipated benefits;

  •
  the general deterioration in economic conditions;

  •
  the continued right to use the Virgin name and logo;

  •
  possible losses in revenues due to systems failures;

  •
  the ability to provide attractive programming at a reasonable cost;

  •
  the ability to control unauthorized access to our network;

  •
  the effect of technological changes on our businesses;

  •
  the reliance on single-source suppliers for some equipment, software and services and third party distributors of our mobile services;

  •
  currency and interest rate fluctuations;

  •
  the ability to fund debt service obligations through operating cash flow and refinance our debt obligations;

  •
  the ability to obtain additional financing in the future;

  •
  the ability to comply with restrictive covenants in our indebtedness agreements; and

  •
  the extent to which our future cash flow will be sufficient to cover our fixed charges.

        These and other factors are discussed in more detail under Item 1A "Risk Factors" in our Annual Report on Form 10-K incorporated by reference into this prospectus. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Virgin Media

        Virgin Media is a leading U.K. entertainment and communications business providing a "quad-play" offering of broadband, television, mobile telephone, and fixed line telephone services, together with one of the most advanced television on-demand services available in the U.K. market. As of December 31, 2008, we were the U.K.'s largest residential broadband provider and mobile virtual network operator, and the second largest provider of pay television and fixed line telephone services by number of customers. Through ntl:Telewest Business, which also operates as part of the Virgin Media group, we provide a complete portfolio of voice, data and internet solutions to leading businesses, public sector organizations and service providers in the U.K. We also provide a broad range of programming through Virgin Media Television, or Virgin Media TV, which operates our owned channels, such as Virgin1, Living and Bravo and through UKTV, our joint ventures with BBC Worldwide.

        Virgin Media Finance PLC is a public limited company organized under the laws of England and Wales. Virgin Media Inc. is a Delaware corporation. Our group's principal executive offices are located at 909 Third Avenue, Suite 2863, New York, New York 10022, and our telephone number at that address is +1 (212) 906-8440.

Ratio of Earnings to Fixed Charges

        The following table sets forth the historical ratios of earnings to fixed charges of Virgin Media for the periods indicated. For the years ended December 31, 2008, 2007 and 2006, the table reflects historical financial information that has been subsequently revised to reflect the sit-up reporting unit as discontinued operations and retroactive application of FSP APB 14-1, as included in our Current Report on Form 8-K filed with the SEC on May 27, 2009, which is incorporated in this prospectus by reference.

	Three months ended March 31,	Year ended December 31,
	2009	2008	2007	2006	2005	2004
	(in millions)
Fixed charges:
Interest	£109.0	£499.4	£514.1	£457.5	£235.8	£271.0
Interest portion of rental expense	16.2	15.2	20.3	17.4	14.2	14.9

Fixed Charges	£125.2	£514.6	£534.4	£474.9	£250.0	£285.9

Earnings:
Loss from continuing operations	£(125.5)	£(848.9)	£(461.1)	£(520.6)	£(221.9)	£(504.4)
Fixed charges	125.2	514.6	534.4	474.9	250.0	285.9
Less: capitalized interest	—	—	—	—	—	—

(Deficit) earnings	£(0.3)	£(334.3)	£73.3	£(45.7)	£28.1	£(218.5)

Deficiency(1)	£(125.5)	£(848.9)	£(461.1)	£(520.6)	£(221.9)	£(504.4)

(1)
Earnings for each of the periods presented were inadequate to cover fixed charges by the amounts indicated in this row.

Use of Proceeds

        We intend to use the net proceeds from any sale of debt securities as set forth in the applicable prospectus supplement.

1

 Description of Securities We May Offer

        We may from time to time offer debt securities of Virgin Media Finance PLC in one or more offerings. Virgin Media Inc. will unconditionally guarantee the payment obligations of the debt securities of Virgin Media Finance PLC issued under this prospectus. In addition, the payment obligations of the debt securities of Virgin Media Finance PLC will be guaranteed by Virgin Media Group LLC, Virgin Media Holdings Inc., Virgin Media (UK) Group, Inc., Virgin Media Communications Limited and Virgin Media Investment Holdings Limited, wholly-owned subsidiaries of Virgin Media Inc. The terms of any series of debt securities that we offer will be described in the applicable prospectus supplement.

Plan of Distribution

        We may offer and sell securities in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers or through any combination of these methods.

        A prospectus supplement relating to a particular offering of securities may include the following information:

  •
  the terms of the offering;

  •
  the names of any underwriters or agents;

  •
  the purchase price of the securities;

  •
  the net proceeds to us from the sale of the securities;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any initial public offering price; and

  •
  any discounts or concessions allowed or reallowed or paid to dealers.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Validity of the Securities

        In connection with particular offerings of the securities, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for Virgin Media by Fried, Frank, Harris, Shriver & Jacobson (London) LLP, London, England, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

Experts

        The consolidated financial statements and financial statement schedule of Virgin Media Inc. and subsidiaries included in its Current Report on Form 8-K dated May 27, 2009, the effectiveness of Virgin Media Inc. and subsidiaries' internal control over financial reporting as of December 31, 2008 included in its Annual Report on Form 10-K for the year ended December 31, 2008, and the consolidated financial statements of Virgin Media Investment Holdings Limited and subsidiaries included in its Current Report on Form 8-K dated May 27, 2009, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in its reports thereon, included therein, which are incorporated by reference into this prospectus. Such consolidated financial statements and financial statement schedule of Virgin Media Inc. and subsidiaries, management's

2

assessment of the effectiveness of Virgin Media Inc. and subsidiaries' internal control over financial reporting as of December 31, 2008, and such consolidated financial statements of Virgin Media Investment Holdings Limited and subsidiaries have been incorporated by reference into this prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

3

£500,000,000
Virgin Media Finance PLC
$            % Senior Notes due 2019
£            % Senior Notes due 2019

Deutsche Bank	BNP PARIBAS

CALYON Crédit Agricole CIB	Goldman, Sachs & Co.	HSBC	J.P. Morgan	RBS

UBS Investment Bank